As filed with the Securities and Exchange Commission on February 22, 1999

                                                Registration No. 333-70693
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              -------------------

                             AMENDMENT NO. 1

                                    to

                                   FORM S-1
                            REGISTRATION STATEMENT

                                     Under

                          THE SECURITIES ACT OF 1933

                              -------------------
                               Multex.com, Inc.
            (Exact Name of Registrant as Specified in its Charter)

                              -------------------
       Delaware                      7375                  22-3253344
   (State or Other       (Primary Standard Industrial   (I.R.S. Employer
   Jurisdiction of        Classification Code Number)Identification Number)
   Incorporation or
    Organization)

                           33 Maiden Lane, 5th Floor
                           New York, New York 10038
                                (212) 859-9800
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                              -------------------
                                 Isaak Karaev
                     President and Chief Executive Officer
                               Multex.com, Inc.
                           33 Maiden Lane, 5th Floor
                           New York, New York 10038
                                (212) 859-9800
           (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)

                              -------------------
                                  Copies to:
      Alexander D. Lynch, Esq.               Philip P. Rossetti, Esq.
      Brian B. Margolis, Esq.              Joseph E. Mullaney III, Esq.
  Brobeck, Phleger & Harrison LLP                Hale and Dorr LLP
     1633 Broadway, 47th Floor                    60 State Street
      New York, New York 10019              Boston, Massachusetts 02109
           (212) 581-1600                         (617) 526-6000
                              -------------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                              -------------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell securities, and we are not soliciting offers to buy these       +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED FEBRUARY 22, 1999

                                 [LOGO] MULTEX.COM

                             3,000,000 Shares

                                  Common Stock

  Multex.com, Inc. is offering 3,000,000 shares of its common stock. This is Multex.com's initial public offering, and no public market currently exists for its shares. We have applied to have the shares we are offering approved for quotation on the Nasdaq National Market under the symbol "MLTX." We anticipate that the initial public offering price will be between $9.00 and $11.00 per share.

                                --------------

                 Investing in our common stock involves risks.

                  See "Risk Factors" beginning on page 7.

                                --------------

                                                             Per Share  Total
                                                             ---------  -----
Public Offering Price....................................... $         $
Underwriting Discounts and Commissions...................... $         $
Proceeds to Multex.com...................................... $         $

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  Multex.com and some of its existing stockholders have granted the underwriters a 30-day option to purchase up to an additional 450,000 shares of common stock to cover over-allotments. BancBoston Robertson Stephens Inc.
expects to deliver the shares of common stock to purchasers on    , 1999.

                                --------------

BancBoston Robertson Stephens

                                CIBC Oppenheimer

                                Dain Rauscher Wessels
                                a division of Dain Rauscher Incorporated

               The date of this prospectus is       , 1999.

  Description of graphics on inside front and back cover pages of prospectus:

  Inside front cover (first page of six-page gate-fold):

    The page depicts the four types of Multex.com subscribers and users:

    . brokers and research providers;

    . corporations;

    . institutional investors;

    . and individual investors.

      The caption on the bottom of the page is:

    Multex.com

    The Online Investment Research Network(TM)

  First inside page of gate-fold (second page of six-page gate-fold):

    The diagram on this page presents how Multex.com distributes investment research and information. At the top of the diagram is a block of text listing on a separate line, the general category of "global investment research providers," and then on separate lines, the following sub-categories: "brokerage firms, investment banks and third-party research providers." Connected to this block of text by an arrow is a rectangle representing the Internet. The Internet rectangle is connected by an arrow to the Multex.com logo, which in turn is connected by an arrow to a rectangle called "Distribution." The "Distribution" rectangle is connected to four circles. The first circle represents brokers and research providers. The second circle represents institutional investors. The third circle represents corporations. The fourth circle represents individual investors.

      The text on the top of this page is:

    "Multex.com"

    "The Online Investment Research Network"

    "Multex.com is a leading provider of online investment research services. Multex.com enables timely access to over 1,000,000 research reports from more than 400 investment banks, brokerage firms and third-party research providers worldwide. More than 600,000 investors and financial professionals have access to Multex.com's online research services."

      "The diagram below highlights the way Multex.com collects and processes investment research. Multex.com distributes research reports and investment information over the Internet and through strategic distribution relationships to brokers and research providers, institutional investors, corporations and individual investors."

  Second inside page (third inside page of six-page gate-fold):

    This page pictures the logos of selected research providers.

  The text on the top of the page is:

    "Selected Research Providers (from over 400 providers worldwide)"

  Logos for each of the following are pictured:

  Merrill Lynch          JP Morgan                     PaineWebber
  Warburg Dillon Read    BTAlex.Brown                  Morgan Stanley Dean Witter
  BancBoston Robertson
   Stephens              Dresdner Kleinwort Benson     CIBC Oppenheimer
  Hambrecht & Quist      Schroder Securities Ltd.      Salomon Smith Barney
  ING Barings            Keefe, Bruyette & Woods       Deutsche Morgan Grenfell
  SG Securities PTE      ABN Amro Chicago Corporation  Dain Rauscher Wessels
  Piper Jaffray          Brown Brothers Harriman & Co. Jardine Fleming Holdings Ltd.
  Credit Lyonnais Europe Credit Suisse First Boston    J.C. Bradford & Co.
  Commerzbank AG         Interstate/Johnson Lane       Gruntal & Co.
  Bear Stearns & Co.
   Inc.                  RBC Dominion Securities Inc.  Standard & Poor's
  Daiwa Institute of
   Research Ltd.         Cazenove & Co.                Jefferies & Company, Inc.

  Two inside pages of back cover:

  The pages fold out to four quadrants with each dedicated to a Multex.com product.

  On the top left of the two pages is a square diagram divided into four sections. Three sections show different web pages of MultexEXPRESS. The fourth section has a line-drawing depicting brokers and research providers. The text along the left side of the boxes reads "Brokers & Research Providers." The text on the right side of the boxes reads:

    "Brokers & Research Providers"

      "Over 400 investment banks, brokerage firms and third-party providers contribute financial research reports to Multex.com for real-time commingled distribution to their institutional clients via MultexNET. With MultexEXPRESS these firms can distribute their own proprietary financial research and corporate documents to their internal staff and customers over the Internet or through their own corporate intranet.

  On the bottom left of the two pages is a square diagram divided into four sections. Three sections show different web pages of MultexNET. The fourth section has a line-drawing depicting institutional investors. The text along the left side of the boxes reads "Institutional Investors." The text on the right side of the boxes reads:

    "Institutional Investors"

      "Over 11,000 mutual fund managers, portfolio managers, and other institutional investors are able to use MultexNET, which offers timely online access to over 1,000,000 research reports and other investment information from more than 400 contributors."

  On the top right of the two pages is a square diagram divided into four sections. Three sections show different web pages of Multex Research-On-Demand. The fourth section has a line-drawing depicting a presentation in a corporate conference room. The text on the right side of the boxes reads "Corporations." The text on the left side of the boxes reads:

    "Corporations"

      "Financial institutions and corporations access Multex Research-On-Demand both directly and through various online distribution partners. This service provides access to recently published reports on a pay-per-view basis."

  On the bottom right of the two pages is a square diagram divided into four sections. Three sections show different web pages of Multex Investor Network. The fourth section has a line-drawing depicting a person reading a paper on a chair. The text on the right side of the boxes reads "Individual Investors." The text on the left side of the boxes reads:

    "Individual Investors"

      "The Multex Investor Network (www.multexinvestor.com) is an interactive member community for individual investors. The service offers investment content from Multex.com, sponsoring brokerage firms and investment banks, as well as member generated content. Members also have access to over 250,000 premium "pay-per-view" reports from over 250 research providers."

  The center of the two pages has the Multex.com logo with lines attaching it to each of the four square diagrams.

  The inside fold of the back cover is divided into two parts. The top half pictures logos of online distribution partners targeting institutional investors and the bottom half pictures logos for online distribution partners targeting individual investors.

The text on the top of the page is:

    "Online Distribution Partners Targeting Institutional Investors"

    Logos for each of the following are pictured:

     Bloomberg     Reuters                              Disclosure/Global Access
     Bridge        Automatic Data Processing Inc.       Dow Jones Interactive
     Wavephore
      Newscast     CompuServe

      A caption under this section notifies the reader that partnerships with Bridge and CompuServe are expected to commence in 1999.

The text on the bottom half of this page is:

    "Online Distribution Partners Targeting Individual Investors"

    Logos for each of the following are pictured:

     America Online                 CBS MarketWatch.com Wall Street Journal.com
     Quote.com                      CNNfn               Bloomberg.com
     Data Broadcasting Corporation  Edgar Online        Hoover's Online
     MediaOne                       Big Charts          ZD Net

The back cover contains the Multex.com logo in the center.

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus. In this prospectus, references to "Multex.com", "we", "us" and "our" refer to Multex.com, Inc. and its consolidated subsidiaries.

  Until        , 1999 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                             ---------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   4
Risk Factors.............................................................   7
Forward-Looking Statements...............................................  19
Our Address and Telephone Number.........................................  19
Use of Proceeds..........................................................  20
Dividend Policy..........................................................  20
Capitalization...........................................................  21
Dilution.................................................................  22
Selected Consolidated Financial Data.....................................  23
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  24
Business.................................................................  33
Management...............................................................  47
Certain Transactions.....................................................  56
Principal Stockholders...................................................  58
Description of Capital Stock.............................................  61
Shares Eligible for Future Sale..........................................  65
Underwriting.............................................................  67
Legal Matters............................................................  69
Experts..................................................................  69
Additional Information...................................................  70
Index to Consolidated Financial Statements............................... F-1

                             ---------------------

  MultexNET(R) and the Multex.com logos are registered trademarks and service marks of Multex.com. MultexEXPRESS, Multex Research-On-Demand, Multex Investor Network and the Multex.com logo are trademarks and service marks of Multex.com. This prospectus contains other trade names, trademarks and service marks of Multex.com and of other companies.

                                    SUMMARY

  Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus, including "Risk Factors" and the Consolidated Financial Statements and the related Notes, before deciding to invest in our common stock.

                                Multex.com

  Multex.com is a leading provider of online investment research and information services designed to meet the needs of individual and institutional investors, including investment banks, brokerage firms and corporations. Our services enable timely online access to over 1,000,000 research reports and other investment information on over 15,000 companies from more than 400 investment banks, brokerage firms and third-party research providers worldwide. We offer research reports from 18 of the 20 leading U.S. investment banks and brokerage firms according to the Institutional Investor rankings, including Merrill Lynch, Morgan Stanley Dean Witter, Goldman Sachs and Salomon Smith Barney. Through various arrangements, more than 600,000 individual investors, institutional investors and financial professionals, including mutual fund managers, portfolio managers, brokers and their clients, are able to use our services. In addition to making our services available through our own Web sites, we have established a number of strategic distribution relationships to reach both the individual investor market and the institutional investor market, including relationships with America Online, Automatic Data Processing, Bloomberg, Bridge, Dow Jones and Reuters.

  In recent years, there has been substantial growth in the ownership of equity and fixed income securities worldwide. The proliferation in equity ownership and associated trading activity has created a need for more investment research and market information on the part of investors who seek higher returns on their portfolios. The emergence of the Internet as a tool for communications and commerce is also rapidly changing the markets for financial transactions and information services. Consequently, individuals are showing strong preferences for transacting various types of business, including trading securities, via the Internet, rather than in person or over the telephone. Individual investors have accepted and even welcomed self-directed online transactions because these transactions can be faster, less expensive and more convenient than transactions conducted through a human intermediary. As these individual investors seek to independently manage their financial assets, they are increasingly seeking investment research and other financial reports online.

  Our services facilitate the timely receipt and exchange of investment research and information between individual and institutional investors and investment banks, brokerage firms and third-party research providers worldwide. We provide access to the investment research and information necessary to make critical investment decisions and enable research providers to target their research more effectively. Our services include:

  . MultexNET--enables institutional investors to access commingled investment research reports from multiple sources on a real-time basis;

  . MultexEXPRESS--enables investment banks, brokerage firms and other financial institutions to distribute their proprietary financial research as well as other corporate documents to their employees and selected customers;

  . Multex Research-On-Demand--offers corporations, financial institutions and advisors, institutional investors, other professional service firms and libraries the ability to access more than 450,000 research reports and other information from over 250 MultexNET research providers; and

  . Multex Investor Network--targets the rapidly growing individual investor market and offers its members access to over 250,000 research reports from over 250 investment banks, brokerage firms and third-party research providers.

  Our objective is to become the leading provider of online investment research services for the individual and institutional investment community. Key elements of our strategy are to:

  . continue to grow the size and quality of our investment research database, as well as add distribution channels, in order to increase the sales of MultexNET and Multex Research-On-Demand;

  . leverage our proprietary Web-based technology platform in order to increase the number of MultexEXPRESS installations;

  . increase awareness of (i) the Multex.com brand among individual investors as a means to grow membership of the Multex Investor Network, which will drive the sale of sponsorships and advertising and generate pay-per-view revenue, and (ii) the family of Multex.com branded and co-branded Web sites; and

  . utilize our existing proprietary technology to create additional revenue sources from new products and services.

                              --------------------

  Except as otherwise noted, all information in this prospectus:

  . reflects the automatic conversion of all of our outstanding shares of preferred stock into an aggregate of 14,861,112 shares of common stock upon the completion of this offering;


  . reflects a one-for-two reverse stock split of all of our outstanding shares of common stock to be effected before the completion of this offering; and

  . assumes no exercise of the underwriters' over-allotment option.


                              --------------------

 Information contained on our Web sites should not be considered a part of this prospectus.

                                  The Offering

Common stock offered by Multex.com......  3,000,000 shares

Common stock to be outstanding after
 this offering..........................  21,112,237 shares
Use of proceeds.........................  For expansion of our sales and mar-
                                          keting efforts, expansion of our in-
                                          ternational operations, capital ex-
                                          penditures, general corporate pur-
                                          poses and possible acquisitions. See
                                          "Use of Proceeds."
Proposed Nasdaq National Market           MLTX
 symbol.................................

                      Summary Consolidated Financial Data
                     (in thousands, except per share data)

  Set forth below are the consolidated statement of operations data for the years ended December 31, 1996, 1997 and 1998, and the consolidated balance sheet data, as of December 31, 1998, on an actual basis and on a pro forma as adjusted basis to give effect to (i) the sale by Multex.com of 3,000,000 shares of common stock in this offering at an assumed initial public offering price of $10.00 per share, after deducting the underwriting discounts and estimated offering expenses payable by Multex.com, and the application of the net proceeds from this offering, and (ii) the conversion of our preferred stock into an aggregate of 14,861,112 shares of common stock upon the completion of this offering.

                                                    Year Ended December 31,
                                                    --------------------------
                                                     1996     1997      1998
                                                    -------  -------  --------
Statement of Operations Data:
Revenues........................................... $ 2,647  $ 6,014  $ 13,182
Gross profit.......................................   1,837    4,782    10,287
Loss from operations...............................  (6,470)  (8,162)   (8,901)
Net loss........................................... $(6,410) $(8,037) $ (9,743)
Pro forma net loss per share.......................     --       --   $  (0.55)
Pro forma weighted average shares outstanding......     --       --     17,708

                                                           December 31, 1998
                                                          ---------------------
                                                                     Pro forma
                                                           Actual   as adjusted
                                                          --------  -----------
Balance Sheet Data:
Cash and cash equivalents, and marketable securities..... $ 22,332   $ 49,332
Working capital..........................................   19,736     46,736
Total assets.............................................   27,968     54,968
Deferred revenues........................................    2,683      2,683
Convertible preferred stock..............................   59,860        --
Total stockholders' (deficit) equity ....................  (37,215)    49,645

                                  RISK FACTORS

  Any investment in our shares of common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

                        Risks Related to Our Operations

We have a limited operating history

  Although we commenced our operations in April 1993, all of our current services were launched since June 1996. Accordingly, we have a limited operating history upon which you can evaluate our business. In order to be successful, we must increase our revenues from subscription fees for MultexNET and MultexEXPRESS, generate additional sales of investment research on a pay-per-view basis through Multex Research-On-Demand and attract more users to Multex Investor Network. However, as an early stage company in the new and rapidly evolving market for the distribution of investment research and other information over the Internet, we face numerous risks and uncertainties. Some of these risks relate to our ability to:

  . anticipate and adapt to the changing Internet market;

  . attract more subscribers;

  . continue to collect investment research and other financial information from our research and information providers;

  . implement our sales and marketing initiatives, both domestically and internationally;

  . attract, retain and motivate qualified personnel;

  . respond to actions taken by our competitors;

  . continue to build an infrastructure to effectively manage our growth and handle any future increased usage; and

  . integrate acquired businesses, technologies, products and services.

  If we are unsuccessful in addressing these risks or in executing our business strategy, our business, results of operations and financial condition will be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We have a history of losses and expect future losses

  Since our incorporation, we have not been profitable on an annual or quarterly basis. We incurred net losses of $6.4 million, $8.0 million and $9.7 million for the years ended December 31, 1996, 1997 and 1998. We expect operating losses and negative cash flows to continue for the foreseeable future as we continue to incur significant operating expenses and make capital investments in our business. We may not ever generate sufficient revenues to achieve profitability. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future. At December 31, 1998, we had an accumulated deficit of $32.1 million. We have financed our operations to date primarily through the sale of equity securities. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Fluctuations in our operating results may negatively impact our stock price

  Our revenues, margins and operating results have fluctuated significantly in the past and are expected to continue to fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. These factors include:

  .demand for our services;

  .the size and timing of both new and renewal subscriptions;

  .the number, timing and significance of new services introduced by us and our competitors;

  .our ability to develop, market and introduce new and enhanced services on a timely basis;

  .the level of service and price competition;

  .changes in operating expenses;

  .changes in the mix of services offered;

  .changes in our sales incentive strategy;

  .sharp declines in the volume of securities transactions or the prices of securities generally; and

  .general economic factors.

  Our cost of revenues consists principally of distribution fees and royalties which fluctuate depending upon the demand for our services, and fixed telecommunications costs. In addition, a substantial portion of our operating expenses is related to personnel costs, marketing programs and overhead, which cannot be adjusted quickly and are therefore relatively fixed in the short term. Our operating expense levels are based, in significant part, on our expectations of future revenues on a quarterly basis. If actual revenues on a quarterly basis are below management's expectations, or if our expenses precede increased revenues, both gross margins and results of operations would be materially and adversely affected because a relatively small amount of our costs and expenses varies with our revenues in the short term.

  Due to all of the foregoing factors and the other risks discussed in this prospectus, you should not rely on period-to-period comparisons of our results of operations as an indication of future performance. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In this event, the market price of our common stock is likely to fall. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Selected Unaudited Quarterly Results of Operations."

We are dependent on research and information providers and our business would be materially and adversely affected if we were to lose one or more significant research or information providers

  The loss of a major research or information provider would harm our business

  We are dependent upon the continued provision of high-quality investment research reports from investment banks, brokerage firms and third-party research providers. Some of these arrangements are not embodied in written contracts and many of these arrangements can be terminated by the provider on short notice. At present, approximately 60% of our over 400 information providers permit us to offer the research for sale after a specified embargo period, generally 15 days. The remaining information providers do not permit these sales. Many of our providers of research reports and other information compete with one another and, to some extent, with us for subscribers. None of these information providers have arrangements to provide research or information exclusively to us. The loss of one or more significant information providers would decrease the research and other information which we can offer our users and would have a material and adverse effect on our business, results of operations and financial condition.

  Royalty payments to research providers increase our costs

  Royalties payable to our information providers to obtain distribution rights to research reports included in Multex Research-On-Demand constitute a significant portion of our cost of revenues. If we are required to increase the royalties payable to these information providers, these increased royalty payments could have a material and adverse effect on our business, results of operations and financial condition. See "Business--Research and Information Providers."

  Some of our competitors are parties to exclusive distribution agreements

  A number of leading investment banks, brokerage firms and third-party research providers are parties to exclusive distribution arrangements with our competitors, including First Call Corporation and The Investext Group (both of which are subsidiaries of Thomson Financial Services, Inc., a leading worldwide provider of financial information services). Consequently, we cannot provide our users with the investment research and other information provided by these investment banks, brokerage firms and third-party research providers, which may put us at a competitive disadvantage. In the event that additional investment banks, brokerage firms and third-party research providers enter into exclusive distribution arrangements or that we are hindered in our ability to offer our own services due to the lack of content from these investment banks, brokerage firms and third-party research providers, our business, results of operations and financial condition would be materially and adversely affected. See "Business--Strategy" and "--Services."

  Unauthorized distribution of research reports could harm us

  Our proprietary software technology enables us to distribute a particular research report or other financial information only to those users who have been authorized or entitled to access the report by the information provider. In particular, approximately 40% of our information providers currently supply us with research reports and other financial information that is available only to the customers of that information provider. We might inadvertently distribute a particular report to a user who is not so authorized or entitled, which could subject us to a claim for damages by the information provider or which could harm our reputation in the marketplace, either of which could have a material and adverse effect on our business, results of operations and financial condition.

Our business would be materially and adversely affected if the emerging market for online investment research does not continue to grow

  The market for the distribution of investment research and other information over the Internet has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants who have introduced or developed electronic investment research distribution services by facsimile and over public and private networks, online services and the Internet. As is typical of a rapidly evolving market, demand and market acceptance for new services are subject to a high level of uncertainty.

  Because the market for our services is new and rapidly evolving, it is difficult to predict with any assurance the growth rate, if any, and the ultimate size of this market. We cannot assure you that the market for our services will develop or that our services will ever achieve market acceptance. If the market fails to develop, develops more slowly than expected, or becomes saturated with competitors, if our services do not achieve market acceptance, or if pricing becomes subject to significant competitive pressures, our business, results of operations and financial condition would be materially and adversely affected.

  Our future results of operations will depend, in substantial part, on our ability to increase the market acceptance of our services. The future viability of MultexNET will depend upon, among other factors, our ability to expand our direct and indirect sales and marketing channels, to attract and retain high-quality information providers and to deliver our services across multiple delivery platforms. The future viability of MultexEXPRESS will depend upon, among other factors, the continued desire of investment banks, brokerage firms and other information providers to distribute proprietary investment research and corporate documents over the Internet or through private networks to their employees and customers. The future viability of Multex Research-On-Demand will depend upon, among other factors, the acceptance of the Internet as a medium for the distribution and sale of investment research, as well as on our ability to build a direct and indirect sales force to sell our services, to attract and retain high-quality information providers, and to develop and increase our base of users. The future viability of Multex Investor Network will depend upon, among other factors, the acceptance of the Internet as a medium for the distribution and sale of investment research to individual investors, and our ability to attract and retain advertisers and sponsors, new members and additional distribution partners. In addition, in order to download research reports and other information from Multex Investor Network, users are required to first download the Adobe Acrobat reader, which may be difficult for some users to accomplish. If we are unable to increase the number of users of MultexNET, MultexEXPRESS, Multex Research-On-Demand and Multex Investor Network, or to attract and retain information providers, our business, results of operations and financial condition would be materially and adversely affected. See "Business--Strategy" and "--Services."

We are dependent on strategic distribution relationships and our business would be adversely affected if we were to lose one of our strategic distributors

  We have distribution arrangements for our services with a number of third-party distributors, including America Online, Inc., Automatic Data Processing, Inc., Bloomberg L.P., Dow Jones & Co. Inc. and Reuters Limited, all of which are currently generating revenues for us, and with Bridge Information Systems, Inc., which is not currently generating revenues for us. We are dependent on our strategic relationships for the marketing and distribution of investment research reports and other information. Our future results of operations will be affected by the extent to which customers of these third-party distributors choose to subscribe to our various services. We cannot assure you that the customers of these third-party distributors will continue to subscribe to our services or that these third-party distributors will continue to actively market our services. If we are unable to retain and increase the utilization of our services by these customers, our business, results of operations and financial condition would be materially and adversely affected. See "Business-- Strategy" and "--Services."

  We cannot assure you that we will be successful in entering into additional strategic relationships, or that any additional relationships, if entered into, will be on terms favorable to us. Our receipt of revenues from our strategic relationships is directly affected by the levels of effort of these distributors. We cannot assure you that our strategic distributors will devote the resources necessary to successfully market our services. Each of these distributors offers services, either of their own or from our competitors, which are in one or more respects competitive with our service offerings. In addition, our strategic distributors have the right to terminate their agreements with us under various specified circumstances, in some circumstances on short notice. Furthermore, we cannot assure you that we will be able to renew these agreements when they expire on acceptable terms, if at all. If we are unable to maintain our existing strategic relationships or to enter into new strategic relationships, our business, results of operations and financial condition would be materially and adversely affected. See "Business--Strategic Distribution Relationships."

Our business will be adversely affected if we are not successful in establishing brand awareness for Multex Investor Network

  The future success of the Multex Investor Network will depend, in part, on our ability to increase its brand awareness. In order to build our brand awareness we must succeed in our marketing efforts, provide high-quality services and increase traffic to the Multex Investor Network. We intend to increase our marketing budget substantially as part of our brand-building efforts. Our ability to increase advertising and sponsorship revenue from the Multex Investor Network will depend in part on our ability to increase the number of users of our Web sites. If our marketing efforts are unsuccessful or if we cannot increase our brand awareness, our business, financial condition and results of operations would be materially and adversely affected.

Our business may be adversely affected by competitive pressures

  The market for the distribution of investment research and other information over the Internet is intensely competitive. We expect competition to continue to increase because our market poses no substantial barriers to entry. Competition may also increase as a result of industry consolidation. Increased competition could result in price reductions, reduced gross margins and loss of market share, any of which would have a material and adverse effect on our business, results of operations and financial condition.

 Competition with other providers of investment research

  We face direct and indirect competition for both providers of investment research and other reports, and for subscribers, with the following types of companies and media:

  . large and well-established distributors of financial information, including Thomson Financial Services, through its subsidiaries First Call and Investext, and Institutional Brokers Estimate System, a subsidiary of Primark Corp.;

  . companies that provide investment research, including investment banks and brokerage firms, many of whom have their own Web sites;

  . other providers of either free or subscription research services on the Internet;

  . services provided by some of our strategic distributors which are competitive in one or more respects with our service offerings;

  . numerous prospective competitors, including Standard & Poor's, Market
    Guide, Moody's and Zacks Investment Research, that offer investment research-based services;

  . various written publications, including traditional media, investment newsletters, personal financial magazines and industry research appearing in financial periodicals; and

  . services provided by in-house management information services personnel and independent systems integrators.

  Extensive company information is available for free

  We also face competition due to the fact that extensive company-specific information, as well as general investment research relating to particular industries, may be obtained, frequently without charge, from various public sources, including:

  . annual reports;

  . Standard & Poor's company-specific reports; and

  . Value Line investment research reports.

These reports are all available from public libraries and from the companies about which these reports relate.

  We believe that our ability to compete will depend upon many factors, many of which are outside of our control. These factors include our ability to sustain our relationships with leading providers of investment research, the timing and market acceptance of new services and enhancements to existing services developed by us and our competitors, ease of use, performance, price, reliability, customer service and support, and sales and marketing efforts. Our competitors vary in size and in the scope and breadth of services offered.

  Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may enable them to respond more quickly to new or emerging technologies and changes in investor requirements, or to devote greater resources to the development, promotion and sale of their services than we can. Our competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, subscribers, strategic partners and information providers. Our competitors may develop services that are equal or superior to the services offered by us or that achieve greater market acceptance than our services do. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to improve their ability to address the needs of our existing and prospective customers. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, which could materially and adversely affect our business, results of operations and financial condition. See "Business--Competition."

We have a high level of customer concentration and our business would be materially and adversely affected if we were to lose a major subscriber or distributor

  Historically, a few of our subscribers and distributors have accounted for a substantial majority of our revenues. Specifically, 75% of our revenues in the year ended December 31, 1996, 68% in the year ended December 31, 1997, and 28% in the year ended December 31, 1998 were generated by Bloomberg, Reuters, Merrill Lynch & Co. and Gruntal & Co., each of which individually generated 10% or more of our consolidated revenues during some of these years. In addition, approximately 450,000 of the 500,000 end-users of MultexEXPRESS are generated from one MultexEXPRESS installation. The loss of any major subscriber or distributor, or any reduction or delay in subscriptions by any subscriber or distributor, or our failure to successfully market our services to new subscribers or distributors could have a material and adverse effect on our business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Overview" and Note 12 of Notes to the Consolidated Financial Statements.

Our business may be adversely affected by a downturn in the financial services industry

  We are dependent upon the continued demand for the distribution of investment research and other information over the Internet, making our business susceptible to a downturn in the financial services industry. For example, a decrease in the number of analysts that prepare investment research reports or in the capital dedicated to the dissemination of this research could result in a decrease in the number of research reports and other financial information available for distribution and a concomitant decrease in demand by our subscribers for these reports and other information. In addition, U.S. financial institutions are continuing to consolidate, increasing the leverage of our information providers to negotiate price and decreasing the overall potential market for some of our services. These factors, as well as other changes occurring in the financial services industry, could have a material and adverse effect on our business, results of operations and financial condition.

We may not be able to effectively manage any future growth

  We have experienced rapid growth in our operations. At December 31, 1998, we had a total of 149 employees, as compared to 106 employees at December 31, 1997 and 79 employees at December 31, 1996. We expect that the number of our employees will continue to increase for the foreseeable future. This rapid growth has placed, and our anticipated future growth will continue to place, a significant strain on our managerial, operational and financial resources. As a result, we will need to continue to improve our operational and financial systems and managerial controls and procedures. In addition, our future success will also depend on our ability to expand, train and manage our workforce, in particular our sales and marketing organization, both domestically and internationally. We will also have to maintain close coordination among our technical, accounting, finance, marketing, sales and editorial personnel. If we are unable to accomplish any of these objectives, our business, results of operations and financial condition could be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We are dependent on our key personnel for our future success

  Our future success will depend, in substantial part, on the continued service of our senior management, including Mr. Isaak Karaev, our Chairman, President and Chief Executive Officer, and key technical and sales personnel, none of whom has entered into an employment agreement with us other than a non-competition/non-disclosure agreement. We maintain a key person life insurance policy in the amount of $1.5 million on the life of Mr. Karaev. The loss of the services of one or more of our key personnel could have a material and adverse effect on our business, results of operations and financial condition. Our future success will also depend on our continuing ability to attract, retain and motivate highly qualified technical, sales and marketing, customer support, financial and accounting, and managerial personnel. Competition for this personnel, in particular information technology professionals, is intense, and we cannot assure you that we will be able to retain our key personnel or that we will be able to attract, assimilate or retain other highly qualified personnel in the future. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. See "Management."

We face risks associated with international operations which could materially and adversely affect our business

  We have only limited business experience outside of the United States

  We have recently commenced operations in a number of international markets and a key component of our strategy is to continue to expand our international operations. To date, we have only limited experience in developing and obtaining research and other financial information relating to companies whose securities are traded on foreign markets and in marketing, selling and distributing our services internationally. We cannot assure you that we will be able to successfully market, sell and deliver our services in these markets. In some markets, including Hong Kong, we intend to rely on the sales and marketing efforts of independent representatives. The failure of our independent representatives to successfully solicit information providers or market our services in these markets could have a material and adverse effect on our business, results of operations and financial condition.

  General risks of doing business internationally

  There are risks inherent in doing business in international markets, including unexpected changes in regulatory requirements, potentially adverse tax consequences, export restrictions and controls, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political instability, fluctuations in currency exchange rates, and seasonal reductions in business activity during the summer months in Europe and various other parts of the world, any of which could have a material and adverse effect on the success of our international operations and, consequently, on our business, results of operations and financial condition. Furthermore, we cannot assure you that governmental regulatory agencies in one or more foreign countries will not determine that the services provided by us constitute the provision of investment advice, which could result in our having to register in these countries as an investment advisor or in our having to cease selling our services in these countries, either of which could have a material and adverse effect on our business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We may not be successful in implementing our acquisition strategy

  We may, from time to time, pursue acquisitions of businesses, customer lists, products or technologies that complement or expand our existing business. We evaluate potential acquisition opportunities from time to time, including those that could be material in size and scope. Acquisitions involve a number of risks, including the diversion of management's attention from day-to-day operations to the assimilation of the operations and personnel of the acquired companies and the incorporation of acquired operations, customer lists, products or technologies. Acquisitions could also have a material and adverse effect on our business, results of operations or financial condition, and could result in dilutive issuances of equity securities, the incurrence of debt and the loss of key employees. In addition, many acquisitions must be accounted for using the purchase method of accounting and, because most software-related acquisitions involve the purchase of significant intangible assets, these acquisitions typically result in substantial amortization charges and charges for acquired research and development projects, which could have a material and adverse effect on our business, results of operations and financial condition. We cannot assure you that any acquisitions will be successfully completed or that, if one or more acquisitions are completed, the acquired businesses, customer lists, products or technologies will generate sufficient revenue to offset the associated costs or other adverse effects.

We may not be able to keep pace with technological changes

  The market in which we operate is characterized by rapidly changing technology, evolving industry standards, frequent new service announcements, introductions and enhancements, and evolving customer demands. These market characteristics are exacerbated by the emerging nature of the Internet and the electronic distribution of investment research. Accordingly, our future success will depend on our ability to adapt to rapidly changing technologies and industry standards, and our ability to continually improve the performance, features and reliability of our services in response to both evolving customer demands and competitive service offerings. Our inability to successfully adapt to these changes in a timely manner could have a material and adverse effect on our business, results of operations and financial condition. Furthermore, we cannot assure you that we will not experience difficulties that could delay or prevent the successful design, development, testing, introduction or marketing of new services, or that any enhancements to existing services will adequately meet the requirements of our current and prospective customers and achieve any degree of significant market acceptance. If we are unable, for technological or other reasons, to develop and introduce new services or enhancements to existing services in a timely manner or in response to changing market conditions or customer requirements, or if our services or enhancements contain defects or do not achieve a significant degree of market acceptance, our business, results of operations and financial condition would be materially and adversely affected.

Because our business is dependent upon one computer system, we are particularly susceptible to problems caused by system failures, security breaches or other damage to our system

  Our electronic distribution of investment research utilizes proprietary technology which resides principally on one computer system. The continued and uninterrupted performance of our computer system is critical to our success. Any system failure that causes interruptions in our ability to provide our services to our customers, including failures that affect our ability to collect research from our information providers or provide electronic investment research to our users, could reduce customer satisfaction and, if sustained or repeated, would reduce the attractiveness of our services. An increase in the volume of research reports handled by our computer system, or in the rate of requests for this research, could strain the capacity of our software or hardware, which could lead to slower response times or system failures. Furthermore, we face the risk of a security breach of our computer system which could disrupt the distribution of research and other reports. Our business, results of operations and financial condition could be materially and adversely affected if any of these problems occur.

  Our operations are dependent on our ability to protect our computer system against damage from computer viruses, fire, power loss, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse events. In addition, a failure of our telecommunications providers to provide the data communications capacity in the time frame required by us for any reason could cause interruptions in the delivery of our services. Despite precautions we have taken, unanticipated problems affecting our systems have from time to time in the past caused, and in the future could cause, delays and interruptions in the delivery of our services. Although we carry general liability insurance, our insurance may not cover any claims by dissatisfied providers or subscribers or may not be adequate to indemnify us for any liability that may be imposed in the event that a claim were brought against us. Our business, results of operations and financial condition could be materially and adversely affected by any system failure, security breach or other damage that interrupts or delays our operations.

We are dependent on our intellectual property and face a risk of infringement claims

  Our future success will depend, in substantial part, on our proprietary rights. We seek to protect our proprietary rights, but these actions may be inadequate to protect the rights covered by our patents, patent applications, trademarks or other proprietary rights or to prevent others from claiming violations of their proprietary rights. Our proprietary rights may not be viable or of value in the future since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries is uncertain and still evolving.

  Furthermore, we cannot assure you that third parties will not claim that we have infringed their patents or other proprietary rights. From time to time we have been, and we expect to continue to be, subject to claims by third parties in the ordinary course of our business, including claims of alleged infringement of the trademarks and other proprietary rights of third parties. Although there has not been any litigation relating to these claims to date, these claims and any resultant litigation, should they occur, could subject us to significant liability for damages and could result in the invalidation of our proprietary rights. In addition, even if we prevail, this litigation could be time-consuming and expensive to defend, and could result in the diversion of our time and attention, any of which could materially and adversely affect our business, results of operations and financial condition. Any claims or litigation from third parties may also result in limitations on our ability to use the trademarks and other intellectual property subject to these claims or litigation unless we enter into agreements with the third parties responsible for these claims or litigation which may be unavailable on commercially reasonable terms.

  We generally enter into confidentiality agreements with our employees, consultants and strategic partners, and generally control access to and distribution of our proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our proprietary information. The steps we have taken may not prevent misappropriation of our proprietary information.

Problems relating to the "Year 2000 Issue" could adversely affect our business

  We have made a preliminary assessment of our Year 2000 readiness. We plan to perform a more comprehensive Year 2000 simulation on our software during the first half of 1999. We are also in the process of contacting our third-party vendors, licensors and providers of software, hardware and services regarding their Year 2000 readiness. Following this testing and after contacting these vendors and licensors, we will be better able to make a complete evaluation of our Year 2000 readiness to determine what costs will be necessary to be Year 2000 compliant, and to determine whether contingency plans need to be developed. Our inability to correct a material Year 2000 problem, if one develops, could result in an interruption in, or a failure of, certain of our normal business activities or operations. In addition, a significant Year 2000 problem concerning our database or the research reports and other information provided to us by our information providers could cause our users to consider seeking alternate providers of investment research or cause an unmanageable burden on our customer service and technical support capabilities. Any significant Year 2000 problem could require us to incur significant unanticipated expenses to remedy these problems and could divert management's time and attention, either of which could have a material and adverse effect on our business, results of operation and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Impact of the Year 2000" for information on our state of readiness, potential risks and contingency plans regarding the Year 2000 issue.

                     Risks Related to the Internet Industry

We are dependent on the continued growth of the Internet for our future success

  The Internet is relatively new and is rapidly evolving. Our business would be materially and adversely affected if Internet usage does not continue to grow. Internet usage may be inhibited for a number of reasons, including:

  . the Internet infrastructure may not be able to support the demands placed on it or its performance and reliability may decline as usage grows;

  . security and authentication concerns with respect to transmission over the Internet of confidential information, including credit card numbers, and attempts by unauthorized computer users to penetrate our network security; and

  . privacy concerns, including those related to the placement by Web sites of information on a user's hard drive without the user's knowledge or consent in order to gather user information.

  Our market is characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions, and changing customer demands. To be successful, we must adapt to our rapidly changing market by continually enhancing our existing services and adding new services to address our customers' changing demands. We could incur substantial costs if we need to modify our services or infrastructure in order to adapt to these changes. Our business, results of operation and financial condition would be materially and adversely affected if we incurred significant costs without generating related revenues or if we cannot rapidly adapt to these changes.

We are dependent on the Internet infrastructure

  Our future success will depend, in substantial part, upon the maintenance of the Internet infrastructure, including a reliable network backbone with the necessary speed, data capacity and security, and the timely development of enabling products, including high-speed modems, for providing reliability and timely Internet access and services. To the extent that the Internet continues to experience increased numbers of users, frequency of use or increased bandwidth requirements of users, we cannot assure you that the Internet infrastructure will continue to be able to support the demands placed on it or that the performance or reliability of the Internet will not be adversely affected. Furthermore, the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure or otherwise, and these outages or delays could adversely affect the Web sites of our contributors, subscribers or distributors. In addition, the Internet could lose its viability as a form of media due to delays in the development or adoption of new standards and protocols that can handle increased levels of activity. We cannot assure you that the infrastructure and complementary products and services necessary to maintain the Internet as a viable commercial medium will be developed or maintained. Moreover, critical issues concerning the commercial use of the Internet (including security, cost, ease of use and access, intellectual property ownership and other legal liability issues) remain unresolved and could materially and adversely affect both the growth of the Internet generally and our business, results of operations and financial condition in particular.

We may be held liable for information retrieved from the Internet

  As a publisher and distributor of online content, we face potential direct and indirect liability for defamation, negligence, copyright, patent or trademark infringement, violation of the securities laws and other claims based upon the reports and data that we publish. For example, by distributing a negative investment research report, we may find ourselves subject to defamation claims, regardless of the merits of these claims. Computer failures may also result in incorrect data being published and distributed widely. In these and other instances, we may be required to engage in protracted and expensive litigation, which could have the effect of diverting management's attention and require us to expend significant financial resources. Our general liability insurance may not necessarily cover any of these claims or may not be adequate to protect us against all liability that may be imposed. Any claims or resulting litigation could have a material and adverse effect on our business, results of operations and financial condition.

We may become subject to burdensome government regulation and legal uncertainties

  The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws, including those governing intellectual property, privacy, libel and taxation, apply to the Internet generally and the electronic distribution of investment research in particular. Legislation could dampen the growth in the use of the Internet generally and decrease the acceptance of the Internet as a communications and commercial medium, which could have a material and adverse effect on our business, results of operations and financial condition. In addition, because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure and many areas with high Internet usage have begun to experience interruptions in phone service, some local telephone carriers have petitioned governmental agencies to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on Internet service providers and online service providers. If any of these petitions or the relief that they seek is granted, the costs of communicating on the Internet could increase substantially, potentially adversely affecting the growth in the use of the Internet. Further, due to the global nature of the Internet, it is possible that, although transmissions relating to our services originate in the State of New York, governments of other states or foreign countries might attempt to regulate our services or levy sales or other taxes on our activities. We cannot assure you that violations of local or other laws will not be alleged or charged by local, state or foreign governments, that we might not unintentionally violate these laws or that these laws will not be modified, or new laws enacted, in the future. Any of these developments could have a material and adverse effect on our business, results of operations and financial condition. See "Business--Government Regulation."

                         Risks Related to the Offering

There has been no prior public market for our common stock; our shares may experience extreme price and volume fluctuations

  Prior to this offering, there has been no public market for our common stock. We cannot predict the extent to which investor interest in our common stock will lead to the development of an active trading market or how liquid that market might become. The market price of the common stock may decline below the initial public offering price. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market following the completion of this offering. See "Underwriting."

  The market price of our common stock could be subject to significant fluctuations due to a variety of factors, including:

  . public announcements concerning us or our competitors;

  . fluctuations in operating results;

  . a downturn in the financial services industry generally or the market for securities trading in particular;

  . introductions of new products or services by us or our competitors;

  . changes in analysts' earnings estimates; and

  . announcements of technological innovations.

  The stock market has, from time to time, experienced extreme price and volume fluctuations. The market prices of the securities of Internet-related companies have been especially volatile, including fluctuations that are often unrelated to the operating performance of the affected companies. Broad market fluctuations of this type may adversely affect the market price of our common stock. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of our management's attention and resources.

Our executive officers, directors and existing stockholders will have the ability to exercise significant control over us

  We anticipate that the directors, executive officers and stockholders who owned greater than 5% of the outstanding common stock prior to this offering and their affiliates will, in the aggregate, beneficially own approximately 60.8% of our outstanding common stock following the completion of this offering (59.1% if the underwriters' over-allotment option is exercised in full), assuming no exercise of outstanding options as of December 31, 1998. As a result, these stockholders will be able to exercise significant control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of us. See "Management" and "Principal Stockholders."

We currently have no specific use for a substantial portion of the net proceeds

  We currently have no specific uses for a substantial portion of the net proceeds of this offering. Accordingly, investors in this offering will be relying on management's judgment with only limited information about our specific intentions regarding the use of proceeds. We may spend most of the net proceeds from this offering in ways with which you may not agree. Our failure to apply these funds effectively could have a material and adverse effect on our business, results of operations and financial condition. See "Use of Proceeds."

We have anti-takeover provisions which may make it more difficult for a third party to acquire us

  Various provisions of our certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. See "Description of Capital Stock."

The future sale of shares of our common stock may negatively affect our stock price

  If our stockholders sell substantial amounts of our common stock (including shares issued upon the exercise of outstanding options and warrants) in the public market following this offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. After this offering, we will have outstanding 21,112,237 shares of common stock. Of these shares, the 3,000,000 shares being offered in this offering will be freely tradeable.

  Our directors, executive officers and substantially all of our stockholders have agreed that they will not sell, directly or indirectly, any common stock without the prior written consent of BancBoston Robertson Stephens Inc. for a period of 180 days from the date of this prospectus. However, BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the securities subject to the lock-up agreements.

  The shares of common stock outstanding upon the completion of this offering will be available for sale in the public market, subject to these lock-up agreements, as follows:

   Approximate
    Number of
     Shares                               Description
   ----------- ----------------------------------------------------------------
    3,766,683  After the date of this prospectus, freely tradable shares sold in this offering and shares saleable under Rule 144(k) that are not subject to the 180-day lock-up
      244,625  Upon the filing of a registration statement to register for resale shares of common stock issued upon the exercise of stock options, which shares are not subject to the lock-up
      142,050  After 90 days from the date of this prospectus, shares saleable under Rule 144 that are not subject to the 180-day lock-up
   12,833,879  After 180 days from the date of this prospectus, the 180-day lock-up is released and these shares are saleable under Rule 144
               (subject, in some cases, to volume limitations), Rule 144(k), or pursuant to a registration statement to register for resale shares of common stock issued upon the exercise of stock options
    4,125,000  Over 180 days from the date of this prospectus, restricted securities that are held for less than one year and are not yet saleable under Rule 144

  Upon the completion of this offering, we intend to file a registration statement to register for resale the 3,411,375 shares of common stock reserved for issuance under our 1999 Stock Option Plan. We expect this registration statement to become effective immediately upon filing. As of December 31, 1998, options to purchase a total of 2,410,625 shares of common stock and a warrant to purchase 318,050 shares of common stock were outstanding. Of the outstanding options as of December 31, 1998, approximately 811,596 shares were then exercisable.

  Upon exercise, these shares and shares subject to options granted after the date hereof will be covered by that registration and will be eligible for resale in the public market from time to time subject to vesting and, in the case of some options, the expiration of lock-up agreements. These stock options generally have exercise prices significantly below the assumed initial public offering price of our common stock. The possible sale of a significant number of these shares may cause the market price of our common stock to fall.

  Some of our existing stockholders, representing approximately 16,111,112 shares of common stock, have the right, subject to customary conditions, to include their shares in registration statements relating to our securities. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the market price of our common stock to fall. In addition, any demand to include these shares in our registration statements could have an adverse effect on our ability to raise needed capital. See "Management--1999 Stock Option Plan," "Principal Stockholders," "Description of Capital Stock--Registration Rights," "Shares Eligible for Future Sale" and "Underwriting."

Investors in this offering will suffer immediate and substantial dilution

  Investors purchasing shares in this offering will incur immediate and substantial dilution in net tangible book value per share. To the extent outstanding options and warrants to purchase common stock are exercised, there will be further dilution. See "Dilution."

We do not intend to pay cash dividends and, as a result, stockholders will need to sell shares to realize a return on their investment

  We have not declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends on our common stock in the foreseeable future. We currently intend to retain our future earnings, if any, to fund the development and growth of our business. Future dividends, if any, will be determined by our board of directors. Consequently, stockholders will need to sell shares of common stock in order to realize a return on their investment. See "Dividend Policy."

                        FORWARD-LOOKING STATEMENTS

  This prospectus contains "forward-looking statements." These forward-looking statements include, without limitation, statements about the market opportunity for the distribution of investment research and other information over the Internet, our strategy, competition and expected expense levels, and the adequacy of our available cash resources. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors described above and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                     OUR ADDRESS AND TELEPHONE NUMBER

  We were incorporated in Delaware in 1993. Our principal executive offices are located at 33 Maiden Lane, 5th Floor, New York, New York 10038, and our telephone number at that address is (212) 859-9800.

                                USE OF PROCEEDS

  The net proceeds we will receive from the sale of the 3,000,000 shares of common stock offered by us are estimated to be $27.0 million ($29.6 if the underwriters' over-allotment option is exercised in full) after deducting the estimated underwriting discounts and commissions and offering expenses payable by us and assuming a public offering price of $10.00 per share (the mid-point of the range set forth on the cover page of this prospectus). We will not receive any proceeds from the sale of shares by the over-allotment selling stockholders.

  We currently intend to use the net proceeds of this offering as follows:

  . expansion of our sales and marketing efforts;

  . expansion of our international operations;

  . capital expenditures;

  . general corporate purposes, including working capital; and

  . possible acquisitions of or investments in complementary businesses, products and technologies.

  Pending these uses, the net proceeds will be invested in short-term, investment grade instruments, certificates of deposit or direct or guaranteed obligations of the United States. There are no agreements or pending negotiations with respect to any acquisitions, investments or similar transactions.

                                DIVIDEND POLICY

  We have not declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to fund the development and growth of our business. Future dividends, if any, will be determined by our board of directors.

                                 CAPITALIZATION

  The following table sets forth, as of December 31, 1998, the capitalization of Multex.com on an actual basis, and on a pro forma as adjusted basis to give effect to (i) the sale of 3,000,000 shares of common stock offered by us in this offering at an assumed initial public offering price of $10.00 per share, after deducting the underwriting discounts and commissions and offering expenses payable by us, and the application of the net proceeds from this offering and (ii) the conversion of our preferred stock into an aggregate of 14,861,112 shares of common stock upon the completion of this offering. See "Use of Proceeds." This information should be read in conjunction with our Consolidated Financial Statements and the related Notes appearing elsewhere in this prospectus.

                                                          December 31, 1998
                                                         ---------------------
                                                                    Pro forma
                                                          Actual   as adjusted
                                                         --------  -----------
                                                            (in thousands)
Convertible preferred stock, $.01 par value, Series A,
 Series B, Series C, Series D and Series E, $53,000,000
 aggregate liquidation preference, 297,222 shares issued
 and outstanding on an actual basis; no shares issued
 and outstanding on a pro forma as adjusted basis....... $ 59,860        --
Stockholders' (deficit) equity:
  Preferred stock, $.01 par value, 5,000,000 shares
   authorized; no shares issued and outstanding on an
   actual, pro forma as adjusted basis..................      --         --
  Common stock, $.01 par value, 50,000,000 shares
   authorized; and
   3,251,125 shares issued and outstanding on an actual
   basis and
   21,112,237 shares issued and outstanding on a pro
   forma as adjusted basis..............................       32        211
Additional paid-in capital..............................   (3,634)    83,047
Accumulated deficit.....................................  (32,137)   (32,137)
Deferred compensation...................................   (1,460)    (1,460)
Translation adjustment..................................      (16)       (16)
                                                         --------   --------
  Total stockholders' (deficit) equity..................  (37,215)    49,645
                                                         --------   --------
    Total capitalization................................ $ 22,645   $ 49,645
                                                         ========   ========

  The foregoing capitalization table excludes (i) a warrant to purchase 318,050 shares of common stock with an exercise price of $4.80 per share, which was issued in October 1998, and (ii) 2,410,625 shares of common stock issuable pursuant to stock options outstanding as of December 31, 1998 (of which options to purchase approximately 811,596 shares were then exercisable) with a weighted average price of $2.30 per share. See "Management--1999 Stock Option Plan" and "Description of Capital Stock--Options."

                                    DILUTION

  The pro forma net tangible book value of Multex.com as of December 31, 1998, after giving effect to the conversion of preferred stock, was $22.6 million, or $1.25 per share of common stock. Pro forma net tangible book value per share is equal to the amount of our total tangible assets (total assets less intangible assets and total liabilities), divided by the number of shares of common stock outstanding as of December 31, 1998. Assuming the sale by us of 3,000,000 shares of common stock offered in this offering at an assumed initial public offering price of $10.00 per share (the mid-point of the range set forth on the cover page of this prospectus), and the application of the estimated net proceeds from this offering, our pro forma net tangible book value as of December 31, 1998 would have been $49.6 million, or $2.35 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $1.10 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $7.65 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share...................       $10.00
  Pro forma net tangible book value per share as of December 31,
   1998........................................................... $1.25
  Pro forma increase attributable to new investors................  1.10
                                                                   -----
Pro forma net tangible book value per share after the offering....         2.35
                                                                         ------
Pro forma dilution per share to new investors.....................       $ 7.65
                                                                         ======

  The following table summarizes, on a pro forma basis as of December 31, 1998, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors.

                             Shares Purchased  Total Consideration
                            ------------------ ------------------- Average Price
                              Number   Percent   Amount    Percent   Per Share
                            ---------- ------- ----------- ------- -------------
Existing stockholders...... 18,112,237   85.8% $54,175,085   64.1%    $ 2.99
New investors..............  3,000,000   14.2   30,000,000   35.9     $10.00
                            ----------  -----  -----------  -----
  Total.................... 21,112,237  100.0% $84,175,085  100.0%
                            ==========  =====  ===========  =====

  If the underwriters' over-allotment option is exercised in full, the number of shares of common stock held by existing stockholders will be reduced to 17,945,737, or 83.2% of the total number of shares of common stock to be outstanding after this offering, and will increase the number of shares of common stock held by the new investors to 3,450,000 shares, or 16.0% of the total number of shares of common stock to be outstanding immediately after this offering. See "Principal Stockholders."

  The foregoing tables and calculations assume no exercise of outstanding options and exclude a warrant to purchase 318,050 shares of common stock with an exercise price of $4.80 per share, which was issued in October 1998. At December 31, 1998, there were 2,410,625 shares of common stock reserved for issuance upon exercise of outstanding options with a weighted average exercise price of $2.30 per share. To the extent that this warrant or these options are exercised, there will be further dilution to new investors. See "Management-- 1999 Stock Option Plan."

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the related Notes included elsewhere in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 1994 and 1995 and the selected consolidated balance sheet data as of December 31, 1994, 1995 and 1996 are derived from our audited Consolidated Financial Statements not included elsewhere in this prospectus.

                                   Year Ended December 31,
                          ---------------------------------------------
                           1994     1995      1996      1997     1998
                          -------  -------  --------  --------  -------
                                (in thousands, except per share data)
Statement of Operations
 Data:
Revenues................  $ 2,155  $ 1,005  $  2,647  $  6,014  $13,182
Cost of revenues........      752      404       810     1,232    2,895
                          -------  -------  --------  --------  -------
Gross profit............    1,403      601     1,837     4,782   10,287
Operating expenses:
  Sales and marketing...      943    1,892     2,339     3,507    7,622
  Research and
   development..........      975    1,520     1,415     1,601    2,180
  General and
   administrative.......    1,553    2,709     4,553     7,836    9,386
                          -------  -------  --------  --------  -------
    Total operating
     expenses...........    3,471    6,121     8,307    12,944   19,188
                          -------  -------  --------  --------  -------
Loss from operations....   (2,068)  (5,520)   (6,470)   (8,162)  (8,901)
Net interest income
 (expense)..............       52       26        60       125     (126)
Other income (expense)..       23      --        --        --      (716)
                          -------  -------  --------  --------  -------
Net loss................  $(1,993) $(5,494) $ (6,410) $ (8,037) $(9,743)
                          =======  =======  ========  ========  =======
Basic and diluted loss
 per common share.......  $ (1.18) $ (3.13) $  (3.86) $  (4.69) $ (4.36)
                          =======  =======  ========  ========  =======
Pro forma net loss per
 share (1)(2)...........                                        $ (0.55)
                                                                =======
Pro forma weighted
 average shares
 outstanding(1)(2)......                                         17,708
                                                                =======
                                        December 31,
                          ---------------------------------------------
                           1994     1995      1996      1997     1998
                          -------  -------  --------  --------  -------
                                       (in thousands)
Balance Sheet Data:
Cash and cash
 equivalents, and
 marketable securities..  $ 4,975  $   255  $  8,730  $ 10,197  $22,332
Working capital
 (deficit)..............    4,803   (1,487)    7,249     8,021   19,736
Total assets............    6,295    2,799    12,548    14,733   27,968
Deferred revenues.......      --       286     1,085     1,447    2,683
Long-term debt..........      340      717     1,384     1,053      --
Convertible preferred
 stock..................    8,146    8,798    25,066    37,234   59,860
Total stockholders'
 equity (deficit).......   (2,657)  (8,791)  (16,601)  (26,750) (37,215)

--------
(1) See Note 4 of Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares used to compute pro forma net loss per share.

(2) Pro forma to give effect to the conversion of preferred stock and excludes a warrant to purchase 318,050 shares of common stock with an exercise price of $4.80 per share, which was issued in October 1998.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the financial condition and results of operations of Multex.com should be read in conjunction with the Consolidated Financial Statements and the related Notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

  Multex.com is a leading provider of online investment research and information services designed to meet the needs of individual and institutional investors, including investment banks, brokerage firms and corporations. Our services enable timely online access to over 1,000,000 research reports and other investment information on over 15,000 companies. These reports are published by more than 400 investment banks, brokerage firms and third-party research providers worldwide. In the United States, we offer research reports from 18 out of the 20 leading investment banks and brokerage firms according to the Institutional Investor rankings, including Merrill Lynch, Morgan Stanley Dean Witter, Goldman Sachs and Salomon Smith Barney. In Europe, we offer research reports from 18 out of the 20 leading investment banks and brokerage firms as ranked by the Reuters Tempest survey, and in Asia, we offer research reports from 19 out of the 20 leading investment banks and brokerage firms as ranked by Asia Money. Through various arrangements, more than 600,000 individual investors, institutional investors and financial professionals, including mutual fund managers, portfolio managers, brokers and their clients, are able to use our services. In addition to making our services available through our own Web sites, we have established a number of strategic distribution relationships to reach both the institutional market and the individual investor market. For the institutional market, we have established a number of strategic distribution relationships, including ADP, Bloomberg, Bridge, Dow Jones and Reuters. For the individual investor market, we have established a number of strategic distribution relationships, including AOL, CBS MarketWatch and CNNfn.

  We offer four main services: (i) MultexNET, which was launched in June 1996;
(ii) MultexEXPRESS, which was launched in January 1997; (iii) Multex Research-On-Demand, which was launched in April 1997; and (iv) Multex Investor Network, which was launched in November 1998. MultexNET, typically offered as a one to three year subscription, allows entitled institutional investors to access full-text investment research reports on a real-time basis from investment banks, brokerage firms and other third-party research providers over the Internet or through other distribution channels. MultexEXPRESS, also provided pursuant to one to three year subscriptions, enables financial institutions to distribute their proprietary financial research, as well as other corporate documents, over the Internet, through intranets and other private networks. Multex Research-On-Demand gives corporations, financial institutions and advisors, and institutional investors the ability to access research reports on a pay-per-view basis from a majority of the contributors to MultexNET, over the Internet or through other distribution channels. Multex Investor Network gives individual investors who register as members access to a range of financial reports and services, including research reports on pay-per-view basis, over the Internet from a majority of the contributors to MultexNET. Multex Investor Network also includes banner advertising and sponsorship advertising throughout the site. Sponsors to Multex Investor Network include full-service brokerage firms and other financial institutions interested in attracting individual investors to their products, services and brands.

  Pricing of our services is based on a number of factors. The annual subscription fee for MultexNET typically ranges from $1,000 to $3,540 per subscriber based on the number of users within the subscribing organization. As of December 31, 1998, we had approximately 2,580 paying subscribers to MultexNET, as compared to approximately 2,040 paying subscribers on December 31, 1997. In addition, we have an agreement with Reuters pursuant to which approximately 6,000 Reuters' customers had obtained MultexNET user passwords to use MultexNET on a trial basis as of December 31, 1998, whereas no Reuters' customers had obtained passwords as of December 31, 1997. Pursuant to the agreement, Reuters paid us $500,000 in 1997 and $500,000 in 1998. For MultexEXPRESS, the subscription fees vary based on the number of users, but typically average $150,000 annually per subscriber installation. As of December 31, 1998, we had 30 installations of MultexEXPRESS under contract and in operation, as compared to 18 installations as of December 31, 1997. Fees for information and research offered through Multex Research-On-Demand and Multex Investor Network typically range from $10.00 to $150.00 per report, depending on the length and type of document. Sponsorship fees for Multex Investor Network range from $7,500 to $100,000 per month based on the level of sponsorship.

  Revenues from subscriptions to MultexNET and MultexEXPRESS are recognized in equal installments over the term of the subscription. Revenues from Multex Research-On-Demand and pay-per-view transactions on Multex Investor Network are recognized upon sale. Revenues from sponsorships to Multex Investor Network are recognized in equal installments over the term of the sponsorship. Some of the users of Multex Research-On-Demand pay a flat annual fee for the service, which entitles them to receive research and other reports at a discounted rate. Revenues from these users are recognized in equal installments over the term of the subscription. All costs associated with revenues from MultexNET, MultexEXPRESS, Multex Research-On-Demand and Multex Investor Network are expensed as and when incurred. We pay distribution fees to our distributors and, with respect to Multex Research-On-Demand and pay-per-view transactions on Multex Investor Network, royalties to the investment banks, brokerage firms or third-party research providers that authored the research.

  On February 27, 1998, we established a new subsidiary, Multex Data Group, Inc. On March 27, 1998, Multex Data Group acquired from Research Data Group, Inc. assets consisting of an earnings estimate database and related software that generates independent investment reports, in exchange for 49% of the common stock of Multex Data Group. In connection with this transaction, we issued to a principal of Research Data Group, Inc., 75,000 shares of common stock at a purchase price of $4.00 per share and a one year option to acquire 125,000 shares of common stock at an exercise price of $5.00 per share. On December 15, 1998, we acquired the remaining 49% of Research Data Group, Inc. in exchange for 125,000 shares of common stock we valued at approximately $625,000. The acquisition has been accounted for using the purchase method of accounting and accordingly, we are consolidating the results of operations of Multex Data Group effective March 27, 1998.

  We have expanded our operations in recent years and have grown from 79 employees at December 31, 1996 to 106 employees at December 31, 1997 and to 149 employees at December 31, 1998. In January 1997, we opened a London office and in 1998 we engaged the services of two independent representatives in Hong Kong. We expect to add additional personnel both in the United States and abroad as our operations expand. We currently expect to significantly increase our operating expenses both on an absolute basis and as a percentage of revenues in order to expand our sales and marketing operations, to continue to expand internationally and to continuously upgrade and enhance our services and technologies. As a result of these and other factors, there can be no assurance that we will not incur significant losses on a quarterly and annual basis for the foreseeable future.

  We have incurred significant losses since our inception, and as of December 31, 1998 had an accumulated deficit of $32.1 million. We also incurred $841,000 of expenses relating to a proposed financing in 1998, which were expensed in the three months ended September 30, 1998. In addition, we have recorded cumulative deferred compensation of $1.9 million, which represents the difference between the exercise price and the fair market value of our common stock at the date of grant for shares of common stock issuable upon the exercise of stock options granted to some of our employees. Of the total deferred compensation amount, $25,000 was amortized in 1997 and $440,000 was amortized during the year ended December 31,1998. The remaining deferred compensation amount is expected to be amortized over the remaining vesting periods of the related options. We believe that period-to-period comparisons of our operating results are not necessarily meaningful and that the results for any period should not be relied upon as an indication of future performance.

  Historically, a few of our subscribers and distributors have accounted for a substantial majority of our revenues. Specifically, for the year ended December 31, 1997, Bloomberg, Reuters, Merrill Lynch & Co. and

Gruntal & Co. accounted for 21%, 20%, 16% and 11% of our consolidated revenues, respectively, and for the year ended December 31, 1998, Merrill Lynch accounted for 10% of the our consolidated revenues. The loss of any of these subscribers or distributors could have a material and adverse effect on our business, results of operations and financial condition. See "Risk Factors--We have a high level of customer concentration and our business would be materially and adversely affected if we were to lose a major subscriber or distributor" and
Note 12 of Notes to the Consolidated Financial Statements.

  We were incorporated in April 1993. In October 1993, Multex Systems, Inc., a New York corporation, merged with and into Multex Publisher, Inc., a Delaware corporation, which subsequently changed its name to Multex Systems, Inc. From 1993 to June 1996, we were engaged in the development of software which became the underlying technology of MultexNET, and also provided software development services to ADP. Starting in September 1995, we generated revenues from the distribution of research reports and other information through Bloomberg. In January 1999, we changed our name to Multex.com, Inc.

Results of Operations

  The following table sets forth the consolidated statement of operations data for the periods indicated as a percentage of revenues:

                                                  Year Ended December 31,
                                                 -----------------------------
                                                   1996       1997      1998
                                                 --------   --------   -------
Revenues........................................    100.0%     100.0%    100.0%
Cost of revenues................................     30.6       20.5      22.0
                                                 --------   --------   -------
Gross profit....................................     69.4       79.5      78.0
Operating expenses:
  Sales and marketing...........................     88.4       58.3      57.8
  Research and development......................     53.5       26.6      16.5
  General and administrative....................    172.0      130.3      71.2
                                                 --------   --------   -------
  Total operating expenses......................    313.9      215.2     145.5
                                                 --------   --------   -------
Loss from operations............................   (244.5)    (135.7)    (67.5)
Net interest income (expense)...................      2.3        2.1      (1.0)
Other expense...................................      --         --        5.4
                                                 --------   --------   -------
Net loss........................................   (242.2)%   (133.6)%   (73.9)%
                                                 ========   ========   =======


Years Ended December 31, 1998, 1997 and 1996

  Revenues

  Multex.com's revenues consist of subscription fees for MultexNET and MultexExpress, and sales of investment research on a pay-per-view basis through Multex Research-On-Demand. We also provide professional services to select MultexEXPRESS clients, including software development, customization and integration services. These services are typically billed to clients on a time and material basis. On occasion, as a service to our clients, we have acquired equipment for resale. To date, we have not derived significant revenues from international operations.

  Total revenues increased 119.2% to $13.2 million in 1998 from $6.0 million in 1997, and increased 127.2% in 1997 from $2.6 million in 1996. The increase in revenues in 1998 was primarily due to several factors: a significant increase in the number of institutions and individuals using our pay-per-view service, Multex Research-On-Demand, and the availability of that service for all of 1998, as compared to 1997, when the availability commenced in April; an increase in the number of installations utilizing MultexEXPRESS to distribute their proprietary research to their employees and customers, combined with the fact that 18 of these installations were revenue-producing for all of 1998, as compared to only four that were revenue-producing for all of 1997; an increase in the number of MultexNET users, primarily as a result of the addition of Reuters Web as a distribution channel; and the launch of Multex Investor Network in November 1998. The increase in revenues in 1997 was primarily due to increased demand for MultexNET, and the introduction of MultexEXPRESS and Multex Research-On-Demand.

  Cost of Revenues

  Cost of revenues consists primarily of fees payable to distributors of MultexNet and Multex Research-On-Demand, royalties payable to the providers of investment research offered through Multex Research-On-Demand, Web site development costs of MultexEXPRESS customers, purchases of equipment for resale and telecommunications costs.

  Cost of revenues increased 135.0% to $2.9 million in 1998 from $1.2 million in 1997, and increased 52.2% in 1997 from $809,000 in 1996. As a percentage of revenues, cost of revenues increased to 22.0% in 1998 from 20.5% in 1997 and increased to 30.6% in 1996. The increase in cost of revenues in dollar terms in each period was primarily due to royalty and distribution fee payments as a result of increased sales of Multex Research-On-Demand, the increased cost of equipment purchased for resale, increased Web site development costs resulting from the increased number of MultexEXPRESS installations, and additional telecommunications charges resulting from increased sales of subscriptions for MultexNET and MultexEXPRESS. We incurred approximately $1.7 million of royalty and distribution expense in the year ended December 31, 1998 as compared to approximately $450,000 in the year ended December 31, 1997. The gross margin for the year ended December 31, 1998 was slightly less than that achieved for the year ended December 31, 1997 due to higher margins achieved on the sale of our services due to raising the prices of various services and improved operating efficiencies, which was more than offset by the lower margins associated with Multex Research-On-Demand sales and equipment resales. Cost of revenues as a percentage of revenues decreased from 1996 to 1997 as we have been able to raise the prices of our services and improve operating efficiencies. We have also reduced the proportion of our revenues resulting from equipment resales, which have significantly lower margins as compared to revenues generated by our services.

  Operating Expenses

  Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions, advertising, public relations, tradeshow expenses and costs of marketing materials. Sales and marketing expenses increased 117.4% to $7.6 million in 1998 from $3.5 million in 1997, and increased 49.9% in 1997 from $2.3 million in 1996. As a percentage of revenues, sales and marketing expenses decreased to 57.8% in 1998 from 58.3% in 1997 and 88.4% in 1996. The increase in sales and marketing expenses in dollar terms in each period was due to an expansion of our sales force both domestically and internationally, and increased marketing activities, including the complete redesign of our marketing materials and additional costs resulting from commencing and expanding our international marketing efforts. We expect sales and marketing expenses to increase significantly in dollar terms as we continue to expand the Multex Investor Network, increase brand awareness, hire additional sales and marketing personnel, and expand internationally.

  Research and Development. Research and development expenses consist primarily of salaries and benefits. Research and development expenses increased to $2.2 million in 1998 from $1.6 million in 1997, and increased from $1.4 million in 1996, representing an increase of 36.2% in 1998 and a decrease of 13.1% in 1997. As a percentage of revenues, research and development expenses decreased to 16.5% in 1998 from 26.6% and 53.5% in 1997 and 1996, respectively. The increase in research and development expenses in dollar terms was primarily due to an increase in the number of developers employed by us, salary increases and, following the acquisition of our Multex Data Group subsidiary in March 1998, expenses incurred by developers based at Multex Data Group. The research and development expenses incurred by developers at Multex Data Group in 1998 were approximately $234,000. We believe that continued investment in product development is critical to attaining our strategic objectives and, as a result, expect research and development expenses to increase significantly in dollar terms in future periods.

  General and Administrative. General and administrative expenses consist primarily of salaries and benefits, fees for professional services and facility expenses, including depreciation of assets. General and administrative expenses increased 19.8% to $9.4 million in 1998 from $7.8 million in 1997, and increased 72.1% in 1997 from $4.6 million in 1996. As a percentage of revenues, general and administrative expenses decreased to 71.2% in 1998 from 130.3% and 172.0% in 1997 and 1996, respectively. The increase in general and administrative expenses in dollar terms in each period was primarily due to increased personnel, professional service fees and facility expenses necessary to support our domestic and international growth, including costs associated with our London and Multex Data Group offices of approximately $800,000 and $680,000, respectively, in the year ended December 31, 1998, as compared to approximately $600,000 and $0, respectively, in the year ended December 31, 1997. We expect that general and administrative expenses will increase in future periods as we hire additional personnel and incur additional costs related to the growth of our business and our operations as a public company.

  Loss from Operations

  As described above, we have invested heavily in establishing a brand name for our services, expanding internationally, continuing to develop new services and maintaining our technological advantage, and increasing the number of our employees and offices as we seeks to increase our market share. For the foregoing reasons, loss from operations increased 9.0% to $8.9 million in 1998 from $8.2 million in 1997 and 26.2% in 1997 from $6.5 million in 1996. As a percentage of revenues, loss from operations was (67.5)%, (135.7)% and (244.5)% for 1998, 1997 and 1996, respectively.

  Interest Income (Expense) and Other Income

  Net interest expense was $126,000 in 1998 as compared to net interest income of $125,000 in 1997, which was 108% higher than net interest income of $60,000 in 1996. The changes in net interest income/expense are attributable to the changes in cash available for investing and fluctuations in borrowings.

Income Taxes

  At December 31, 1998, we had net operating loss carryforwards of approximately $26,200,000 and research and development credits of approximately $700,000 for income tax purposes that expire in 2009 through 2013. The utilization of approximately $15,600,000 and $400,000 of these loss carryforwards and credits, respectively, are subject to an annual limitations of approximately $1,900,000, pursuant to Section 382 of the Internal Revenue Code of 1986. The utilization of the loss carryforwards and credits may be subject to further limitations upon the completion of this offering.

Selected Unaudited Quarterly Results of Operations

  The following table sets forth unaudited quarterly statement of operations data for each of the eight quarters ended December 31, 1998. In the opinion of management, the unaudited financial results include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of our consolidated results of operations for those periods. The consolidated quarterly data should be read in conjunction with the audited Consolidated Financial Statements and the Notes thereto appearing elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.

                                                     Three Months Ended
                          -------------------------------------------------------------------------------------
                          Mar. 31,   June 30,   Sept. 30,  Dec. 31,   Mar. 31,   June 30,   Sept. 30,  Dec. 31,
                            1997       1997       1997       1997       1998       1998       1998       1998
                          --------   --------   ---------  --------   --------   --------   ---------  --------
                                                       (in thousands)
Revenues................  $   950    $ 1,212     $ 1,404   $ 2,448    $ 2,714    $ 3,115     $ 3,492     $3,861
Cost of revenues........      242        284         302       404        694        752         684        765
                          -------    -------     -------   -------    -------    -------     -------   --------
Gross profit............      708        928       1,102     2,044      2,020      2,363       2,808      3,096
Operating expenses:
  Sales and marketing...      652        943         733     1,179      1,164      1,334       1,819      3,305
  Research and
   development..........      370        393         423       415        440        513         573        654
  General and
   administrative.......    1,932      1,849       1,875     2,180      2,004      2,379       2,380      2,623
                          -------    -------     -------   -------    -------    -------     -------   --------
    Total operating
     expenses...........    2,954      3,185       3,031     3,774      3,608      4,226       4,772      6,582
                          -------    -------     -------   -------    -------    -------     -------   --------
Loss from operations....   (2,246)    (2,257)     (1,929)   (1,730)    (1,588)    (1,863)     (1,964)    (3,486)
Net interest income
 (expense)..............       23         (5)         39        68       (196)        56          54        (40)
Other income (expense)..      --         --          --        --         125        --         (841)       --
                          -------    -------     -------   -------    -------    -------     -------   --------
Net loss................  $(2,223)   $(2,262)    $(1,890)  $(1,662)   $(1,659)   $(1,807)    $(2,751)  $ (3,526)
                          =======    =======     =======   =======    =======    =======     =======   ========
                                                Percentage of Total Revenues
                          -------------------------------------------------------------------------------------
Revenues................    100.0%     100.0%      100.0%    100.0%     100.0%     100.0%      100.0%     100.0%
Cost of revenues........     25.5       23.4        21.5      16.5       25.6       24.1        19.6       19.8
                          -------    -------     -------   -------    -------    -------     -------   --------
Gross profit............     74.5       76.6        78.5      83.5       74.4       75.9        80.4       80.2
Operating expenses:
  Sales and marketing...     68.7       77.8        52.2      48.2       42.9       42.8        52.1       85.6
  Research and
   development..........     38.9       32.4        30.1      16.9       16.2       16.5        16.4       16.9
  General and
   administrative.......    203.3      152.6       133.6      89.1       73.8       76.4        68.1       68.0
                          -------    -------     -------   -------    -------    -------     -------   --------
    Total operating
     expenses...........    310.9      262.8       215.9     154.2      132.9      135.7       136.6      170.5
                          -------    -------     -------   -------    -------    -------     -------   --------
Loss from operations....   (236.4)    (186.2)     (137.4)    (70.7)     (58.5)     (59.8)      (56.2)     (90.3)
Net interest income
 (expense)..............      2.5       (0.4)        2.8       2.7       (7.2)       1.8         1.5       (1.0)
Other income (expense)..      --         --          --        --         4.6        --        (24.1)       --
                          -------    -------     -------   -------    -------    -------     -------   --------
Net loss................   (233.9)%   (186.6)%    (134.6)%   (68.0)%    (61.1)%    (58.0)%     (78.8)%    (91.3)%
                          =======    =======     =======   =======    =======    =======     =======   ========

  Our revenues have increased in all quarters presented as a result of increased acceptance of MultexNET, which was launched in June 1996, MultexEXPRESS, which was launched in January 1997, and increased purchases of the Multex Research-On-Demand service, which was launched in April 1997. Our gross margins fluctuate due to several factors. Increased prices and improved operating efficiencies lead to an increase in gross margin, which is also enhanced when significant volumes of professional services are supplied, as in the three months ended December 31, 1997. In other quarters, when we have significant amounts of equipment resale transactions, including, for example, in the three months ended March 31, 1998, gross margin tends to decrease. Operating expenses have increased in dollar terms during the quarters presented. Sales and marketing expenses have increased in dollar terms as a result of increased personnel and increased marketing, advertising and promotional activity. Research and development expenses increased in dollar terms as a result of expanded technological development efforts to support the launch of new services and to enhance the features and functionality of its services.

  Our quarterly revenues, margins and results of operations have fluctuated significantly in the past and are expected to continue to fluctuate significantly in the future. Causes of these fluctuations have included and may include, among other factors, demand for our services, the size and timing of both new and renewal subscriptions, the number, timing and significance of new services introduced by us and our competitors, our ability to develop, market and introduce new and enhanced services on a timely basis, the level of service and price competition, changes in operating expenses, changes in the mix of services offered, changes in our sales incentive strategy, sharp declines in the volume or price levels of securities transactions and general economic factors. Any one or more of these factors could have a material and adverse effect on our business, results of operation and financial condition, and makes the prediction of results of operations on a quarterly basis unreliable. See "Risk Factors--Fluctuations in our operating results may negatively impact our stock price."

Liquidity and Capital Resources

  We have financed our operations primarily through the sale of equity securities as we have generated only negative cash flow from operations since our inception. Through December 31, 1998, we have received an aggregate of $52.7 million in net proceeds from the sale of five series of convertible preferred stock. At December 31, 1998, we had $2.3 million of cash and cash equivalents. Our principal commitments consist of obligations under operating leases.

  Net cash used in operating activities was $6.0 million, $7.1 million and $5.5 million for the years ended December 31, 1998, 1997 and 1996, respectively. The principal use of cash for all periods was to fund our losses from operations.

  Net cash used in investing activities was $13.2 million, $945,000 and $9.2 million for the years ended December 31, 1998, 1997 and 1996, respectively. Cash used in investing activities was primarily related to purchases of property, equipment and marketable securities and cash provided by investing activities was primarily related to the sale of marketable securities. In 1998 and 1996, we purchased marketable securities following preferred stock financings pending use of those funds.

  Net cash provided by financing activities was $19.0 million, $9.7 million and $15.4 for the years ended December 31, 1998, 1997 and 1996, respectively. Net cash provided by and used by financing activities primarily consisted of net proceeds from the sale of equity securities and borrowings under bank lines of credit, which were offset in part by repayments of bank debt and lease obligations.

  Although we have no material commitments for capital expenditures, we anticipate that we will experience a substantial increase in our capital expenditures and lease commitments consistent with our anticipated growth in operations, infrastructure and personnel, including the implementation of an off-site backup computer system and various capital expenditures associated with expanding our facilities. We currently anticipate that we will continue to experience significant growth in our operating expenses for the foreseeable future and that our operating expenses will be a material use of our cash resources. We believe that the net proceeds of the offering, together with our existing cash, cash equivalents and marketable securities, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures at least for the next twelve months.

Impact of the Year 2000

  Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems may recognize a date using "00" as the year 1900 rather than the year 2000. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

  State of Readiness. We have begun to assess the Year 2000 readiness of our information technology ("IT") systems, including the hardware and software that enable us to provide and deliver our MultexNET, MultexEXPRESS, Multex Research-On-Demand and Multex Investor Network services, and our non-IT systems. Our assessment plan consists of the following:

  . quality assurance testing of our internally developed proprietary software incorporated in our MultexNET, MultexEXPRESS, Multex Research-On-Demand and Multex Investor Network services ("Services Software");

  . contacting third-party vendors and licensors of material hardware, software and services that are both directly and indirectly related to the delivery of our MultexNET, MultexEXPRESS, Multex Research-On-Demand and Multex Investor Network services;

  . contacting providers of material non-IT systems;

  . assessment of repair or replacement requirements;

  . repair or replacement;

  . implementation; and

  . creation of contingency plans in the event of Year 2000 failures.

  We plan to perform a more comprehensive Year 2000 simulation on our Services Software during the first half of 1999 to test system readiness. Based on the results of this simulation, we intend to revise the code of our Services Software as necessary to improve the Year 2000 compliance of our Services Software. We have been informed by many of our vendors of material hardware and software components of our IT systems that the products used by us are currently Year 2000 compliant. We will require vendors of our other material hardware and software components of our IT systems to provide assurances of their Year 2000 compliance. We plan to complete this vendor process during the first half of 1999. We are currently assessing the materiality of our non-IT systems and will seek assurances of Year 2000 compliance from providers of material non-IT systems. Until this testing is complete and these vendors and providers are contacted and have responded, we will not be able to completely evaluate whether our IT systems or non-IT systems will need to be revised or replaced.

  Costs. To date, we have not incurred any material costs in identifying or evaluating Year 2000 compliance issues. Most of our expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees in the evaluation process and Year 2000 compliance matters generally. At this time, we do not possess the information necessary to estimate the potential costs of revisions to our Services Software should revisions be required or the replacement of third-party software, hardware or services that are determined not to be Year 2000 compliant. Although we do not anticipate that these expenses will be material, these expenses, if higher than anticipated, could have a material and adverse effect on our business, results of operations and financial condition.

  Risks. We are not currently aware of any Year 2000 compliance problems relating to our Services Software or our IT or non-IT systems that would have a material and adverse effect on our business, results of operations and financial condition, without taking into account our efforts to avoid or fix these problems. There can be no assurance that we will not discover Year 2000 compliance problems in our Services Software that will require substantial revisions or replacements. In addition, there can be no assurance that third-party software, hardware or services incorporated into our material IT and non-IT systems will not need to be revised or replaced, which could be time-consuming and expensive. Our inability to fix our Services Software or to fix or replace third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs and other business interruptions, any of which could have a material and adverse effect on our business, results of operations and financial condition. Moreover, the failure to adequately address Year 2000 compliance issues in our Services Software, and our IT and non-IT systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

  In addition, there can be no assurance that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside our control will be Year 2000 compliant. The failure by these entities to be Year 2000 compliant could result in a systemic failure beyond our control, including, for example, a prolonged Internet, telecommunications or electrical failure, which could also prevent us from delivering our MultexNET, MultexEXPRESS, Multex Research-On-Demand and Multex Investor Network services, decrease the use of the Internet or prevent users from accessing our MultexNET, MultexEXPRESS, Multex Research-On-Demand and Multex Investor Network services, any of which would have a material and adverse effect on our business, results of operations and financial condition.

  Contingency Plan. As discussed above, we are engaged in an ongoing Year 2000 assessment and have not developed any contingency plans. The results of our Year 2000 simulation testing and the responses received from third-party vendors and service providers will be taken into account in determining the need for and nature and extent of any contingency plans.

  Our inability to correct a material Year 2000 problem, if one develops, could result in an interruption in, or a failure of, certain of our normal business activities or operations. In addition, a significant Year 2000 problem concerning our database or the research reports and other information provided to us by our research and information providers could cause our customers to seek alternate providers of investment research or cause an unmanageable burden on our customer service and technical support capabilities. Any material Year 2000 problem could require us to incur significant unanticipated expenses to remedy and could divert our management's time and attention, either of which could have a material and adverse effect on our business, results of operation and financial condition.

                                    BUSINESS

  The following section contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in "Risk Factors" and elsewhere in this Prospectus.

  Multex.com is a leading provider of online investment research and information services designed to meet the needs of individual and institutional investors, including investment banks, brokerage firms and corporations. Our services enable timely online access to over 1,000,000 research reports and other investment information on over 15,000 companies. These reports are published by more than 400 investment banks, brokerage firms and third-party research providers worldwide. In the United States, we offer research reports from 18 out of the 20 leading investment banks and brokerage firms, according to the Institutional Investor rankings, including Merrill Lynch, Morgan Stanley Dean Witter, Goldman Sachs and Salomon Smith Barney. In Europe, we offer research reports from 18 out of the 20 leading investment banks and brokerage firms, as ranked by the Reuters Tempest survey, and in Asia, we offer research reports from 19 out of the 20 leading investment banks and brokerage firms, as ranked by Asia Money. Through various arrangements, more than 600,000 individual investors, institutional investors and financial professionals, including mutual funds managers, portfolio managers, brokers and their clients, are able to use our services. In addition to making our services available through our own Web sites, we have established a number of strategic distribution relationships to reach both the institutional market and the individual investor market. For the institutional market, we have established a number of strategic distribution relationships, including ADP, Bloomberg, Bridge, Dow Jones and Reuters.

  For the individual investor market, we recently launched the Multex Investor Network, an Internet service targeting the rapidly growing individual investor market. Multex Investor Network is an interactive community for individual investors. Visitors to Multex Investor Network can join as a "member" at no cost. Members of Multex Investor Network have free access to a range of member services, investment research reports and other financial information from Multex.com, sponsoring brokerage firms and investment banks, as well as member generated content. Members also have access to over 250,000 premium "pay-per-view" investment and brokerage research reports from over 250 brokerage firms, investment banks and third-party information providers. We have established a number of strategic distribution relationships to promote the Multex Investor Network, including a strategic distribution relationship with America Online to serve as the anchor tenant for brokerage research on the AOL Personal Finance channel. America Online is also a recent investor in Multex.com. In addition, we have established distribution relationships for the Multex Investor Network with other Internet portals and financial sites, including The Wall Street Journal Interactive, CNNfn, CBS MarketWatch, Quote.com, Hoovers and Edgar On-Line.

Industry Overview

  In recent years, there has been substantial growth in the ownership of equity and fixed income securities worldwide. According to the Investment Company Institute, total financial assets of U.S. households were $14.0 trillion at the end of 1995, and are expected to grow to over $22.5 trillion by the year 2000. These assets are invested in, among other things, over 8,500 publicly traded companies in the United States, including over 2,900 companies that have completed initial public offerings in the last five years, and thousands more internationally. The growth in financial assets has resulted from a number of factors, including an increase in the number of mutual funds and increased cash flows into those mutual funds, households allocating more of their assets to equity investments, sustained high returns in the equity markets over a number of years, and lower trading costs as a result of regulatory changes and improved technologies. The proliferation in equity ownership and associated trading activity has created a need for more investment research and market information on the part of investors who seek higher returns on their portfolios.

  The emergence of the Internet as a tool for communications and commerce is changing the markets for financial transactions and information services. Individuals are rapidly embracing the Internet because it is simple to access and it makes vast amounts of information quickly available. According to International Data Corporation, the number of users of the Internet grew to 34 million users worldwide by the end of 1996, and is expected to reach approximately 139 million users by the end of 2000.

  Individuals are showing strong preferences for transacting various types of business, including trading securities, via the Internet, rather than in person or over the telephone. These transactions are being streamlined and can now be performed directly virtually anywhere at any time. Individual investors have accepted and even welcomed self-directed online transactions because these transactions can be faster, less expensive and more convenient than transactions conducted through a human intermediary. We believe that these trends evidence a fundamental change in the way many individual investors manage their financial assets. As individual investors seek to independently manage their financial assets, these investors are increasingly looking for investment research and other financial reports online.

  Investment research is one of the primary tools individual and institutional investors use to assist them in deciding whether to invest in a company or industry and when to buy and sell a particular security. Investment banks and brokerage firms, as the primary providers of investment research, have invested billions of dollars developing their research capabilities, which they use to build their brand name recognition, enhance customer loyalty and generate investment banking and trading revenues. Many of these firms are expanding the breadth and scope of their research by hiring additional analysts and increasing the number of companies and industries covered by their research and providing research on international markets. The ability to offer investment research to investors who traditionally have not had timely access to investment research is increasingly becoming a competitive advantage and a key distinguishing feature for brokerage firms. As the industry becomes more competitive, investment banks and brokerage firms want to distribute their research in the fastest and most efficient manner possible in order to meet increasing investor demand for better access to investment research and market information.

  Individual and institutional investors are increasingly demanding access to investment research and other market information--including SEC reports, business and financial news, stock quotes, stock price graphs and annual reports--on a "real-time" or near "real-time" basis. Investment research traditionally has been mailed to investors, which results in a delay in the receipt of the research and significant printing, duplicating and mailing costs. In order to distribute research reports on a more timely basis, some reports are increasingly being sent by facsimile transmission to investors. However, these conventional distribution methods do not allow investment banks or brokerage firms to control which investors access and view their research. Moreover, large institutional investors often receive hundreds of paper reports, totaling thousands of pages, each week. These paper-based reports must be manually sorted, distributed, stored, reviewed and prioritized, which can be time consuming and expensive. Likewise, large users of investment research and other financial information also include investment banks and brokerage firms, which utilize their proprietary research and other corporate documents, as well as research purchased from other sources, to support their own banking, sales, trading and marketing functions. These firms seek to quickly and efficiently distribute research and other documents to their investment bankers, brokers and traders in geographically dispersed locations.

  In response to the shortcomings of the traditional research distribution methods, investment banks and brokerage firms have tried new distribution methods, including e-mail and distribution through their Web sites, with varying degrees of success. Distribution by e-mail is inefficient because it not only requires the recipient to open and view the e-mail messages, but it also lacks a way for the recipient to differentiate one message from another. Also, e-mail messages cannot be searched on a full-text basis and are not easily archived or retrieved by others. Web-site distribution by investment banks and brokerage firms requires the investor to visit and search numerous Web sites that provide research, which is time-consuming and inefficient. Investment banks and brokerage firms need a solution to their internal and client investment research distribution needs. Institutional investors need a real-time, commingled source for their investment research needs. Individual investors need access to research from investment banks, brokerage firms and other third-party providers.

The Multex.com Solution

  We are a leading provider of online investment research services designed to meet the needs of individual and institutional investors, including investment banks, brokerage firms and corporations. Our services provide users with online access to a wide range of research and other investment information from leading investment banks, brokerage firms and third-party research providers worldwide, including Merrill Lynch, Morgan Stanley Dean Witter, Goldman Sachs and Salomon Smith Barney. Our Internet-based technology solution ensures timely receipt of information for critical investment decisions and enables research providers to target their research more efficiently. At the same time, recipients of the information can use our proprietary search tools to locate and retrieve the desired information, saving the time and expense of manually searching through printed reports. Online availability also eliminates costs otherwise incurred in printing, mailing, sorting and filing printed reports. Finally, we enable research and information providers to market more efficiently, not only by reaching their target customers more effectively, but also by providing feedback regarding their access and usage patterns. Our services provide the following key benefits:

  Extensive Research Database. We provide entitled investors access to an online database of research reports and other investment information on over 15,000 companies. These reports are published by more than 400 investment banks, brokerage firms and third-party research providers worldwide. In the United States, we offer research reports from 18 out of the 20 leading investment banks and brokerage firms according to the Institutional Investor rankings, including Merrill Lynch, Morgan Stanley Dean Witter, Goldman Sachs and Salomon Smith Barney. In Europe, we offer research reports from 18 out of the 20 leading investment banks and brokerage firms as ranked by the Reuters Tempest survey, and in Asia, we offer research reports from 19 out of 20 leading investment banks and brokerage firms as ranked by Asia Money. Through various arrangements, more than 600,000 individual investors, institutional investors and financial professionals, including mutual fund managers, portfolio managers, brokers and their clients, are able to use our services. We typically add reports to our database at the rate of more than 15,000 new reports each week. We also provide electronic access on a pay-per-view basis to more than 250,000 published research reports from more than 250 contributors to individual investors, buy-side professionals, corporate executives and investor relations specialists. Research reports in our database include all text, charts, graphs, tables, color and document formatting contained in the original report. For some of our customers, we also provide access to delayed stock quotes through Quote.com and real-time Securities and Exchange Commission filings through EDGAR Online as part of their subscription.

  Efficient, Cost-Effective Research Distribution. We enable investment banks, brokerage firms and third-party research providers to electronically distribute their research reports to their brokers, bankers and traders and their customers via the Internet or intranets on a real-time basis. Our services permit research to be distributed to multiple locations simultaneously. By using these services, research providers can target investors worldwide, monitor investor requests for research reports and determine who has accessed their reports. Because our services are distributed over the Internet or intranets, research providers save printing and mailing costs and can more easily target their research to their customers. Our services are password protected and research included in our database can be accessed only by authorized users.

  Comprehensive Search Capabilities. We have incorporated extensive search capabilities into our services, thereby enabling users to rapidly and easily locate relevant commingled research from hundreds of sources and to reduce the costs of indexing, organizing and distributing research reports. Users can search for a particular research report by a number of criteria, including company name, industry, ticker symbol or analyst. Additionally, users can search on a full text basis for words or phrases. We also enable users to create searchable, customized research profiles and portfolios, to further facilitate finding and retrieving the document.

  Ease and Efficiency of Use. Our services are designed to facilitate the electronic contribution and online distribution of investment research. Our proprietary software allows sell-side research departments and third-party information providers to easily contribute research reports, financial models, graphic presentations and other documents in real-time directly to our database. Research providers can use existing word processing and desktop publishing software, including Microsoft Word, Excel, PowerPoint, WordPerfect, HTML and multimedia creation software, and are not required to modify their method of document creation. For users accessing research, our proprietary technology incorporates a graphical user interface and provides access through leading browser technologies to simplify finding, retrieving, viewing and printing research reports.

Strategy

  Our objective is to be the leading provider of online investment research services for the individual and institutional investment community. We use leading Internet technologies to provide a unique, integrated platform for the efficient distribution of investment research and financial information worldwide. The following are the key elements of our strategy:

  Provide Extensive Investment Research and Information. We intend to continue to leverage our success as an investment research and information source for institutional investors. We continuously target leading investment banks and brokerage firms in an effort to add their research to our research database. Our database is growing rapidly and we add approximately 15,000 new research reports to our database each week. By establishing relationships with other third-party providers of investment and financial information, including EDGAR Online, Standard & Poor's, ValueLine and others, we can offer extensive third-party investment research and information. Through our Multex Data Group subsidiary we are also developing the ability to provide proprietary earnings estimates and related financial reports. We believe that by continually incorporating additional sources of investment and financial information into our database, we will be well positioned to become the premier source of high-value investment information.

  Expand Distribution Channels. We employ a broad array of distribution channels for our services and are continuously identifying and developing new channels. For the institutional investor market, we have entered into agreements with leading distributors of financial information, including ADP, Bloomberg, Bridge, Dow Jones, Reuters and Disclosure. In order to enhance the distribution of investment research to individual investors, we have entered into an agreement with America Online to be an anchor tenant on the investment research area within the AOL Personal Finance channel, and have also entered into agreements to distribute our services with a number of leading Internet-based financial Web sites and distributors, including CNNfn, Data Broadcasting Corporation (which includes CBS MarketWatch) and Disclosure.

  Increase Multex Brand Awareness. We believe that increasing the brand name awareness of Multex.com and our services in the financial community will contribute to our future success. We have successfully built a brand name among institutional investors and research providers and are targeting our marketing efforts to expand the recognition of our corporate and service names through advertising, direct mail, trade shows, seminars and conferences as well as joint marketing initiatives with information providers and distributors. We seek to incorporate our branded logo on each Web site that utilizes our technology to increase the brand name awareness of Multex.com and our services.

  Target Individual Investor Market. Through our Multex Investor Network, we are targeting the expanding individual investor market. We intend to expand our related sales and marketing efforts in order to increase traffic on the Multex Investor Network and expand our member base. In addition, to address the individual investor market, we intend to capitalize on our arrangement with America Online and to develop links to the Multex Investor Network from other leading Internet portals and personal finance Web sites. We are also seeking to expand the amount of research available to individual investors on the Multex Investor Network from leading investment banks and brokerage firms. We believe that the Multex Investor Network will significantly increase individual investors' access to institutional quality research and enhance our position as a leading online provider of this research.

  Extend Global Presence. To provide U.S. and foreign investors with access to investment research prepared by leading investment banks and brokerage firms throughout the world, we target international contributors and subscribers from our headquarters in New York, from an office in London and through independent representatives in Hong Kong. We intend to open offices in other leading financial centers. We believe that institutional investors in Europe, the Pacific Rim and numerous emerging markets require access to high quality online investment research and information. Since many investors are investing in markets throughout the world, they also require research and information from investment banks and brokerage firms in local markets. In addition, many investment banks and brokerage firms in U.S. and foreign markets are seeking to distribute their research worldwide.

  Maintain Technology Leadership. We intend to continuously develop and incorporate new technologies to enhance our services. We intend to maintain our leadership position by continuing to improve our technology through investment in research and development activities, use of new Internet, intranet and extranet technologies and integration of each of our services. In particular, we are extending the available document formats to support spreadsheets, presentation applications, HTML-based pages, URL references, and audio and video files. We are also developing integrated and directed user alerts and e-mail and fax capabilities. Using our technological capabilities and expertise, we focus on enhancing our scalable and open architecture.

  Focus on Multiple Revenue Opportunities. We are pursuing multiple revenue opportunities for future growth with a particular focus on establishing a recurring revenue stream from subscriptions. We believe that subscriptions, professional service fees, pay-per-view transactions and advertising represent key opportunities. By expanding the number of research providers and the amount and formats of information available, we believe that we can generate additional revenue from new and enhanced services. In addition, we believe that by targeting individual investors and corporations, we may be able to increase the pay-per-view revenues from Multex Research-On-Demand and the Multex Investor Network. We also expect to generate advertising and sponsorship revenue from the Multex Investor Network and our other Web sites.

Services

  The following table sets forth information concerning our principal service offerings:

                       Multex.com Service Offerings

       Name of                                                                             Revenue
       Service               Description                    Target Market                   Model
   ----------------  --------------------------- ----------------------------------- -------------------
   MultexNET         Access to real-time         Buyside institutions                Annual subscription
                     commingled research         and corporations
   MultexEXPRESS     Real-time distribution of   Sellside investment                 Annual subscription
                     proprietary research to a   banks and brokerage firms
                     provider's employees and
                     clients
   Multex Research-  Access to commingled,       Commercial and investment banks,       Pay-per-view
    On-Demand        pay-per-view research on    corporations, financial advisors
                     a delayed basis             and professional services firms
   Multex Investor   Access to free and          Individual investors, corporations,    Advertising,
    Network          pay-per-view investment     financial advisors and professional   sponsorship and
                     research on a delayed basis services firms                         pay-per-view

  MultexNET

  MultexNET enables subscribers to access on a real-time basis over the Internet commingled full-text investment research reports supplied by leading investment banks, brokerage firms and third-party research providers. Over 11,000 mutual fund managers, portfolio managers and other institutional investors, as well as research analysts and other financial services professionals, are able to use MultexNET, which offers timely online access to over 1,000,000 research reports and other investment information from more than 400 information provides. Subscribers to MultexNET are offered advanced searching and filtering capabilities, and the ability to retrieve investment research reports over the Internet. Our proprietary software enables us to distribute a particular research or other financial report only to those users who have been authorized or entitled to access the report by the firm that authored the report. MultexNET enables research and other information providers to monitor requests for their research reports and determine who has accessed and viewed the report. Subscribers whose subscription does not entitle them to access particular embargoed research and third-party research information may be able to access these reports through Multex Research-On-Demand on a pay-per-view basis after the embargo period has ended (typically 15 days).

  Features of MultexNET include real-time access to high-quality multimedia and rich text research reports, the ability to utilize advanced searching features which permit searches by company name, ticker symbol, brokerage firm, analyst, industry/subject codes and date, the ability to create and modify customized portfolios and profiles in order to ensure the delivery of updated research information about those companies in a particular user's portfolio or profile, and easy-to-use document viewing, printing, faxing and e-mail options. We also provide access to delayed stock quotes through Quote.com and real-time filings with the Securities and Exchange Commission filings through EDGAR Online as part of the MultexNET subscription. In addition, features currently under development will enable subscribers to arrange for automated fax and/or e-mail distribution of research reports to the subscriber's end-users.

  Research reports and other financial information available through MultexNET are stored on our database servers and delivered over our Internet servers. MultexNET requires subscribers to have an Internet connection, or a connection to an extranet maintained by us, Microsoft Internet Explorer or Netscape Navigator Web browsers, and the Adobe Acrobat viewer installed on their workstation, desktop or laptop computer.

  The annual subscription fee for MultexNET typically ranges from $1,000 to $3,540 per subscriber depending upon the number of users at the particular buyside institution or corporation who have access to the service. As of December 31, 1998, we had approximately 2,580 paying subscribers to MultexNET, as compared to approximately 2,040 paying subscribers on December 31, 1997. In addition, pursuant to our agreement with Reuters, approximately 6,000 Reuters' customers obtained MultexNET user passwords to use MultexNET as of December 31, 1998, whereas no Reuters' customers had obtained passwords as of December 31, 1997.

  MultexEXPRESS

  MultexEXPRESS enables investment banks, brokerage firms and other financial institutions to distribute their own proprietary financial research, as well as corporate documents, forms, news and other proprietary content, over the Internet or through intranets and other private networks. Using MultexEXPRESS, investment banks, brokerage firms and other financial institutions are able to reduce the cost of printing and distributing research reports and other internal information and can disseminate more timely information to their employees and customers. Like MultexNET, MultexEXPRESS offers the contributing firm the ability to identify which users actually access research through the usage reporting system incorporated into MultexEXPRESS. MultexEXPRESS can be implemented as a unique Internet site or seamlessly integrated into a firm's existing online presence to target information to employees and key clients on a real-time basis. MultexEXPRESS is built on the same technology platform and provides users with the same core functionality found in MultexNET. MultexEXPRESS also offers additional features and integration options targeted to the internal distribution needs of investment banks, brokerage firms and other financial institutions.

  MultexEXPRESS has been installed at 30 investment banking and brokerage firms, with more than 530,000 users (approximately 450,000 of which are generated from one MultexEXPRESS installation), at December 31, 1998. This compares to 18 MultexEXPRESS installations, with more than 500,000 users (approximately 450,000 of which are generated from one MultexEXPRESS installation) at December 31, 1997. MultexEXPRESS is generally contracted for a one to three year period at a fixed rate dependent upon the scale of the enterprise-wide solution offered to the customer. Currently, the average price per installation is approximately $150,000 for each year of the contract.

  Multex Research-On-Demand

  Multex Research-On-Demand gives corporations, financial institutions and advisors, institutional investors, other professional service firms and libraries, the ability to access more than 450,000 research reports and other information from over 250 MultexNET research providers. Each report can be purchased on a pay-per-view basis after an embargo period during which the research providers make the report available on a proprietary basis only to their own employees and customers. A growing subset of the content in our database, approximately 50% as of December 31, 1998, is available on Multex Research-On-Demand. This service is available either on a stand-alone basis, through strategic distribution channels or as a part of MultexNET, MultexEXPRESS or Multex Investor Network. While the majority of the reports available on Multex Research-On-Demand relate to U.S. equities and investment opportunities, we are adding information relating to foreign equities and investment opportunities.

  Multex Research-On-Demand customers can purchase and download the research reports to their own computer using advanced searching and filtering technology that locates documents by symbol, industry, brokerage firm, full-text words and phrases, or user-defined portfolios and profiles. Users can receive e-mail alerts throughout the day, which may be keyed to their portfolios or other user-provided criteria. The financial research reports available to Multex Research-On-Demand customers include both those relating to a particular company and those relating to an industry as a whole. Research from independent research providers (including Standard & Poor's, Disclosure and Value Line Mutual Fund Survey) is also available for purchase. An online purchase history provides a specific list of all of the reports purchased by an individual user.

  Prices per document available through Multex Research-On-Demand generally range from $10.00 to $150.00, based on the length and type of document. The pay-per-view fees are generally shared between the investment bank, brokerage firm or third-party research provider that supplied the original research report, the distributor through which the purchase was initiated, if any, and us. There is no registration or subscription fee for use of this service. Some of our users have purchased an annual subscription which enables them to purchase individual research reports at a discounted price. We are also adding analysis from leading third-party advisory services.

  Multex Investor Network

  Multex Investor Network is an Internet service targeting the rapidly growing individual investor market. Multex Investor Network is an interactive community for individual investors. Visitors to Multex Investor Network can join as a "member" at no cost. Members of Multex Investor Network can download, view and print at no cost a wide range of investment research reports and investment content from us, sponsoring brokerage firms and investment banks, as well as member-generated content. Members also have access to over 250,000 premium "pay-per-view" investment and brokerage research reports from over 250 brokerage firms, investment banks and third-party information providers. We have established a number of strategic distribution relationships to promote the Multex Investor Network, including a strategic distribution relationship with America Online to serve as the anchor tenant for brokerage research on the AOL Personal Finance channel. In addition, we have established distribution relationships for the Multex Investor Network with other Internet portals and financial sites, including The Wall Street Journal Interactive, CNNfn, CBS MarketWatch, Quote.com, Hoovers and Edgar On-Line.

  We generate revenue from our Multex Investor Network through the sale of sponsorships to investment banks and brokerage firms, the sale of banner advertisements that allow interested users to link directly to the advertisers' own Web sites, and pay-per-view sales of investment research and other financial reports. To date, we have signed sponsorship agreements with Merrill Lynch, Salomon Smith Barney and Gruntal & Co.

  In connection with the Merrill Lynch sponsorship, we recently assisted Merrill Lynch in the launch of www.askmerrill.com, a four-month trial Web site that makes Merrill Lynch's award-winning research available to individual investors with access to the Internet. Specifically, the trial Web site, developed by us and co-branded in partnership with Merrill Lynch, gives registered users access to: (i) Merrill Lynch Research reports on specific companies, including analyst reports and earnings estimates; (ii) an at-a-glance listing of the latest research reports available from Merrill Lynch analysts and (iii) a research tracker feature that automatically displays reports for as many as ten companies specified by the user.

  Other Services

  Through Multex Data Group, we maintain an earnings estimate database and generate related, proprietary financial reports, which are resold through various distributors. These reports, which combine information from our earnings estimates database with other fundamental data obtained from a variety of sources, are sold on a pay-per-view basis through Multex Research-On-Demand and Multex Investor Network, and may be offered in the future on a subscription basis.

Research and Information Providers

  We have dedicated substantial resources to develop relationships with an extensive range of domestic and international investment banks, brokerage firms and third-party research providers, and we have a dedicated sales force which is continually recruiting research providers. We manage our relationship with each major research provider through our staff of account representatives.

  Set forth below is a representative list of our research and information providers:

Selected North American Information Providers

ABN Amro Chicago             ING Barings                PaineWebber
Corporation                  Interstate/Johnson Lane*   Piper Jaffray*
BancBoston Robertson         J.P. Morgan Securities     Ragen McKenzie*
Stephens*                    J.C. Bradford & Co. *      Raymond James &
Bear Stearns & Co. Inc.      Janney Montgomery Scott*   Associates*
Brown Brothers Harriman*     Jefferies & Co. *          Robinson-Humphrey*
BT Alex. Brown*              Keefe, Bruyette & Woods*   Salomon Smith Barney*
Chase Securities*            Legg Mason Wood Walker*    Sanford Bernstein
CIBC Oppenheimer*            Merrill Lynch*             Schroder Securities
CS First Boston              Morgan Keegan & Company*   Ltd.
Dain Rauscher Wessels*       Morgan Stanley Dean        SG Cowen*
Goldman Sachs & Co.          Witter                     Soundview Financial
Gruntal & Co.*               NationsBanc Montgomery     Group*
Hambrecht & Quist*           Securities                 Volpe Brown Whelan
                                                        Warburg Dillon Read*

Selected International Information Providers

ABN Amro                     Dresdner Kleinwort Benson  PaineWebber
Alfred Berg                  Fox Pitt, Kelton*          International
Auerbach Grayson*            Goldman Sachs              Paribas*
Bankers Trust Australia      International              RBC Dominion
Limited                      HSBC James Capel           Securities Inc.
Cazenove & Co.               Indosuez WI Carr*          Robert Fleming & Co.
Clarion Securities           ING Barings                Salomon Smith Barney*
Commerzbank AG               Jardine Fleming Holdings   Santander Investment
Credit Lyonnais Europe       Ltd.                       Securities*
Credit Suisse First          JP Morgan Securities Ltd.  SBC Warburg Dillon
Boston                       Merrill Lynch              Read
Daiwa Institute of           International*             Schroder & Co. Ltd.*
Research Ltd.*               Morgan Stanley             SG Securities PTE
Deutsche Morgan Grenfell     International              Union Bank of
                             Nomura Securities          Switzerland
                             International              Yorktown Securities*

Selected Third-Party Information Providers

Baseline*                    Instinet Research*         The Red Chip Review*
CNBC/Dow Jones*              IPO Maven*                 Value Line Mutual Fund
Disclosure*                  Renaissance Capital*       Survey*
Ford Investor Services*      Standard & Poor's*         Wall Street
                                                        Transcript*
                                                        WEFA*
--------
* Also provides research and information for Multex Research-On-Demand

Customers

  Multex.com has dedicated substantial resources to developing relationships with an extensive range of buyside institutions, investment banks, brokerage firms, libraries, corporations and other professional service firms. As a result, MultexNET is used at over 4,000 financial institutions and corporations, MultexEXPRESS is used by 30 of the world's leading brokerage firms, and thousands of users access Multex Research-On-Demand. Multex Investor Network, which was launched in November 1998, had more than 145,000 registered members on January 31, 1999.

  Set forth below is a representative list of our institutional customers:

AIM Advisors                            Gabelli Asset Management      Morgan Stanley Asset
Alliance Capital Management             GE Capital                     Management
Arthur Andersen & Company               Goldman Sachs & Co.           Oppenheimer Funds
BancBoston Robertson Stephens           Gruntal & Co.                 PaineWebber
Barclays Global Investors               Heidrick & Struggles          Piper Jaffray
BT Alex. Brown                          Hewlett-Packard               Putnam Investments
Conseco Inc.                            Invesco Asset Management      T. Rowe Price
Dain Rauscher Wessels                   J.C. Bradford & Co.           Ragen McKenzie
Delaware Management                     Jefferies & Co.               Salomon Smith Barney
Dresdner/RCM Global Investors           John Hancock Advisors          Asset Management
Ernst & Young                           Kleinwort Benson Investment   SBC Warburg Dillon Read
Fidelity Capital Markets                 Management                   SG Cowen
Fleet Investment Advisors--             Legg Mason Wood Walker        Soundview Financial Group
 Equity Partners                        McKinsey & Co.                UBS Securities
Franklin Research and Development       Merrill Lynch Asset           Vanguard
                                         Management

Strategic Distribution Relationships


  Multex.com has established a number of strategic distribution relationships to provide marketing and additional distribution for its services, to build traffic on our Web sites and to increase investor awareness of our services and the Multex.com brand name. These strategic relationships target one of two markets: institutional investors and individual investors.

  We have entered into agreements and strategic relationships with ADP, Bloomberg, Bridge, Dow Jones, Reuters and Disclosure to assist us in marketing our services to institutional investors, although in the case of Bridge, the services are not expected to become available until the third quarter of 1999. In each case, we share in revenues generated from sales to end-users through the strategic partners' distribution networks. The principal services distributed by these strategic partners are MultexNET, which is made available as a service through the partners' distribution network on similar terms to those available to subscribers to MultexNET over the Internet, and Multex Research-On-Demand. We recently renegotiated our strategic relationship with Reuters for the five-year term beginning on January 1, 1999. See "Certain Transactions."

  In order to enhance the distribution of investment research to the individual investor market, we have entered into an agreement with America Online. This agreement is for an initial two-year term and is automatically renewable unless either party gives advance notice of its intention not to renew. Under our agreement with AOL, we have secured a position as an anchor tenant for brokerage research on the AOL Personal Finance channel as well as a integrated links on other screens within the AOL service, with links from those locations back to Multex Investor Network.

  In addition to the strategic relationships described above, we have entered into agreements with numerous other distributors, including Big Charts, CBS Marketwatch, CNNfn, Data Broadcasting Corp., Disclosure, Edgar Online, Hoover's, MediaOne, Quote.com, Stock Smart and Ziff Davis Interactive Investor, to further attract traffic to the Multex Investor Network and our other Web sites.

Sales and Marketing

  Multex.com sells its services through a sales and marketing organization, which consisted of an aggregate of 57 employees at December 31, 1998. Our sales force is organized into geographic teams focused on sales of subscriptions to MultexNET, sales of subscriptions to the MultexEXPRESS service and sales of Multex Research-On-Demand on a pay-per-view or subscription basis. Furthermore, sponsorships on the Multex Investor Network are sold directly by our sales staff. In addition, we sell sponsorship and banner advertising, pursuant to an agreement with DoubleClick.

  Our sales force develops sales presentations, demonstrates our services and manages the complete sales cycle. We currently have sales personnel in New York and London, as well as two independent representatives in Hong Kong, who are responsible for specific geographic territories as well as named accounts and prospects around the world. We recently opened a sales office in San Francisco and plan to add additional sales personnel from time to time as necessary.

  In addition to our direct sales efforts, our services are also sold over a growing number of third-party channels, including Bloomberg, Reuters and Disclosure, which reach individual and institutional investors around the world. We believe that our presence on these channels also serves as a significant and continuous source of marketing for our services and the Multex.com brand name. See "--Strategic Distribution Relationships."

  To support our sales efforts, we employ a variety of methods to market and promote our services and the Multex.com brand name. These methods include direct mail, print advertisements, Internet advertisements, trade shows and conferences, and telemarketing. We also utilize our Web sites, which are continually updated with corporate and industry news, new information about our services and other financial information, to provide links and other registration opportunities, all designed to create awareness, generate leads and sell services.

Research and Development

  Our future success will depend upon our ability to maintain and develop competitive technologies, to continue to enhance our current services and to develop and introduce new services in a timely and cost-effective manner that meet changing conditions, including evolving customer needs, new competitive service offerings, emerging industry standards and rapidly changing technology. We have a dedicated research and development organization that develops new features and functionality for our existing services as well as the software that supports new services. The research and development team has expertise in network development and maintenance, Internet and intranet protocols, software development, database maintenance and development and a variety of programming tools and languages and operating systems. At December 31, 1998, we had 24 employees engaged in research and development. Research and development expenses were $1.4 million in 1996, $1.6 million in 1997 and $2.2 million in 1998. We expect to continue making substantial expenditures on research and development in the future.

  The market for the electronic distribution of investment research and related services is characterized by rapidly changing technology, evolving industry standards in computer hardware, programming tools, programming languages, operating systems, database technology and information delivery systems, changes in customer requirements and frequent new product introductions and enhancements. There can be no assurance that we will be able to develop and market, on a timely basis, if at all, service enhancements or new services that respond to changing market conditions or that will be accepted by individual and institutional investors. Any failure by us to anticipate or to respond quickly to changing market conditions, or any significant delays in service development or introduction, could cause users to delay or decide against purchases of our services and would have a material and adverse effect on our business, results of operations and financial condition. See "Risk Factors--Our business would be materially and adversely affected if the emerging market for online investment research does not continue to grow."

Customer Service and Network Support

  Multex.com is committed to providing a high level of service and support to its customers. Because our services are available to users 24 hours-a-day, 7 days-a-week, our network support services are likewise continuously available. Customer service is generally available weekdays from 8AM to 6PM (New York time). Inquiries come in through our Web sites and via e-mail and telephone. At December 31, 1998, we had 30 employees engaged in customer service and network support.

System Architecture and Technology

  We believe that our system architecture and proprietary technology provide us with an important competitive advantage. We use only open standard components, including Microsoft Windows NT, Microsoft Internet Information Server, Microsoft SQL Server and Fulcrum Server. The infrastructure of our production site is built to provide continuous availability of service to both contributors and users over Internet and intranet channels. All the critical components of the system are redundant, which allows continuous service in case of unexpected component failure, maintenance and upgrades. Our infrastructure is scalable, allowing us to quickly adjust to our expanding client and research information database.

  Our operations are dependent on our ability to maintain our computer and telecommunications systems in effective working order and to protect our systems against damage from fire, natural disaster, power loss, telecommunications failure or similar events. Although we are currently in the planning stages of acquiring and implementing a redundant back-up, off-site computer system, this measure will not eliminate the significant risk to our operations from a natural disaster or system failure at our principal site. In addition, any failure or delay in the timely transmission or receipt of feeds and computer downloads from our information providers, due to system failure of the information providers, the public network or other failures, could disrupt our operations. See "Risk Factors--Because our business is dependent upon one computer system, we are particularly susceptible to problems caused by system failures, security breaches or other damage to our system."

Competition

  The market for the electronic distribution of investment research and related services is intensely competitive and this competition is expected to continue to increase. We believe that our ability to compete will depend upon many factors both within and beyond our control, including continuing relationships with leading providers of investment research, the timing and market acceptance of new services and enhancements to existing services developed by us and our competitors, ease of use, performance, price, reliability, customer service and support, and sales and marketing efforts. Our competitors vary in size and in the scope and breadth of services offered. Further, we encounter direct and indirect competition from a number of sources, including traditional media, companies that provide investment research (including investment banks and brokerage firms, many of whom have their own Web sites), investment newsletters, personal financial magazines and other Internet providers of either free or subscription research services. In addition, extensive company-specific information, as well as general investment research relating to particular industries, may be obtained, frequently without charge, from public sources, including annual reports, Standard & Poor's company-specific reports and Value Line investment research reports, all of which are available from public libraries and from the companies to which these reports relate, and industry research appearing in financial periodicals.

  We believe that the principal competitive factors in attracting and retaining information providers include the ability to provide full-text, publication-quality research reports electronically on a real-time basis, relationships with institutional investors interested in receiving this research and the flexibility of open architecture systems which enable any computer user with access to a browser to receive research reports regardless of which operating system controls the information provider's computer. We believe that the principal competitive factors in attracting and retaining subscribers include price of the service, the depth, breadth and timeliness of content, the full-text search features available and the ease of use. We believe that the principal competitive factors in attracting advertisers will include the number of subscribers, the demographics of these subscribers and the "pre-qualification" features that can be offered to investment banks and brokerage firms. There can be no assurance that we will be able to compete favorably with respect to these or any other competitive factors.

  Our MultexNET and Multex Research-On-Demand services compete with large and well-established distributors of financial information, including First Call, Investext and I/B/E/S. Our MultexEXPRESS service competes with services provided by in-house management information services personnel and independent systems integrators. Our Multex Investor Network service competes with Web sites that offer personal finance information (e.g., Microsoft Investor and Yahoo! Finance) and Web sites hosted by investment banks and brokerage firms (e.g., DLJ Direct and Prudential Securities) offer a particular firm's research reports online either exclusively to their customers or more generally to the public. Numerous other competitors, including Market Guide, Standard & Poor's, Moody's and others, offer similar investment research-based services that compete, or may in the future compete, directly and indirectly with our services. Many of our existing and prospective competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. As a result, they may be able to respond more quickly to new or emerging technologies and changes in investor requirements, or to devote greater resources to the development, promotion and sale of their services than we can. These competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, subscribers, strategic partners and providers of investment research information. See "Risk Factors--Our business may be adversely affected by competitive pressures."

Intellectual Property

  Our future success will depend, in substantial part, on our intellectual property, and we rely upon copyright, patent, trade secret and trademark laws in the United States and other jurisdictions to protect our proprietary rights. We own copyrights in the computer software and online materials that we have developed or acquired, and currently hold limited licenses to use and distribute software in which third parties own copyrights, including software for electronic document and database management. We have also entered into limited license agreements with some of the investment banks, brokerage firms and other third-party research providers that own the copyrights in research reports that we distribute electronically. We distribute other research reports without the benefit of written licenses with the providers of those reports, solely on the basis of implied licenses that we believe these providers have granted. There can be no assurance that we will be able to maintain our licenses of research content or of third-party software, that we will be able to obtain these licenses in the future on commercially reasonable terms, if at all, that we will be able to continue to distribute those research reports for which we do not have written licenses or that our competitors will not be able to independently develop competing software or on-line materials so as to avoid infringing upon our copyrights. Also, because none of our licenses of third-party software and research content are exclusive, this software and content is and will be available to our current and future competitors. Our failure to protect or secure ownership of, or to maintain licensed rights to use and distribute software and content of others, or the ability of our competitors to obtain rights to distribute the same research reports that we distribute, could have a material and adverse effect on our business, results of operations and financial condition.

  We own three U.S. patents which claim certain aspects of an information delivery system that provides electronic distribution of research documents over the Internet. These patents expire June 4, 2016. We currently have two pending international patent applications designating certain foreign countries corresponding to two of the issued patents. We have also filed patent applications in Canada and the United Kingdom corresponding to the third patent. There can be no assurance that any of our pending patent applications will be allowed, that any patents will be issued to us even if the respective applications have been or will be allowed, or that any patents that are issued to us will not be successfully challenged by others and invalidated through agreements with employees, representatives, advisors and others. We also rely on trade secrets and proprietary know-how for certain unpatented aspects of our business information and technology. To protect such information, we generally require all employees, consultants and licensees to enter into confidentiality agreements limiting the disclosure and use of such information. There can be no assurance that these agreements provide meaningful protection or that they will not be breached, that we will have adequate remedies for any such breach, or that our trade secrets, proprietary know-how, and technological advances will not otherwise become known to others. In addition, there can be no assurance that, despite precautions we have taken, others have not and will not obtain access to our proprietary technology. Further, there can be no assurance that third parties will not independently develop substantially equivalent or better technology or accrue equivalent business information.

  We rely upon and seek to protect the trademarks and service marks that we currently use, and those that we intend to use in the future, through registration in the United States and other jurisdictions. We have been granted United States federal and German registrations for MultexNET, and two MultexNET logos, as trademarks and service marks, and have applied for registration of the same marks in Japan, Taiwan, Hong Kong, the United Kingdom and the European Union. There can be no assurance that any of our pending trademark applications will be allowed or granted and, if they are allowed or granted, that they, or any of the registrations that have already been granted to us, will not be successfully challenged by others and invalidated through administrative process or litigation. We have not yet sought to register, in the United States or elsewhere, other trademarks and service marks that we currently use or intend to use, including MultexEXPRESS, Multex Research-On-Demand, Multex Investor Network and Multex.com. There can be no assurance that our use of and interest in these trademarks and service marks will be subject to any legal protection in any of the jurisdictions in which we now do business or might do business in the future. As our business is dependent on brand recognition in the marketplace, any failure to maintain and protect our trademarks and service marks could have a material and adverse effect on our business, results of operations and financial condition.

  We expect to license some of our proprietary technology to third parties, including in connection with the establishment of our international business operations, which may be controlled by these third parties. While we will attempt to ensure that our proprietary rights will be protected by our business partners, no assurances can be given that these partners will not take actions that could materially and adversely affect the value of our proprietary rights or the reputation of our services and technologies. We currently license some aspects of our text search functionality and relational database technologies from third parties. Our failure to maintain these licenses, or to find a replacement for these technologies in a timely and cost-effective manner, could have a material adverse effect on our business, results of operations and financial condition.

  Legal standards relating to the validity, enforceability and scope of protection of proprietary rights in Internet-related businesses are uncertain and still evolving, and no assurance can be given as to the future viability or value of any of our proprietary rights or other companies within the industry. See "Risk Factors--We are dependent on our intellectual property and face a risk of infringement claims."

Government Regulation

  We are subject, both directly and indirectly, to various laws and governmental regulations relating to our business. There are currently few laws or regulations directly applicable to access to or commerce on commercial online services or the Internet. However, due to the increasing popularity and use of commercial online services and the Internet, it is possible that a number of laws and regulations may be adopted with respect to commercial online services and the Internet. These laws and regulations may cover issues including, for example, user privacy, pricing and characteristics and quality of products and services. Moreover, the applicability to commercial online services and the Internet of existing laws governing issues including, for example, property ownership, libel and personal privacy is uncertain and could expose us to substantial liability. Any new legislation or regulation or the application of existing laws and regulations to the Internet could have a material and adverse effect on our business, results of operations and financial condition.

  As our services are available over the Internet anywhere in the world, multiple jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each of those jurisdictions. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify. It is possible that state and foreign governments might also attempt to regulate our transmissions of content on our Web sites or prosecute us for violations of their laws. There can be no assurance that violations of local laws will not be alleged or charged by state or foreign governments, that we might not unintentionally violate these laws or that these laws will not be modified, or new laws enacted, in the future.

Employees

  At December 31, 1998, we employed 149 persons, of which 57 were in sales and marketing, 30 were in network operations, 24 were in research and development, 21 were in contributor relations and 17 were in accounting, finance and administration. In addition, we retain the services of two independent representatives in Hong Kong to solicit research and information providers. Our future success will depend in substantial part upon our ability to attract and retain highly qualified employees. Competition for this personnel, in particular information technology professionals, is intense, and there can be no assurance that we will be able to retain our senior management or other key employees, or that we will be able to attract and retain additional qualified personnel in the future. Our employees are not represented by any collective bargaining organization and we consider our relations with our employees to be good. See "Risk Factors--We are dependent on our key personnel for our future success."

Facilities

  Our corporate headquarters are located in New York, New York. We lease approximately 20,000 square feet, under a lease which expires in December 2000. We also lease space for our sales and marketing efforts in San Francisco and London. We currently are seeking additional facilities and believe that we will be able to obtain additional space as needed on commercially reasonable terms.

Legal Proceedings

  We are not a party to any material legal proceedings.

                                   MANAGEMENT

Directors, Executive Officers and Key Employees

  Directors, executive officers and other key employees of Multex.com, and their ages as of December 31, 1998, are as follows:

Name                      Age                    Position
----                      ---                    --------
Isaak Karaev(1).........   52 Chairman, President and Chief Executive Officer
James M. Tousignant.....   38 Executive Vice President
Philip Callaghan........   46 Chief Financial Officer
Gregg B. Amonette.......   46 Senior Vice President, Sales and Marketing
John J. Mahoney.........   39 Senior Vice President, Product Development
Mikhail Akselrod........   43 Vice President, Operations
Malcolm Draper, Jr......   46 Vice President, Multex Data Group, Inc.
William Ferguson........   50 Managing Director, International Operations
Eduard Kitain...........   32 Vice President, Software Engineering
Philip Scheps...........   52 Vice President, Finance and Controller
Davis Gaynes(2)(3)......   36 Director
I. Robert Greene(1)(2)..   38 Director
Peter G. LaBonte........   39 Director
Lennert J. Leader.......   43 Director
Milton J.
 Pappas(1)(2)(3)........   70 Director

--------
(1) Member of the Executive Committee.
(2) Member of the Compensation Committee.
(3) Member of the Audit Committee.

  Isaak Karaev co-founded Multex.com in April 1993 and has served as President and Chief Executive Officer and a director of Multex.com since that time. In addition, Mr. Karaev served as Chairman of the board of directors from Multex.com's inception to October 1996 and has served as Chairman of the board of directors since April 1998. Before founding Multex.com, Mr. Karaev was the Senior Vice President for Advanced Systems Development in the Brokerage Services Information Group of ADP, a provider of front-office market data services and back-office processing to the financial services industry, from 1989 to April 1993. Mr. Karaev was named to the board of directors pursuant to an agreement which will terminate upon the completion of the offering. However, he intends to continue to serve on the board of directors following the completion of the offering.

  James M. Tousignant co-founded Multex.com in April 1993 and has served as Multex.com's Executive Vice President since December 1998. Mr. Tousignant served as Multex.com's Senior Vice President from April 1993 to December 1998. Before founding Multex.com, Mr. Tousignant was Senior Director of Sales in the Brokerage Services Information Group of ADP from 1989 to April 1993.

  Philip Callaghan has served as Multex.com's Chief Financial Officer since December 1996. From 1992 to November 1996, Mr. Callaghan was Executive Vice President and Chief Financial Officer of Graff Pay-Per-View, Inc., a distributor of programming to the cable and direct satellite industries in the United States and Europe. He served as the Managing Director of Media Computer Systems Limited, a software developer for the radio and television industries, from 1989 to 1992. From 1987 to 1989, Mr. Callaghan was Financial Director of MTV Europe.

  Gregg B. Amonette has served as Multex.com's Senior Vice President, Sales and Marketing since December 1998, and also served as Multex.com's Vice President, Sales and Marketing from August 1996 to December 1998. From January 1995 to July 1996, Mr. Amonette was Vice President and General Manager of Micrognosis, Inc., a division of CSK Software, Inc. and a provider of bank and brokerage trading-room software and technology. From 1984 to December 1994, Mr. Amonette served in various capacities in the Brokerage Services Information Group of ADP, including most recently as Vice President of Retail Sales.

  John J. Mahoney has served as Multex.com's Senior Vice President, Product Development since December 1998, and also served as Multex.com's Vice President, Product Development from August 1994 to December 1998. Prior to joining Multex.com, Mr. Mahoney was Vice President of Workstation Products in the Brokerage Services Information Group of ADP from 1987 to March 1993.

  Mikhail Akselrod joined Multex.com in April 1993 and has served as Multex.com's Vice President, Operations since April 1997. Prior to joining Multex.com, Mr. Akselrod was an independent software consultant from 1991 to March 1993 and previously was Chief Engineer at R.H. Lytle Co., an independent systems integration consulting firm, from 1989 to 1991.

  Malcolm Draper, Jr. has served as Multex.com's Vice President, Multex Data Group, Inc. since April 1998, and served as Multex.com's Vice President, International Operations from April 1997 to April 1998 and as its Vice President, Operations from May 1995 to April 1997. From March 1994 to April 1995, Mr. Draper was Chief Financial and Administrative Officer of Paresco, Inc., an asset management company. From 1991 to February 1994, he was Manager of Software Development at Quies Corp., a software company.

  William Ferguson has served as Multex.com's Managing Director, International Operations since February 1998. From September 1997 to January 1998, Mr. Ferguson was an independent consultant. From 1989 to September 1997, Mr. Ferguson served as President of Thomson Technical Data Corporation, a division of Thomson Financial Services, Inc. delivering real time fundamental and technical analysis to bond, foreign exchange and derivative professionals.

  Eduard Kitain has served as Multex.com's Vice President, Software Engineering since January 1997 and has held various positions with Multex.com since November 1993. From 1992 to October 1993, Mr. Kitain was a programmer analyst for Cashflow Software, Inc., a software development company.

  Philip Scheps has served as Multex.com's Vice President, Finance and Controller since December 1993. From 1990 to November 1993, Mr. Scheps served as Controller of Harve Benard Ltd., a wholesale and retail apparel company.

  Davis Gaynes has served as a director of Multex.com since February 1997. Since April 1995, Mr. Gaynes has been Executive Vice President for Reuters America Holdings Inc., an affiliate of Reuters which oversees Reuters' main operating businesses in the U.S. Mr. Gaynes currently serves as Executive Vice President of Sales and Marketing of Instinet Corporation, an affiliate of Reuters which provides electronic brokerage services to investment professionals worldwide. He has held various positions at Instinet Corporation since 1984. Reuters America Inc. is a significant stockholder of Multex.com. Mr. Gaynes was named to the board of directors pursuant to an agreement which will terminate upon the completion of this offering.

  I. Robert Greene has served as a director of Multex.com since July 1996. Since January 1999, Mr. Greene has been a General Partner of Chase Capital Partners, a global private equity organization. From August 1994 to December 1998, he was a Principal with Chase Capital Partners. From 1988 to July 1994, Mr. Greene was an Associate, a Director and a Principal of Prudential Equity Investors. Chase Capital Partners is a significant stockholder of Multex.com. Mr. Greene was named to the board of directors pursuant to an agreement which will terminate upon the completion of this offering.

  Peter G. LaBonte has served as a director of Multex.com since April 1998. Mr. LaBonte is Vice President, International Marketing of Reuters, a position he has held since January 1997. From April 1996 to February 1997, he was a Managing Director, Emerging Markets Services of Moody's Investors Services. From March 1995 to April 1996, Mr. LaBonte served as Vice President, Fidelity Brokerage Group of Fidelity Investments. From 1988 to March 1995, he was Vice President, Capital International of Morgan Stanley & Co. Reuters America Inc. is a significant stockholder of Multex.com. Mr. LaBonte was named to the board of directors pursuant to an agreement which will terminate upon the completion of this offering.

  Lennert J. Leader has served as a director of Multex.com since December 1998. Mr. Leader is President of America Online, Inc. Investments. Mr. Leader served as Senior Vice President, Chief Financial Officer and Treasurer of America Online, Inc. ("AOL") from September 1989 until July 1998 and was Chief Accounting Officer from October 1993 until July 1998. Prior to joining AOL, Mr. Leader was Vice President, Finance, of LEGENT Corporation, a computer software and services company, from March 1989 to September 1989. He also served as Chief Financial Officer of Morino, Inc., a computer software and services company, from 1986 to March 1989 and as its Director of Finance from 1984 to 1986. Prior to joining Morino, Inc. in 1984, he was an audit manager at Price Waterhouse. Mr. Leader was named to the board of directors pursuant to an agreement which will terminate upon the completion of this offering.

  Milton J. Pappas served as a director of Multex.com from November 1993 to March 1994, and has served as a director since July 1996. In addition, Mr. Pappas served as Chairman of the board of directors from October 1996 to April 1998. Since 1983, Mr. Pappas has served as Chairman of Euclid Partners Corporation, a management company providing services to various venture capital investment funds, including Euclid Partners III, L.P. and Euclid Partners IV, L.P. (collectively, "Euclid Partners"). Mr. Pappas serves as a director of Netegrity, Inc., a provider of Web security products. Euclid Partners is a significant stockholder of Multex.com. Mr. Pappas was named to the board of directors pursuant to an agreement which will terminate upon the completion of this offering.

Composition of the Board of Directors

  Upon the completion of this offering, we intend to file a Second Amended and Restated Certificate of Incorporation pursuant to which our board of directors will be divided into three classes, each of whose members will serve for a staggered three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Our board of directors have resolved that Messrs. Pappas and Greene will be Class I Directors whose terms expire at the 1999 annual meeting of stockholders. Messrs. LaBonte and Leader will be Class II Directors whose terms expire at the 2000 annual meeting of stockholders. Messrs. Gaynes and Karaev will be Class III Directors whose terms expire at the 2001 annual meeting of stockholders. With respect to each class, a director's term will be subject to the election and qualification of their successors or to their earlier death, resignation or removal.


Board Committees

  The audit committee of the board of directors reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters, including the selection of our independent auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. The members of the audit committee are Messrs. Gaynes and Pappas.

  The compensation committee of the board of directors determines the salaries and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees. The compensation committee also administers our various incentive compensation, stock and benefit plans. The members of the compensation committee are Messrs. Gaynes, Greene and Pappas.

  The executive committee of the board of directors meets periodically with management to advise upon and approve the details of the execution of strategy decided at board meetings, and to consider strategic developments that may arise between the regularly scheduled board meetings. The members of the executive committee are Messrs. Greene, Karaev and Pappas.

Director Compensation

  We do not currently compensate directors for attending meetings of the board of directors or committee meetings of the board of directors, but we do reimburse directors for their reasonable travel expenses incurred in connection with attending these meetings.

  Under the Automatic Option Grant Program of the 1999 Stock Option Plan (as described below under "--1999 Stock Option Plan"), and subject to the last sentence of this paragraph, each individual who is serving as a non-employee member of the board of directors on the date the underwriting agreement is executed and who has not previously been in our employ will receive at that time an option to purchase 12,000 shares of common stock with an exercise price equal to the public offering price set forth on the cover page of this prospectus. Each individual who first joins the board of directors after the completion of this offering as a non-employee member of the board of directors will also receive an option grant for 12,000 shares of common stock at the time of his or her commencement of service on the board of directors, provided such individual has not otherwise been in our prior employ. In addition, at each annual meeting of stockholders, beginning with the 2000 annual meeting, each individual who is to continue to serve as a non-employee member of the board of directors will receive an option to purchase 3,750 shares of common stock, whether or not such individual has been in our prior employ. However, any non-employee member of the board of directors who, directly or indirectly, is a 5% or greater stockholder or is affiliated with or a representative of a 5% or greater stockholder, will not be eligible to receive any options under the Automatic Option Grant Program.

Executive Compensation

  The following table sets forth all compensation earned during the fiscal year ended December 31, 1998 by our Chief Executive Officer and our other four most highly compensated executive officers of whose salaries and bonuses exceeded $100,000 in 1998 (the "Named Executive Officers").

                        Summary Compensation Table

                                                                    Long-Term
                                                       Annual      Compensation
                                                  Compensation(1)     Awards
                                                  ---------------- ------------
                                                                    Securities
                                                                    Underlying
Name and Principal Position                        Salary   Bonus    Options
---------------------------                       -------- ------- ------------
Isaak Karaev..................................... $200,000     --    250,000
 President and Chief Executive Officer
James M. Tousignant..............................  129,942 $90,000    92,500
 Executive Vice President
Philip Callaghan.................................  130,769  90,000    25,000
 Chief Financial Officer
Gregg B. Amonette................................  130,000  90,000    67,500
 Senior Vice President, Sales and Marketing
John J. Mahoney..................................  126,730  75,000    17,500
 Senior Vice President, Product Development

--------

(1) The column for "Other Annual Compensation" has been omitted because there is no compensation required to be reported in that column. The aggregate amount of perquisites and other personal benefits provided to each Named Executive Officer is less than 10% of the total annual salary and bonus of that officer.

                     Option Grants in Last Fiscal Year

  The following table sets forth information regarding options granted to the Named Executive Officers during the fiscal year ended December 31, 1998. We have never granted any stock appreciation rights.

                                      Individual Grants(1)
                         -------------------------------------------------
                                                                           Potential Realizable
                                                                             Value at Assumed
                                                                               Annual Rates
                         Number of    Percent of Total                        Of Stock Price
                         Securities       Options      Exercise                Appreciation
                         Underlying      Granted to     Price               For Option Term(3)
                          Options        Employees       Per    Expiration ---------------------
Name                      Granted        In 1998(2)    Share($)    Date       5%         10%
----                     ----------   ---------------- -------- ---------- --------- -----------
Isaak Karaev............  250,000(4)        25.3%       $5.00    11/29/08  $ 786,118 $ 1,992,178

James M. Tousignant.....   17,500            1.8         7.50     4/23/08     82,542     209,179
                           75,000(4)         7.6         5.00    11/29/08    235,835     597,653

Philip Callaghan........   17,500            1.8         7.50     4/23/08     82,542     209,179
                            7,500            0.8         5.00    12/15/08     23,584      59,765

Gregg B. Amonette.......   17,500            1.8         7.50     4/23/08     82,542     209,179
                           50,000(4)         5.1         5.00    12/15/08    157,224     398,436

John J. Mahoney.........   17,500            1.8         7.50     4/23/08     82,542     209,179

--------

(1) Each option represents the right to purchase one share of common stock. The options shown in this column were all granted pursuant to our 1993 Stock Incentive Plan. The options shown in this table, except as otherwise indicated below, become exercisable at a rate of 25% annually over four years from the date of grant. The options with an exercise price of $7.50 per share were granted on April 24, 1998. The options with an exercise price of $5.00 were granted to Messrs. Karaev and Tousignant on November 30, 1998, and to Messrs. Callaghan and Amonette on December 16, 1998. In addition, the options will vest in the event we are acquired (whether by merger or asset sale) or if any person (other than Mr. Karaev) becomes the owner of more than 50% of our common stock.

(2) In the year ended December 31, 1998, we granted options to employees to purchase an aggregate of 989,000 shares of common stock.

(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent an estimate or projection of our future common stock prices. These amounts represent certain assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

(4) These options vest on the date which is six years following the date of their grant, but may vest earlier if we achieve certain milestones. Specifically, the options will vest earlier with respect to (i) 50% of the shares when total gross revenues in any 12-month period exceed $25.0 million and (ii) the other 50% of the shares when total gross revenues in any 12-month period exceed $40.0 million and we achieve positive earnings before interest, taxes, depreciation and amortization.

   Aggregated Option Exercises In The Year Ended December 31, 1998 And Fiscal
                          Year-End Option Values

  The following table sets forth information concerning options to purchase common stock exercised by the Named Executive Officers during the year ended December 31, 1998 and the number and value of unexercised options held by each of the Named Executive Officers at December 31, 1998.

                                             Number of Securities
                                            Underlying Unexercised     Value of Unexercised
                          Shares                  Options at           In-the-Money Options
                         Acquired              December 31, 1998      at December 31, 1998(1)
                            on     Value   ------------------------- -------------------------
Name                     Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
----                     -------- -------- ----------- ------------- ----------- -------------
Isaak Karaev............ 100,000  $479,000   375,000      250,000    $1,593,750         --
James M. Tousignant.....  18,750     9,000     6,250      117,500        26,875    $110,500
Philip Callaghan........  43,750   239,125       --        81,250           --      241,875
Gregg B. Amonette.......  37,500   190,125       --       130,000           --      268,750
John J. Mahoney.........  75,000    36,000    34,375       45,625       159,813     120,938

--------

(1) There was no public market for the common stock on December 31, 1998. The fair market value on December 31, 1998 was determined by the board of directors to be $4.80 per share.

Employment and Non-Competition Agreements

  None of our executive officers has an employment agreement, although all of our executive officers have entered into agreements that contain non-competition, non-disclosure and non-solicitation restrictions and covenants, including a provision prohibiting these officers from competing with Multex.com during their employment with us and for a period of nine months after termination of their employment with us.

1999 Stock Option Plan

  Multex.com's 1999 Stock Option Plan is intended to serve as the successor equity incentive program to Multex.com's existing 1993 Stock Incentive Plan (the "Predecessor Plan") and will become effective prior to the date of this prospectus. We have reserved for issuance 3,411,375 shares of common stock under the 1999 Stock Option Plan. This initial share reserve is comprised of the shares issuable upon exercise of outstanding stock options granted under the Predecessor Plan plus the remaining share reserve available for option grants under that plan. In addition, the share reserve will automatically be increased on the first trading day of January each calendar year, beginning in January 2000, by a number of shares equal to three percent (3%) of the total number of shares of common stock outstanding on the last trading day of the immediately preceding calendar year, but no such annual increase shall exceed 750,000 shares. However, in no event may any one participant in the 1999 Stock Option Plan receive option grants or direct stock issuances for more than 375,000 shares in the aggregate per calendar year.

  Outstanding options under the Predecessor Plan will be incorporated into the 1999 Stock Option Plan on the date of this prospectus, and no further option grants will be made under the Predecessor Plan thereafter. The incorporated options will continue to be governed by their existing terms, unless the Plan Administrator elects to extend one or more features of the 1999 Stock Option Plan to those options. However, except as otherwise noted below, the outstanding options under the Predecessor Plan contain substantially the same terms and conditions summarized below for the Discretionary Option Grant Program in effect under the 1999 Stock Option Plan.

  The 1999 Stock Option Plan is divided into four separate components:

  . the Discretionary Option Grant Program under which eligible individuals in (including officers, non-employee members of the board of directors and consultants) may, at the discretion of the Plan Administrator, be granted options to purchase shares of common stock at an exercise price determined by the Plan Administrator;

  . the Stock Issuance Program under which eligible individuals may, in the Plan Administrator's discretion, be issued shares of common stock directly, through the purchase of shares at a price determined by the Plan Administrator or as a bonus tied to the performance of services;

  . the Salary Investment Option Grant Program under which executive officers and other highly compensated employees may elect to apply a portion of their base salary to the acquisition of special below-market stock option grants; and

  . the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the grant date.

  The Discretionary Option Grant Program and the Stock Issuance Program will be administered by the compensation committee of the board of directors. The compensation committee, as Plan Administrator, will have complete discretion to determine which eligible individuals are to receive option grants or stock issuances, the time or times when option grants or stock issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The compensation committee will also have the authority to select the executive officers and other highly compensated employees who may participate in the Salary Investment Option Grant Program in the event that program is activated for one or more calendar years, but neither the compensation committee nor the board of directors will exercise any administrative discretion with respect to option grants made under the Salary Investment Option Grant Program or under the Automatic Option Grant Program for the non-employee members of the board of directors. All grants under those two latter programs will be made in compliance with the express provisions of these programs.

  The exercise price for the shares of common stock subject to option grants made under the 1999 Stock Option Plan may be paid in cash or in shares of common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the Plan Administrator may provide financial assistance to one or more participants in the 1999 Stock Option Plan in connection with their acquisition of shares, by allowing individuals to deliver a full-recourse, interest-bearing promissory note in payment of the option exercise price and or direct issue price any associated withholding taxes incurred in connection with that acquisition.

  In the event of an acquisition of Multex.com, whether by merger or asset sale or a sale by the stockholders of more than 50% of the total combined voting power of Multex.com recommended by the board of directors, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation or otherwise continued will automatically accelerate in full, and all unvested shares under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect. The Plan Administrator will have the authority under the Discretionary Option Grant Program to provide that the shares subject to options granted under that program will automatically vest (i) upon an acquisition of Multex.com, whether or not those options are assumed or continued, (ii) upon a hostile change in control of Multex.com effected through a successful tender offer for more than 50% of the outstanding voting stock or by proxy contest for the election of members of the board of directors or (iii) in the event the individual's service is terminated, whether involuntarily or through a resignation for good reason, within a designated period (not to exceed eighteen (18) months) following an acquisition in which those options are assumed or otherwise continued in effect or a hostile change in control. The vesting of outstanding shares under the Stock Issuance Program may be accelerated upon similar terms and conditions. Options currently outstanding under the Predecessor Plan will vest in the event of an acquisition of Multex.com (whether by merger or asset sale) or if any person (other than Mr. Karaev) becomes the owner of more than 50% of the common stock of Multex.com.

  Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program which provide the holders with the election to surrender their outstanding options for an appreciation distribution from us equal to the excess of (i) the fair market value of the vested shares of common stock subject to the surrendered option over (ii) the aggregate exercise price payable for those shares. This appreciation distribution may be made in cash or in shares of common stock. There are currently no outstanding stock appreciation rights under the Predecessor Plan.

  The Plan Administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program (including options incorporated from the Predecessor Plan) in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the common stock on the new grant date.

  In the event the compensation committee elects to activate the Salary Investment Option Grant Program for one or more calendar years, each of our executive officers and other highly compensated employees selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. In return, the individual will automatically be granted, on the first trading day in the calendar year for which the salary reduction is to be in effect, a non-statutory option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of common stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant will be equal to the salary reduction amount. The option will become exercisable in a series of twelve (12) equal monthly installments over the calendar year for which the salary reduction is to be in effect and will be subject to full and immediate vesting upon specified changes in the ownership or control of Multex.com.

  Under the Automatic Option Grant Program, and subject to the last sentence of this paragraph, each individual who is serving as a non-employee member of the board of directors on the date the underwriting agreement is executed and who has not previously been in our employ will receive at that time an option grant for 12,000 shares of common stock with an exercise price equal to the public offering price set forth on the cover page of this prospectus. Each individual who first joins the board of directors after the completion of this offering as a non-employee member of the board of directors will also receive an option grant for 12,000 shares of common stock at the time of his or her commencement of service on the board of directors, provided that the individual has not otherwise been in our prior employ. In addition, at each annual meeting of stockholders, beginning with the 2000 annual meeting, each individual who is to continue to serve as a non-employee member on the board of directors will receive an option grant to purchase 3,750 shares of common stock, whether or not that individual has been in our prior employ. However, any non-employee member of the board of directors who, directly or indirectly, is a 5% or greater stockholder or is affiliated with or a representative of a 5% or greater stockholder, will not be eligible to receive any option grants under the Automatic Option Grant Program.

  Each automatic grant will have an exercise price equal to the fair market value per share of common stock on the grant date and will have a maximum term of ten years, subject to earlier termination following the optionee's cessation of service on the board of directors. Each automatic option will be immediately exercisable; however, any shares purchased upon exercise of the option will be subject to repurchase, at the option exercise price paid per share, should the optionee's service as a non-employee member of the board of directors cease prior to vesting in the shares. The 12,000-share grant will vest in four equal and successive annual installments over the optionee's period of service on the board of directors. Each additional 3,750-share grant will vest upon the optionee's completion of one year of service on the board of directors measured from the grant date. However, each outstanding option will immediately vest upon (i) specified changes in the ownership or control of Multex.com or (ii) the death or disability of the optionee while serving as a member of the board of directors.

  Limited stock appreciation rights will automatically be included as part of each grant made under the Automatic Option Grant and Salary Investment Option Grant Programs and may be granted to one or more of our officers as part of their option grants under the Discretionary Option Grant Program. Options with this limited stock appreciation right may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share equal to the excess of (i) the highest price per share of common stock paid in connection with the tender offer over (ii) the exercise price payable for that share.

  Our board of directors may amend or modify the 1999 Stock Option Plan at any time, subject to any required stockholder approval. The 1999 Stock Option Plan will terminate on the earliest of (i) ten years after the date that the board of directors adopts the 1999 Stock Option Plan, (ii) the date on which all shares available for issuance under the 1999 Stock Option Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with specified changes in control or ownership of Multex.com.

1999 Employee Stock Purchase Plan

  Multex.com has reserved for issuance 750,000 shares of common stock under Multex.com's 1999 Employee Stock Purchase Plan, which will become effective on or about the date of this prospectus. The Employee Stock Purchase Plan is designed to allow eligible employees of Multex.com and participating subsidiaries to purchase shares of common stock, at semi-annual intervals, through their periodic payroll deductions under the Employee Stock Purchase Plan.

  The Employee Stock Purchase Plan will be implemented in a series of successive offering periods, each with a maximum duration of 24 months. However, the initial offering period will begin on the date of this prospectus and will end on or about the last business day in April 2001. The next offering period will commence on the first business day in May 2001, and subsequent offering periods will commence as designated by the Plan Administrator.

  Individuals who are eligible employees on the start date of any offering period may enter the Employee Stock Purchase Plan on that start date or on any subsequent semi-annual entry date (May 1 or November 1 each year). Individuals who become eligible employees after the start date of the offering period may join the Employee Stock Purchase Plan on any subsequent semi-annual entry date within that period.

  Payroll deductions may not exceed 10% of the participant's total cash compensation for each semi-annual period of participation, and the accumulated payroll deductions will be applied to the purchase of shares on the participant's behalf on each semi-annual purchase date (the last business day in April and October each year), at a purchase price per share not less than eighty-five percent (85%) of the lower of (i) the fair market value of the common stock on the participant's entry date into the offering period or (ii) the fair market value on the semi-annual purchase date. In no event, however, may any participant purchase more than 1,500 shares, nor may all participants in the aggregate purchase more than 187,500 shares on any one semi-annual purchase date. Should the fair market value of the common stock on any semi-annual purchase date be less than the fair market value of the common stock on the first day of the offering period, then the current offering period will automatically end and a new offering period will begin, based on the lower fair market value.

  Our board of directors may amend or modify the Employee Stock Purchase Plan following any semi-annual purchase date. The Employee Stock Purchase Plan will terminate on the last business day in April 2009, unless sooner terminated by the board of directors.

Compensation Committee Interlocks and Insider Participation

  The compensation committee of the board of directors consists of Messrs. Gaynes, Greene and Pappas, none of whom has been an officer or employee of Multex.com at any time since our inception. No executive officer of Multex.com serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Prior to the formation of the compensation committee, the board of directors as a whole made decisions relating to the compensation of our executive officers.

  Mr. Gaynes, a member of the compensation committee, serves as Executive Vice President of Reuters America Holdings Inc., an affiliate of Reuters, one of our strategic distributors. Reuters America Inc., an affiliate of Reuters, is one of our significant stockholders. See "Certain Transactions."

                              CERTAIN TRANSACTIONS

Reuters Agreements

  Reuters entered into a strategic distribution relationship with Multex.com in June 1995. An affiliate of Reuters, Reuters America Inc., is one of our significant stockholders. Under the terms of a Software and Reciprocal Data License Agreement, dated June 1, 1995, as amended on September 1, 1996, November 14, 1996 and December 18, 1997 (the "Old Reuters Agreement"), we granted to Reuters a limited, non-exclusive license: (i) to use and distribute some of our technology for production and delivery of research reports to Reuters' customers, (ii) to market and distribute MultexNET research reports to up to 15,000 Reuters' customers and (iii) to market Multex Research-on-Demand service to Reuters' customers. In 1998, Reuters made aggregate payments to us of approximately $1.5 million, which consisted of a $500,000 license fee and payments for consulting and maintenance services.

  On July 15, 1998, we and Reuters entered into a revised agreement (the "New Reuters Agreement"), pursuant to which we renegotiated the terms of our relationship described above. The New Reuters Agreement, which took effect on January 1, 1999, is for a five-year term and is automatically renewable for one-year periods thereafter, unless terminated by either party. Under the terms of the New Reuters Agreement, Multex.com supplies subscribers of the Reuters 3000 product with the ability to access the Multex database via the Reuters Web, an intranet controlled by Reuters that uses Internet technology to retrieve and display data. Both MultexNET and Multex Research-On-Demand are available to Reuters 3000 subscribers on a subscription and pay-per-view basis, respectively. Revenues generated from the use of Multex products via the Reuters Web are shared in accordance with the terms of the New Reuters Agreement. Specifically, Reuters is required to pay us 50% of all revenues generated from the first 20,000 Reuters' customers who subscribe to MultexNET, and 40% of all revenues generated from subscribers in excess of 20,000. In addition, Reuters is required to pay us a royalty payment of 75% of all purchases by Reuters' customers of research reports and information from Multex Research-on-Demand. Over the five year term, Reuters may terminate the agreement if certain subscriber minimums are not met. Beginning on January 1, 2000, Reuters may terminate if the number of subscribers does not exceed 1000. Over the remaining four year period, this minimum number of subscribers increases by 1000 to 1500 each year, reaching a minimum of 5000 by December 31, 2003.

  We believe that the terms of the Old Reuters Agreement are no less favorable than the terms we would have otherwise negotiated with an unaffiliated third party as we entered into the Old Reuters Agreement before an affiliate of Reuters became a stockholder of Multex.com in June 1996. In addition, we believe that the terms of the New Reuters Agreement are no less favorable than the terms we would have otherwise negotiated with an unaffiliated third party.

  Mr. Gaynes, who became a director of Multex.com in May 1997, and Mr. LaBonte, who became a director in April 1998, are both executive officers of Reuters or one of its affiliates.

AOL Agreement

  In March 1998, Multex.com entered into an agreement with AOL, one of our significant stockholders. Pursuant to the terms of the agreement, we secured a position as an anchor tenant for brokerage research on the AOL Personal Finance channel as well as a programming presence on other screens within the AOL service, with links from those locations back to Multex Investor Network. The agreement is for a two-year term and is automatically renewable unless either party gives advance notice of its intention not to renew. In consideration of the anchor tenant position, we paid AOL a carriage fee of $100,000 in 1998 and are obliged to pay a second carriage fee payment of $100,000 in March 1999. In addition, pursuant to the agreement, AOL receives 10% to 25% of both advertising and merchandising revenues from advertisements and sales generated from the Multex Investor Network, with links back to the AOL Network. This revenue share is based on an advertising minimum of $30.00 for each thousand times an advertisement is delivered to a user.

  We believe that the terms of the agreement with AOL are no less favorable than the terms we would have otherwise negotiated with an unaffiliated third party as the parties entered into the agreement before AOL became one of our stockholders in December 1998.

  Mr. Leader, who is one of our directors, is the President of America Online, Inc. Investments, an affiliate of AOL.

Preferred Stock Financings

  In November 1993 and March 1994, respectively, Multex.com sold 25,000 shares of Series A convertible preferred stock to Euclid Partners III, L.P., Isaak Karaev and other investors for an aggregate offering amount of $2,500,000. In November 1994, we sold 36,666 shares of Series B convertible preferred stock to Euclid Partners III, L.P., 77 Capital Partners, L.P., Venture Fund I, L.P. and other investors for an aggregate offering amount of $5,500,000. In 1996, we sold 100,000 shares of Series C convertible preferred stock in various tranches to Chase Venture Capital Associates, L.P., Euclid Partners III and IV, L.P., Reuters America Inc., Softbank Ventures, Inc., 77 Capital Partners, L.P., Venture Fund I, L.P. and other investors for an aggregate offering amount of $15,000,000. In July and August 1997, we sold 55,556 shares of Series D convertible preferred stock to Chase Venture Capital Associates, L.P., Euclid Partners IV, L.P., FGIC Services, Inc., The Fl@tiron Fund, LLC and Reuters America Inc. for an aggregate offering amount of $10,000,000. In December 1998, we sold 80,000 shares of Series E convertible preferred stock to Chase Venture Capital Associates, L.P., Flatiron Associates LLC, The Flatiron Fund 1998/99 LLC, Rader Reinfrank Investors, L.P., America Online, Inc., Prospect Street NYC Discovery Fund, L.P. and Mellon Ventures, L.P. for an aggregate offering amount of $20,000,000. Mr. Karaev is a limited partner of Flatiron Associates LLC. Upon the completion of this offering, all of these outstanding shares of preferred stock will be automatically converted into an aggregate of approximately 14,861,112 shares of common stock.

Stock Options Granted to Executive Officers

  For additional information regarding the grant of stock options to executive officers and directors, see "Management--Director Compensation," "--Executive Compensation," "--1999 Stock Option Plan" and "Principal Stockholders."

Agreements with Underwriters

  BancBoston Robertson Stephens Inc., CIBC Oppenheimer Corp. and Dain Rauscher Wessels have entered into service agreements with Multex.com. The terms of these agreements were negotiated by the parties in arms-length transactions and the agreements were entered into prior to our selection of the underwriters of this offering. Pursuant to their service agreements with us, BancBoston Robertson Stephens and Dain Rauscher Wessels pay us fees for access to our services and software. During a trial period from March 1998 to May 1998, BancBoston Robertson Stephens was entitled to receive up to $50,000 free usage of Multex Research-on-Demand. In accordance with these separate research control agreements, we pay BancBoston Robertson Stephens, CIBC Oppenheimer Corp. and Dain Rauscher Wessels royalties based on a percentage of gross and net revenues from resales of their respective investment research reports. Other underwriters of this offering may have entered into similar agreements with us after the date of this prospectus, or may enter into similar agreements with us from time to time in the future.

Employment of Michael Gavronsky

  In February 1999, Michael Gavronsky became an employee of Multex.com, and serves as Multex.com's Vice President, Application Development. Mr. Gavronsky is the son-in-law of Isaak Karaev, Multex.com's President and Chief Executive Officer. Pursuant to an offer letter dated February 1999, Multex.com granted Mr. Gavronsky a stock option to purchase 30,000 shares of common stock at an exercise price of $9.00 per share. In addition, six months after the commencement of his employment, Mr. Gavronsky may receive an option to purchase 40,000 shares of common stock, subject to satisfactory work performance.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth information with respect to the beneficial ownership of the common stock as of December 31, 1998 (after giving effect to the conversion of convertible preferred stock, and as adjusted to reflect the sale of the shares of common stock offered in this offering) by (i) each person (or group of affiliated persons) who we know to beneficially own 5% or more of the outstanding shares of common stock, (ii) each of our directors and Named Executive Officers and (iii) all of our directors and executive officers as a group. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Multex.com, Inc., 33 Maiden Lane, 5th Floor, New York, New York 10038.

  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 18,112,237 shares of common stock outstanding as of December 31, 1998, and 21,112,237 shares of common stock outstanding after the completion of this offering. In computing the number of shares of common stock subject to options held by that person that are exercisable within 60 days of December 31, 1998, these shares are deemed outstanding for the purpose of determining the percentage ownership of the optionee. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other stockholder.

                                                                Percent
                                                           Beneficially Owned
                                                 Number   --------------------
                                                   of      Before     After
Name of Beneficial Owner                         Shares   Offering Offering(1)
------------------------                       ---------- -------- -----------
Executive Officers and Directors:
Isaak Karaev (2)..............................  1,357,668    7.3%      6.3%
James M. Tousignant (3).......................    228,250    1.3       1.1
Philip Callaghan..............................     43,750      *         *
Gregg B. Amonette (4).........................     43,750      *         *
John J. Mahoney (5)...........................    193,750    1.1       0.9
Davis Gaynes (6)..............................  1,944,444   10.7       9.2
I. Robert Greene (7)..........................  3,042,118   16.8      14.4
Peter G. LaBonte (8)..........................  1,944,444   10.7       9.2
Lennert J. Leader (9).........................    400,000    2.2       1.9
Milton J. Pappas (10).........................  1,840,278   10.2       8.7
All directors and executive officers as a
 group (10 persons) (11)...................... 11,038,452   59.5      51.2
Other 5% Stockholders:
Chase Venture Capital Associates, L.P. (12)...  3,042,118   16.8      14.4
Euclid Partners Corporation (13)..............  1,840,278   10.2       8.7
Multex Voting Trust (14)......................  3,051,125   16.8      14.5
Rader Reinfrank Investors, L.P. (15)..........  1,000,000    5.5       4.7
Reuters America Inc. (16).....................  1,944,444   10.7       9.2
77 Capital Partners, L.P. (17)................  1,000,000    5.5       4.7
Softbank Ventures, Inc. (18)..................  1,083,333    6.0       5.1
Venture Fund I, L.P. (19).....................    916,650    5.1       4.3

--------
 *Less than one percent.

 (1) Multex.com will sell 283,500 additional shares and the over-allotment selling stockholders will sell an aggregate of 166,500 shares as follows: if the over-allotment option is exercised in full, the following stockholders will sell the following number of additional shares: George
     C. Baird, III, 18,000 shares; Thomas V. D'Ambrosio, 3,000 shares; Jane Gavronsky, 25,000 shares; Gregory Ginsburg, 5,000 shares; Isaak Karaev, 70,000 shares; Yefim Karayev, 5,000 shares; Mikhail Kolfman, 10,000 shares; John Mahoney, 7,500 shares; Olympia Romero, 1,000 shares; Philip Scheps, 2,000 shares and James M. Tousignant, 20,000 shares.

 (2) Includes 375,000 shares of common stock issuable upon the exercise of stock options which are exercisable within 60 days of December 31, 1998. Does not include (i) the shares of common stock held by others through the Multex Voting Trust, of which Mr. Karaev is the trustee and (ii) 8,000 shares of common stock held by Flatiron Associates LLC, of which Mr. Karaev is a limited partner. See Note 14 below.

 (3) Includes (i) 12,500 shares of common stock issuable upon the exercise of stock options which are exercisable within 60 days of December 31, 1998 and (ii) 1,500 shares of common stock held by Mr. Tousignant's spouse. Mr. Tousignant disclaims beneficial ownership of the shares held by his spouse.

 (4) Includes 6,250 shares of common stock issuable upon exercise of stock options which are exercisable within 60 days of December 31, 1998.

 (5) Includes 43,750 shares of common stock issuable upon the exercise of stock options which are exercisable within 60 days of December 31, 1998.

 (6) Consists of 1,944,444 shares of common stock held by Reuters America Inc. Mr. Gaynes serves as Executive Vice President of Reuters America Holdings Inc., an affiliate of Reuters America Inc. In this capacity, Mr. Gaynes may be deemed to be the beneficial owner of these shares, although he disclaims beneficial ownership of these shares except to the extent of his pecuniary interest, if any.

 (7) Consists of 3,042,118 shares of common stock held by Chase Venture Capital Associates, L.P., of which Chase Capital Partners is a General Partner. Mr. Greene is a General Partner of Chase Capital Partners. In this capacity, Mr. Greene may be deemed to be the beneficial owner of these shares, although he disclaims beneficial ownership of these shares except to the extent of his pecuniary interest, if any.

 (8) Consists of 1,944,444 shares of common stock held by Reuters America Inc., Mr. LaBonte serves as a Vice President of Reuters, an affiliate of Reuters America Inc. In this capacity, Mr. LaBonte may be deemed to be the beneficial owner of these shares, although he disclaims beneficial ownership of these shares except to the extent of his pecuniary interest, if any.

 (9) Consists of 400,000 shares of common stock held by America Online, Inc. Mr. Leader serves as the President of an affiliate of America Online, Inc., America Online, Inc. Investments. In this capacity, Mr. Leader may be deemed to be a beneficial owner of these shares, although he disclaims beneficial ownership of these shares to the extent of his pecuniary interest, if any. The address of America Online, Inc. is 22000 AOL Way, Dulles, Virginia 20166.

(10) Consists of (i) 1,000,000 shares of common stock held by Euclid Partners III, L.P., of which Mr. Pappas is a General Partner and (ii) 840,278 shares of common stock held by Euclid Partners IV, L.P., of which Mr. Pappas is a General Partner. In these capacities, Mr. Pappas may be deemed to be the beneficial owner of these shares, although he disclaims beneficial ownership of these shares except to the extent of his pecuniary interest, if any.

(11) Includes 437,500 shares of common stock issuable upon exercise of stock options which are exercisable within 60 days of December 31, 1998. See Notes 2 through 15.

(12) Consists of 3,042,118 shares of common stock held by Chase Venture Capital Associates, L.P., of which Chase Capital Partners is the General Partner. Mr. Greene is a General Partner of Chase Capital Partners. In this capacity, Mr. Greene may be deemed to be the beneficial owner of these shares, although he disclaims beneficial ownership of these shares except to the extent of his pecuniary interest, if any. The address for Chase Venture Capital Associates, L.P. is 380 Madison Avenue, 12th Floor, New York, New York 10017.

(13) Consists of (i) 1,000,000 shares of common stock held by Euclid Partners III, L.P. and (ii) 840,278 shares of common stock held by Euclid Partners IV, L.P. Mr. Pappas is a General Partner of each of Euclid Partners III, L.P. and Euclid Partners IV, L.P. In these capacities, Mr. Pappas may be deemed to be the beneficial owner of these shares, although he disclaims beneficial ownership of these shares except to the extent of his pecuniary interest, if any. The address of Euclid Partners Corporation is 45 Rockefeller Plaza, Suite 907, New York, New York 10111.

(14) The Multex Voting Trust, of which Mr. Karaev is the trustee, was created pursuant to a Shareholders' Agreement and Voting Trust (the "Voting Trust Agreement"), dated as of October 31, 1993, and amended as of May 1, 1996, by and among Multex.com, Mr. Karaev and each of the common stockholders of Multex.com except for 125,000 shares of common stock held by Research Data Group, Inc. and 75,000 shares held by a principal of Research Data Group. The Voting Trust Agreement will terminate upon the completion of this offering and the shares of common stock held in trust will be distributed to Mr. Karaev and those stockholders in accordance with their respective ownership of those shares. Mr. Karaev disclaims beneficial ownership of these shares except to the extent of his pecuniary interest, if any.

(15) Consists of 1,000,000 shares of common stock held by Rader Reinfrank Investors, L.P., of which Rader Reinfrank & Co., LLC is a General Partner. Stephen P. Rader is a Managing Member of Rader Reinfrank & Co., LLC. In this capacity, Mr. Rader may be deemed to be the beneficial owner of these shares, although he disclaims beneficial ownership of these shares except to the extent of his pecuniary interest, if any. The address of Rader Reinfrank & Co. LLC is 9465 Wilshire Boulevard, Suite 950, Beverly Hills, California 90212.

(16) Consists of 1,944,444 shares of common stock held by Reuters America Inc. Mr. Gaynes serves as Executive Vice President of Reuters America Holdings Inc., an affiliate of Reuters America Inc. Mr. LaBonte serves as a Vice President of Reuters, an affiliate of Reuters America Inc. In their respective capacities, Messrs. Gaynes and LaBonte may be deemed to be the beneficial owner of these shares, although each disclaims beneficial ownership of these shares except to the extent of his pecuniary interest, if any. The address for Reuters America Inc. is 1700 Broadway, 40th Floor, New York, New York 10019.

(17) Consists of 1,000,000 shares of common stock held by 77 Capital Partners, L.P., of which 77 Capital Corporation is a General Partner. Russell B. Pyne is President of 77 Capital Corporation. In such capacity, Mr. Pyne may be deemed to be the beneficial owner of such shares, although he disclaims beneficial ownership except to the extent of his pecuniary interest, if any. The address for 77 Capital Partners, L.P. is c/o Atrium Capital Corporation, 3000 Sand Hill Road, Building 2, Suite 240, Menlo Park, California 94025.

(18) Consists of 1,083,334 shares of common stock held by Softbank Ventures, Inc., of which Mr. Yoshitaka Kitao is the President and Chief Executive Officer. In this capacity, Mr. Kitao may be deemed to be the beneficial owner of these shares, although he disclaims beneficial ownership of these shares except to the extent of his pecuniary interest, if any. The address for Softbank Ventures, Inc. is 10 Langley Road, Newton Centre, Massachusetts 02159.

(19) Consists of 916,650 shares of common stock held by Venture Fund I, L.P., of which Venture Management I, G.P. is a General Partner. R. Bradford Burnham is a General Partner of Venture Management I, G.P. In this capacity, Mr. Burnham may be deemed to be the beneficial owner of these shares, although he disclaims beneficial ownership of these shares except to the extent of his pecuniary interest, if any. The address for Venture Fund I, L.P. is 295 North Maple Avenue, Room 3361 C1, Basking Ridge,
     New Jersey 07920.

                          DESCRIPTION OF CAPITAL STOCK

  The following description of our securities and various provisions of our Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and our Amended and Restated Bylaws (the "Bylaws") are summaries. Statements contained in this prospectus relating to such provisions are not necessarily complete, and reference is made to the Certificate of Incorporation and the Bylaws that will be in effect upon the completion of this offering, copies of which have been filed with the Securities and Exchange Commission as exhibits to our Registration Statement of which this prospectus constitutes a part. The Certificate of Incorporation and the Bylaws will become effective at the time of completion of this offering.

  Our authorized capital stock will consist of 50,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share, at the time of completion of this offering.

Common Stock

  As of December 31, 1998, there were 3,251,125 shares of common stock outstanding and held of record by stockholders, without giving effect to the conversion of our preferred stock. Based upon the number of shares outstanding as of that date and giving effect to the issuance of the 3,000,000 shares of common stock in this offering and the conversion of our outstanding shares of preferred stock upon the completion of this offering, there will be 21,112,237 shares of common stock outstanding upon the closing of this offering.

  Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably dividends, if any, as may be declared by the board of directors out of legally available funds therefor, subject to any preferential dividend rights of any outstanding preferred stock. Upon the liquidation, dissolution or winding up of Multex.com, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding shares of preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued in consideration for payment thereof, fully paid and nonassessable upon receipt of payment. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. After completion of this offering, there will be no shares of preferred stock outstanding.

Preferred Stock

  As of December 31, 1998, there were 297,222 shares of convertible preferred stock outstanding. We will effect a one-for-two reverse stock split of all of our outstanding shares of common stock prior to the completion of this offering. The 297,222 shares of convertible preferred stock will convert into an aggregate of 14,861,112 shares of common stock after giving effect to the reverse stock split. These shares of convertible preferred stock will no longer be authorized, issued or outstanding after completion of this offering.

  Upon the completion of this offering, the board of directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of that series. We have no present plans to issue any shares of preferred stock. See "--Anti-Takeover Effects of Various Provisions of Delaware Law and Multex.com's Certificate of Incorporation and Bylaws."

Options

  As of December 31, 1998, options to purchase a total of 2,410,625 shares of common stock were outstanding, approximately 2,392,000 of which are subject to lock-up agreements entered into with the underwriters. A total of 3,411,375 shares of common stock have been reserved for issuance under the 1998 Stock Option Plan shares. See "Management--1999 Stock Option Plan" and "Shares Eligible for Future Sale."

Warrant

  As of December 31, 1998, a warrant to purchase 318,050 shares of common stock at an exercise price of $4.80 per share was outstanding. The warrant contains anti-dilution provisions providing for adjustments of the exercise price and the number of shares of common stock underlying the warrant upon the occurrence of specified events, including any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. The warrant provides for registration rights with respect to the common stock issuable upon its exercise, which are described below. See "Shares Eligible for Future Sale."

Registration Rights

  Pursuant to the terms of a registration rights agreement entered into among us and some of our stockholders, after the completion of this offering the holders of 14,861,112 shares of common stock will be entitled to demand registration rights with respect to the registration of these shares under the Securities Act. The holders of 33% or more of these shares are entitled to demand that we register their shares under the Securities Act, subject to various limitations. We are not required to effect more than two registrations pursuant to these demand registration rights. In addition, pursuant to the terms of the stockholders agreement, after the completion of this offering, the holders of 14,861,112 shares of common stock will be entitled to piggyback registration rights with respect to the registration of shares of common stock under the Securities Act. In the event that we propose to register any shares of common stock under the Securities Act, either for our own account or for the account of other security holders. The stockholders having piggyback rights are entitled to receive notice of that registration and are entitled to include their shares in the registration, subject to various limitations described below. Further, at any time after we become eligible to file a registration statement on Form S-3, the stockholders may require us to file one or more registration statements under the Securities Act on Form S-3 with respect to their shares of common stock. The above registration rights are subject to customary conditions and limitations, including the right of the underwriters of an offering to limit the number of shares of common stock held by security holders with registration rights to be included in that registration. We are generally required to bear all of the expenses of all these registrations, except underwriting discounts and commissions. The registration of any of the shares of common stock held by stockholders with registration rights would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of that registration statement.

  The holders of the registration rights described above have waived their rights to register any shares in this Registration Statement of which this prospectus constitutes a part.

Anti-Takeover Effects of Various Provisions of Delaware Law and Multex. com's Certificate of Incorporation and Bylaws

  Following the completion of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to various exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, fifteen percent (15%) or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to Multex.com and, accordingly, may discourage attempts to acquire us.

  In addition, various provisions of our Certificate of Incorporation and Bylaws, which provisions will be in effect upon the completion of this offering and are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

  Classified Board of Directors. Following the completion of this offering, our board of directors will be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. These provisions, when coupled with the provision of the Certificate of Incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a stockholder from voting to remove incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by that removal with its own nominees.

  Stockholder Action; Special Meeting of Stockholders. The Certificate of Incorporation provides that stockholders may not take action by written consent, but only at duly called annual or special meetings of stockholders. The Certificate of Incorporation further provides that special meetings of stockholders may be called only by the Chairman of the board of directors or a majority of the board of directors.

  Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws provide that stockholders who wish to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices, not less than 120 days nor more than 150 days prior to the first anniversary of the date of Multex.com notice of annual meeting for the previous year's annual meeting of stockholders. However, if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 calendar day earlier than or 60 calendar days after the anniversary, notice by the stockholder, to be timely, must be received by us not more than 90 days after the later of (i) 60 days before the annual meeting of stockholders or (ii) the close of business on the 10th day following the date on which notice of the date of the meeting is given to stockholders or made public, whichever occurs first. The Bylaws also specify various requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters for a vote before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

  Authorized But Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without further stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of Multex.com by means of a proxy contest, tender offer, merger or otherwise.

  The Delaware General Corporation Law generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage, or unless the bylaw provision being amended was originally adopted by the board of directors, in which case the amendment requires only the affirmative vote of a majority of the members of the board of directors.

Limitation of Liability and Indemnification Matters

  Our Certificate of Incorporation provides that, except to the extent prohibited by Delaware General Corporation Law, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as directors of Multex.com. Under the Delaware General Corporation Law, the directors have a fiduciary duty to us which is not eliminated by this provision of the Certificate of Incorporation and, in appropriate circumstances, equitable remedies including injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the Delaware General Corporation Law for breach of the director's duty of loyalty, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involve intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware General Corporation Law. This provision also does not affect the directors' responsibilities under any other laws, including the federal securities laws or state or federal environmental laws.

  Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director as follows:

  . for any breach of the director's duty of loyalty to the corporation or its stockholders,

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

  . arising under Section 174 of the Delaware General Corporation Law, or

  . for any transaction from which the director derived an improper personal benefit.

The Delaware General Corporation Law provides further that the indemnification it provides for shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. Our Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law and provides that we will fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that the person is or was a director or officer, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with that action, suit or proceeding.

  We have obtained liability insurance for our officers and directors. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate of Incorporation. We are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Transfer Agent and Registrar

  The transfer agent and registrar for the common stock is American Stock Transfer and Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has not been any public market for Multex.com's common stock, and no prediction can be made as to the effect, if any, that sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

  Upon the completion of this offering, we will have an aggregate of 21,112,237 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of options or a warrant outstanding at December 31, 1998. Of the outstanding shares, the 3,000,000 shares sold in this offering will be freely tradeable, except that any shares held by our "affiliates" (as that term is defined in Rule 144 promulgated under the Securities Act) may be sold only in compliance with the limitations described below. The remaining 18,112,237 shares of common stock will be deemed "restricted securities" as defined under Rule 144 and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. Our directors, executive officers and substantially all of our other stockholders, holding 16,878,879 shares in the aggregate, have agreed that they will not sell, directly or indirectly, any shares of common stock without the prior written consent of BancBoston Robertson Stephens Inc. for a period of 180 days from the date of this prospectus. Subject to these lock-up agreements, the shares of common stock outstanding upon the completion of this offering will be available for sale in the public market as follows:

     Approximate
      Number of
       Shares                             Description
     ----------- -------------------------------------------------------------
      3,766,683  After the date of this prospectus, freely tradeable shares sold in this offering and shares saleable under Rule 144(k)
                 that are not subject to the 180-day lock-up
        244,625  Upon the filing of a registration statement to register for resale shares of common stock issued upon the exercise of
                 stock options, which shares are not subject to the lock-up
        142,050  After 90 days the date of this prospectus, shares saleable under Rule 144 that are not subject to the 180-day lock-up
     12,833,879  After 180 days from the date of this prospectus, the 180-day lockup is released and these shares are saleable under Rule
                 144 (subject, in some cases, to volume limitations), Rule
                 144(k), or pursuant to a registration statement to register for resale shares of common stock issued upon the exercise of stock options
      4,125,000  Over 180 days from the date of this prospectus, restricted securities that are held for less than one year and are not yet saleable under Rule 144

  In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of common stock (approximately 210,000 shares immediately after this offering) or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

  As of December 31, 1998, options to purchase a total of 2,410,625 shares of common stock and a warrant were outstanding, of which 811,596 exercisable. Upon the completion of this offering, we intend to file a registration statement to register for resale the 3,411,375 shares of common stock reserved for issuance under our 1999 Stock Option Plan. That registration statement will become effective immediately upon filing. Accordingly, shares covered by that registration statement will become eligible for sale in the public markets, subject to vesting restrictions or the lock-up agreements with BancBoston Robertson Stephens Inc. Holders of options to purchase 2,392,000 shares of common stock and the holder of a warrant to purchase 318,050 shares of common stock have entered into lock-up agreements.

  We have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of the prospectus, except we may issue, and grant options to purchase, shares of common stock under the 1999 Stock Option Plan. In addition, we may issue shares of common stock in connection with any acquisition of another company if the terms of such issuance provide that the common stock so issued shall not be resold prior to the expiration of the 180-day lock-up period. See "Risk Factors--The future sale of shares of our common stock may negatively affect our stock price."

  Following this offering, under specified circumstances and subject to customary conditions, holders of 16,111,112 shares of common stock will have demand registration rights with respect to their shares of common stock (subject to the 180-day lock-up arrangement described above) to require us to register their shares of common stock under the Securities Act, and they will have rights to participate in any future registration of securities by us. We are not required to effect more than an aggregate of three demand registrations on behalf of these holders. These holders of registration rights are subject to lock-up periods of not more than 180 days following the date of this prospectus or any subsequent prospectus. See "Description of Capital Stock--Registration Rights."

                                  UNDERWRITING

  The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc., CIBC Oppenheimer Corp. and Dain Rauscher Wessels, a division of Dain Rauscher Incorporated (the "Representatives"), have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock set forth below opposite their respective names. The underwriters are committed to purchase and pay for all shares if any are purchased.

                                                                        Number
    Underwriter                                                        of Shares
    -----------                                                        ---------
    BancBoston Robertson Stephens Inc.................................
    CIBC Oppenheimer Corp.............................................
    Dain Rauscher Wessels.............................................
                                                                       ---------
      Total...........................................................
                                                                       =========

  The Representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less
a concession of not in excess of $     per share, of which $     may be
reallowed to other dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

  Over-Allotment Option. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 283,500 additional shares of common stock and the over-allotment selling stockholders (the stockholders listed in footnote 1 to the Principal Stockholders table on page 58) have granted to the underwriters an option, on similar terms, to purchase up to 166,500 additional shares of common stock, to cover over-allotments, if any, at the public offering price less the underwriting discount set forth on the cover page of this prospectus. If the underwriters exercise their over-allotment option to purchase any of the additional 450,000 shares of common stock, the underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof as the number of shares to be purchased by each of them bears to the total number of shares of common stock offered in this offering. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered hereby are being sold. We and the over-allotment selling stockholders will be obligated, pursuant to the over-allotment option, to sell shares to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.

  The following table summarizes the compensation to be paid to the underwriters by Multex.com and the over-allotment selling stockholders who have granted the underwriters this option:

                                                                   Total
                                                            -------------------
                                                             Without    With
                                                      Per     Over-     Over-
                                                     Share  allotment allotment
                                                     -----  --------- ---------
Underwriting Discounts and Commissions
 payable by Multex.com.............................. $       $         $
Underwriting Discounts and Commissions
 payable by the over-allotment selling stockhold-
 ers................................................ $       $         $

  Multex.com estimates expenses payable by us in connection with this offering (other than the underwriting discounts and commissions referred to above) will be approximately $900,000.

  Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters, us and the over-allotment selling stockholders against certain civil liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

  Lock-Up Agreements. Each executive officer and director of Multex.com and substantially all of our other stockholders have agreed, during the period of 180 days after the effective date of this prospectus ("the lock-up period"), subject to specified exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by those holders or with respect to which they have the power of disposition, without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the Representatives and any of our stockholders who have executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

  In addition, we have agreed that during the lock-up period we will not, without the prior written consent of BancBoston Robertson Stephens Inc., subject to certain exceptions, (i) consent to the disposition of any shares held by stockholders subject to lock-up agreements prior to the expiration of the lock-up period or (ii) issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of our common stock upon the exercise of outstanding options or warrants, and the issuance of options under existing stock option and incentive plans provided that those options do not vest prior to the expiration of the lock-up period. See "Shares Eligible for Future Sale."

  The underwriters have advised us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  Prior to this offering, there has been no public market for the common stock. Consequently, the public offering price for the common stock offered by this prospectus will be determined through negotiations among the representatives and us. Among the factors to be considered in such negotiations are prevailing market conditions, certain of our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

  Listing. Application has been made to have the shares of common stock approved for quotation on the Nasdaq National Market under the symbol "MLTX."

  Stabilization. The Representatives have advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934, some persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by such underwriter or syndicate member purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The Representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

  Directed Share Program. The underwriters have reserved up to five percent (5%) of the common stock to be issued by us and offered for sale in this offering, at the initial public offering price, to directors, officers, employees, business associates and persons otherwise connected to Multex.com. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase reserved shares. Any reserved shares which are not purchased will be offered by the underwriters to the general public on the same basis as the other shares offered in this offering.

  Other Agreements. Some of the underwriters are subscribers of our services. See "Certain Transactions--Agreements with Underwriters."

                                 LEGAL MATTERS

  The validity of the common stock offered will be passed upon for us by Brobeck, Phleger & Harrison LLP, New York, New York. Various legal matters in connection with the offering will be passed upon for the underwriters by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

  The consolidated financial statements of Multex.com as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998 appearing in this prospectus and Registration Statement of which this prospectus constitutes a part, and the related consolidated financial statement schedule included elsewhere in this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

  We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1, including exhibits, schedules and amendments filed with this Registration Statement, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in this Registration Statement. For further information with respect to Multex.com, and the shares of our common stock to be sold in this offering, reference is made to this Registration Statement. Complete exhibits have been filed with our Registration Statement on Form S-1.

  You may read and copy any contract, agreement or other document referred to in this prospectus and any portion of our Registration Statement or any other information from our filings at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings, including our Registration Statement, are also available to you on the Securities and Exchange Commission's Web site (http://www.sec.gov).

  As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, and will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Once the common stock is approved for quotation on the Nasdaq National Market, reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

  We intend to furnish our stockholders with annual reports containing audited financial statements, and make available to our stockholders quarterly reports for the first three quarters of each year containing unaudited interim financial information.

                                MULTEX.COM, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors............................................ F-2
Consolidated Balance Sheets as of December 31, 1997 and 1998.............. F-3
Consolidated Statements of Operations for the years ended December 31,
 1996, 1997 and 1998...................................................... F-4
Consolidated Statements of Stockholders' Deficit for the years ended
 December 31, 1996, 1997 and 1998......................................... F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1996, 1997 and 1998...................................................... F-6
Notes to Consolidated Financial Statements................................ F-7

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Multex.com, Inc.

  We have audited the accompanying consolidated balance sheets of Multex.com, Inc. (the "Company") as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Multex.com, Inc. as of December 31, 1997 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

New York, New York

January 29, 1999, except for
   Note 14, as to which the
   date is March   , 1999

                             ---------------------

  The foregoing report is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 14 to the financial statements.

                                          ERNST & YOUNG LLP

New York, New York

February 22, 1999

                                MULTEX.COM, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                    Pro Forma
                                             December 31,          December 31,
                                       --------------------------  ------------
                                           1997          1998          1998
                                       ------------  ------------  ------------
                                                                    (Unaudited)
                                                                    (Note 14)
ASSETS
Current assets:
 Cash and cash equivalents...........  $  2,532,983  $  2,317,675  $  2,317,675
 Marketable securities...............     7,663,585    20,014,680    20,014,680
 Accounts receivable, less allowance
  of $240,000 and $138,000
  in 1997 and 1998, respectively.....     1,813,570     2,447,299     2,447,299
 Other current assets................       259,606       221,184       221,184
                                       ------------  ------------  ------------
 Total current assets................    12,269,744    25,000,838    25,000,838
Property and equipment, net..........     2,161,315     2,843,477     2,843,477
Other................................       302,341       124,078       124,078
                                       ------------  ------------  ------------
 Total assets........................  $ 14,733,400  $ 27,968,393  $ 27,968,393
                                       ============  ============  ============
LIABILITIES AND STOCKHOLDERS'
 (DEFICIT) EQUITY
Current liabilities:
 Accounts payable....................  $    344,901  $    981,905  $    981,905
 Accrued expenses....................     1,091,324     1,599,609     1,599,609
 Deferred revenues...................     1,446,699     2,682,939     2,682,939
 Current portion of long-term debt...     1,053,188           --            --
 Other current liabilities...........       312,783           --            --
                                       ------------  ------------  ------------
 Total current liabilities...........     4,248,895     5,264,453     5,264,453
Other................................           --         58,619        58,619
Commitments (Note 11)
Redeemable preferred stock authorized
 2,000,000 shares:
 Series A redeemable preferred
  stock; $.01 par value,
  $2,500,000 aggregate liquidation
  preference:
  Issued and outstanding--25,000
   shares at December 31, 1997 and
   1998..............................     3,251,303     3,459,696           --
 Series B redeemable preferred
  stock; $.01 par value,
  $5,500,000 aggregate liquidation
  preference:
  Issued and outstanding--36,666
   shares at December 31, 1997 and
   1998..............................     6,850,679     7,294,411           --
 Series C redeemable preferred
  stock; $.01 par value,
  $15,000,000 aggregate liquidation
  preference:
  Issued and outstanding--100,000
   shares at December 31, 1997 and
   1998..............................    16,840,299    18,064,794           --
 Series D redeemable preferred
  stock; $.01 par value,
  $10,000,000 aggregate liquidation
  preference:
  Issued and outstanding--55,556
   shares at December 31, 1997 and
   1998..............................    10,291,743    11,101,685           --
 Series E redeemable preferred
  stock; $.01 par value,
  $20,000,000 aggregate liquidation
  reference:
  Issued and outstanding--80,000
   shares at December 31, 1998.......           --     19,939,452           --
Stockholders' (deficit) equity:
 Preferred stock--$.01 par value:
  Authorized--5,000,000 shares; none
   issued and outstanding
   at December 31, 1997 and 1998.....           --            --            --
 Common stock--$.01 par value:
  Authorized--50,000,000 shares;
   issued and outstanding--
   2,445,000 shares and 3,251,125
   shares at December 31, 1997 and
   1998, respectively, and
   18,112,237 shares on a pro forma
   basis.............................        24,450        32,511       181,122
 Additional paid-in capital..........    (3,313,260)   (3,634,083)   56,077,344
 Accumulated deficit.................   (22,394,473)  (32,137,197)  (32,137,197)
 Deferred compensation...............    (1,052,112)   (1,460,000)   (1,460,000)
 Translation adjustment..............       (14,124)      (15,948)      (15,948)
                                       ------------  ------------  ------------
   Total stockholders' (deficit)
    equity...........................   (26,749,519)  (37,214,717)   22,645,321
                                       ------------  ------------  ------------
   Total liabilities and
    stockholders' (deficit) equity...  $ 14,733,400  $ 27,968,393  $ 27,968,393
                                       ============  ============  ============

       See accompanying notes to consolidated financial statements.

                                MULTEX.COM, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                             Year ended December 31,
                                      ----------------------------------------
                                          1996          1997          1998
                                      ------------  ------------  ------------
Revenues............................. $  2,646,527  $  6,013,766  $ 13,181,589
Cost of revenues.....................      809,380     1,231,692     2,894,563
                                      ------------  ------------  ------------
Gross profit.........................    1,837,147     4,782,074    10,287,026
Operating expenses:
  Sales and marketing................    2,339,110     3,506,935     7,622,348
  Research and development...........    1,414,908     1,600,893     2,180,244
  General and administrative.........    4,552,936     7,836,639     9,385,418
                                      ------------  ------------  ------------
Total operating expenses.............    8,306,954    12,944,467    19,188,010
                                      ------------  ------------  ------------
Loss from operations.................   (6,469,807)   (8,162,393)   (8,900,984)
Other income (expense):
  Gain on sale of equipment..........          --            --        124,796
  Offering expenses (Note 1).........          --            --       (840,781)
  Interest expense...................     (250,175)     (309,769)     (481,997)
  Interest and investment income.....      310,177       434,986       356,242
                                      ------------  ------------  ------------
Net loss.............................   (6,409,805)   (8,037,176)   (9,742,724)
Redeemable preferred stock
 dividends...........................    1,402,788     2,181,472     2,679,445
                                      ------------  ------------  ------------
Net loss available to common
 stockholders'....................... $( 7,812,593) $(10,218,648) $(12,422,169)
                                      ------------  ------------  ------------
Basic and diluted loss per common
 share............................... $      (3.86) $      (4.69) $      (4.36)
                                      ============  ============  ============
Number of shares used in computing
 basic and diluted loss per share....    2,021,919     2,179,261     2,846,963
                                      ============  ============  ============
Pro forma basic and diluted loss per
 share...............................          --            --   $      (0.55)
                                                                  ============
Number of shares used in computing
 pro forma
 basic and diluted loss per share....          --            --     17,708,075
                                                                  ============

       See accompanying notes to consolidated financial statements.

                                MULTEX.COM, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                                                     Accumulated
                           Common Stock    Additional                                   Other
                         -----------------   Paid-in    Accumulated     Deferred    Comprehensive
                          Shares   Amount    Capital      Deficit     Compensation      Loss         Total
                         --------- ------- -----------  ------------  ------------  ------------- ------------
Balance at December 31,
 1995................... 1,963,750 $19,638 $  (863,094) $ (7,947,492)         --           --     $ (8,790,948)
 Net loss...............       --      --          --     (6,409,805)         --           --       (6,409,805)
 Redeemable preferred
  stock dividend........       --      --   (1,402,788)          --           --           --       (1,402,788)
 Exercise of options....   105,625   1,056       1,132           --           --           --            2,188
                         --------- ------- -----------  ------------  -----------     --------    ------------
Balance at December 31,
 1996................... 2,069,375  20,694  (2,264,750)  (14,357,297)         --           --      (16,601,353)
                                                                                                  ------------
 Net loss...............       --      --          --     (8,037,176)         --           --       (8,037,176)
 Translation
  adjustment............       --      --          --            --           --       (14,124)        (14,124)
                                                                                                  ------------
 Comprehensive loss.....       --      --          --            --           --           --       (8,051,300)
                                                                                                  ------------
 Redeemable preferred
  stock dividend........       --      --   (2,181,472)          --           --           --       (2,181,472)
 Stock issued for
  services..............    35,000     350      10,150           --           --           --           10,500
 Exercise of options....   340,625   3,406      45,593           --           --           --           48,999
 Amortization of
  deferred compensation
  relating to stock
  options...............       --      --          --            --        25,107          --           25,107
 Deferred compensation
  related to stock
  options...............       --      --    1,077,219           --    (1,077,219)         --              --
                         --------- ------- -----------  ------------  -----------     --------    ------------
Balance at December 31,
 1997................... 2,445,000  24,450  (3,313,260)  (22,394,473)  (1,052,112)     (14,124)    (26,749,519)
                                                                                                  ------------
 Net loss...............       --      --          --     (9,742,724)         --           --       (9,742,724)
 Translation
  adjustment............       --      --          --            --           --        (1,824)         (1,824)
                                                                                                  ------------
 Comprehensive loss.....       --      --          --            --           --           --       (9,744,548)
                                                                                                  ------------
 Redeemable preferred
  stock dividend........       --      --   (2,679,445)          --           --           --       (2,679,445)
 Exercise of options....   606,125   6,061     143,062           --           --           --          149,123
 Amortization of
  deferred compensation
  relating to stock
  options...............       --      --          --            --       439,672          --          439,672
 Cancellation of stock
  options...............       --      --      (24,898)          --        24,898          --              --
 Deferred compensation
  related to stock
  options...............       --      --      872,458           --      (872,458)         --              --
 Sale of stock and
  issuance of options in
  connection with the
  acquisition of certain
  assets of Multex Data
  Group.................    75,000     750     644,250           --           --           --          645,000
 Issuance of stock in
  connection with the
  acquisition of Multex
  Data Group............   125,000   1,250     623,750           --           --           --          625,000
 Issuance of warrant in
  connection with long-
  term debt.............       --      --      100,000           --           --           --          100,000
                         --------- ------- -----------  ------------  -----------     --------    ------------
Balance at December 31,
 1998 .................. 3,251,125 $32,511 $(3,634,083) $(32,137,197) $(1,460,000)    $(15,948)   $(37,214,717)
                         ========= ======= ===========  ============  ===========     ========    ============

       See accompanying notes to consolidated financial statements.

                                MULTEX.COM, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                           Year ended December 31,
                                     -------------------------------------  ---
                                        1996         1997         1998
                                     -----------  -----------  -----------
Operating activities
Net loss...........................  $(6,409,805) $(8,037,176) $(9,742,724)
Adjustments to reconcile net loss
 to net cash used in operating
 activities:
  Amortization of deferred
   compensation....................          --        25,107      439,672
  Gain on sale of equipment........          --           --      (124,796)
  Depreciation and amortization....    1,096,754    1,368,318    1,433,191
  Amortization of issuance and
   financing costs.................       29,384       40,988      146,569
  Bad debt expense.................      130,000      168,130      138,000
  Stock issued for services........          --        10,500          --
  Changes in operating assets and
   liabilities:
    Accounts receivable............     (798,099)  (1,058,303)    (771,729)
    Other current assets...........      (64,225)     (94,082)      38,422
    Other assets...................      (56,254)      54,063      178,263
    Accounts payable...............     (843,560)    (136,797)     509,304
    Accrued expenses...............      608,251      194,297      508,285
    Deferred revenue...............      798,812      361,637    1,236,240
    Other liabilities..............          --           --        58,619
                                     -----------  -----------  -----------
Net cash used in operating
 activities........................   (5,508,742)  (7,103,318)  (5,952,684)
Investing activities
Purchase of marketable securities..  (12,044,939)  (7,663,585) (21,283,209)
Proceeds from sale of marketable
 securities........................    4,215,304    7,829,635    8,932,114
Proceeds from sale of equipment....          --           --       200,953
Purchase of property and
 equipment.........................   (1,372,224)  (1,111,196)  (1,093,810)
                                     -----------  -----------  -----------
Net cash used in investing
 activities........................   (9,201,859)    (945,146) (13,243,952)
Financing activities
Proceeds from issuances of stock...   15,002,188   10,048,999   20,449,123
Preferred stock issuance costs.....     (164,245)     (54,095)    (100,000)
Proceeds from long-term debt.......    1,231,525      474,667    1,850,000
Repayment of long-term debt........     (564,299)    (805,822)  (2,903,188)
Repayment of short-term debt.......     (327,000)         --           --
Other liabilities..................      177,837       31,224     (312,783)
                                     -----------  -----------  -----------
Net cash provided by financing
 activities........................   15,356,006    9,694,973   18,983,152
Effect of exchange rate changes on
 cash..............................          --       (14,124)      (1,824)
                                     -----------  -----------  -----------
Increase (decrease) in cash and
 cash equivalents..................      645,405    1,632,385     (215,308)
Cash and cash equivalents,
 beginning of year.................      255,193      900,598    2,532,983
                                     -----------  -----------  -----------
Cash and cash equivalents, end of
 year..............................  $   900,598  $ 2,532,983  $ 2,317,675
                                     ===========  ===========  ===========
Supplemental disclosures of cash
 flow information
Noncash investing and financing
 activity:
  Accrued purchases of fixed
   assets..........................  $   210,046  $    46,336  $   127,700
                                     ===========  ===========  ===========
  Fair market value of stock and
   options given in connection with
   the acquisition of certain
   assets of Multex Data Group.....  $       --   $       --   $   345,000
                                     ===========  ===========  ===========
  Fair market value of stock issued
   in connection with the
   acquisition
   of Multex Data Group............  $       --   $       --   $   625,000
                                     ===========  ===========  ===========
  Stock issued for services........  $       --   $    10,500  $       --
                                     ===========  ===========  ===========
Interest paid......................  $   158,277  $   159,705  $   325,181
                                     ===========  ===========  ===========

       See accompanying notes to consolidated financial statements.

                                MULTEX.COM, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


           Years ended December 31, 1996, 1997 and 1998

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Organization

  Multex.com, Inc. (the "Company") is a leading provider of online investment research and information services designed to meet the needs of individual and institutional investors, including investment banks, brokerage firms and corporations.

  The Company was founded in 1993 as the result of the merger of Multex Systems, Inc., a New York corporation, with and into Multex Publisher, Inc., a Delaware corporation, which subsequently changed its name to Multex Systems, Inc. In January 1999, the Company changed its name to Multex.com, Inc.

  During December 1996, the Company commenced the operations of Multex Systems International Inc., a wholly owned subsidiary of the Company, and opened an office in London.

Acquisition

  On February 27, 1998, the Company established a new wholly owned subsidiary, RDG-Multex, Inc. In September 1998, the subsidiary's name was changed to Multex Data Group, Inc. ("Multex Data Group"). Multex Data Group acquired assets (earnings estimate database and related software) of Research Data Group, Inc. in exchange for 49 shares of the common stock (49%) of Multex Data Group on March 27, 1998.

  In connection with the transaction above, the Company issued to a principal of Research Data Group, Inc., 75,000 shares of the Company's common stock at a purchase price of $4.00 per share ($300,000) and a one year option ("One Year Option") to acquire 125,000 shares of the Company's common stock at an exercise price of $5.00 per share. The Company has estimated the fair market value of the 75,000 shares to be approximately $450,000 and has valued the option at approximately $195,000 as of the date of grant using the Black-Scholes option pricing model. The purchase price of the assets acquired was $345,000, the estimated fair market value of the consideration given to a principal of Research Data Group, Inc. (see calculation of fair market value below)

       Fair market value of 75,000 shares sold..................... $ 450,000
       Fair market value of One Year Option........................   195,000
       Less cash consideration received by the Company.............  (300,000)
                                                                    ---------
       Fair market value of consideration given (49 shares of
        Multex Data Group) for assets acquired..................... $ 345,000
                                                                    =========

  On December 15, 1998, the Company acquired the remaining 49% of Multex Data Group in exchange for 125,000 shares of the Company's common stock, which was valued at approximately $625,000. Such value was based on the estimated fair market value of the Company's common stock of $5.00 per share. The purchase price was fully allocated to the earnings estimate database.

  The acquisition has been accounted for by the purchase method of accounting and accordingly, the Company is consolidating the results of operations of Multex Data Group effective March 27, 1998.

Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of Multex.com, Inc. and its wholly owned and majority-owned subsidiaries. All intercompany account balances and transactions have been eliminated.

                                MULTEX.COM, INC.

               Years ended December 31, 1996, 1997 and 1998

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and Cash Equivalents

  The Company considers all highly liquid investments with a maturity of 90 days or less when purchased to be cash equivalents.

Concentration of Credit Risk

  At December 31, 1997 and December 31, 1998, substantially all cash and cash equivalents were held in one bank.

  The Company's customers are concentrated among institutional investors and financial professionals, including mutual fund managers, portfolio managers, brokers and their clients. Except for the customers noted at Note 12, no customers accounted for revenues in excess of 1.5%, 2.7% and 3.6% of total revenues for the years ended December 31, 1996, 1997 and 1998, respectively.The Company performs ongoing credit evaluations, generally does not require collateral and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information; to date, such losses have been within management's expectations.


Marketable Securities

  Marketable securities are classified as available-for-sale. Marketable securities consisted of United States treasury bills with maturities of 360 days or less when purchased and an investment in a money market mutual fund which invests in federal agency notes and government agreements. Marketable securities are carried at fair value, which approximates cost.

Property and Equipment

  Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful life of the asset which ranges from two to five years.

Advertising

  The Company expenses the costs of advertising as incurred. Advertising expense for the years ended December 31, 1996, 1997 and 1998 was approximately $422,000, $732,000 and $2.3 million, respectively.

Revenue Recognition

  Revenues from subscriptions are recognized in equal installments over the term of the subscriptions. Non-subscription revenues from the Multex Research-On-Demand service are recognized upon sale. Revenues from sponsorships are recognized in equal installments over the term of the contract. Revenues from professional services are recognized when the services are accepted by the client. Such services are primarily customization software services which allow the Company's services to interface and function with the customers' existing software platforms.

                                MULTEX.COM, INC.

               Years ended December 31, 1996, 1997 and 1998

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Deferred Revenue

  Deferred revenue represents the unamortized portion of annual subscriptions received in advance, and fees received from customers in advance of performance of services.

Offering Expenses

  Offering expenses represent costs incurred in connection with a proposed financing in 1998. On October 19, 1998, the Company withdrew the registration statement relating to such proposed financing, and accordingly, the offering costs incurred prior to that date were expensed.

Earnings (Loss) Per Share

  In 1997, the Financial Accounting Standards Board (the "FASB") issued Statement No. 128, Earnings per Share, which replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities.

Accounting for Stock-Based Compensation

  In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations with pro forma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company accounts for its stock-based compensation plans in accordance with the provisions of APB 25.

Comprehensive Income

  As of January 1, 1998, the Company adopted FASB Statement No. 130, Reporting Comprehensive Income. Statement No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on the Company's net loss or stockholders' deficit. Statement No. 130 requires unrealized gains or losses on the Company's available-for-sale securities and foreign currency translation adjustments, which prior to adoption were reported separately in stockholders' deficit, to be included in other comprehensive loss.

Segment Information

  Effective January 1, 1998, the Company adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (Statement
131). Statement 131 superseded FASB Statement No. 14, Financial Reporting for Segments of a

                                MULTEX.COM, INC.

               Years ended December 31, 1996, 1997 and 1998

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Business Enterprise. Statement 131 establishes standards for reporting of financial information about operating segments in annual financial statements and requires reporting selected information about operating segments in interim financial reports. The adoption of Statement 131 did not affect the Company's results of operations or financial position. The disclosure of segment information was not required as the Company operates in only one business segment.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. STOCKHOLDERS' EQUITY

Common Stock (see Note 14)

  During 1997, the Company increased the number of authorized shares of its common stock from 14,000,000 shares to 19,000,000 shares. In December 1998, the Company increased the number of authorized shares of its common stock to 50,000,000 shares.

Common Stock Reserved for Issuance

  At December 31, 1997 and 1998, the Company has reserved approximately 13,278,000 shares and 18,397,000 shares, respectively of its common stock for issuance in connection with shares issuable under the Company's stock option plan and the conversion of its redeemable preferred stock.

3. REDEEMABLE PREFERRED STOCK

  The Company has recorded issuance costs of redeemable preferred stock as discounts at issuance and is accreting the discount over the life of the redeemable preferred stock. The Company accrues all cumulative dividends on redeemable preferred stock.

  During 1997, the Company authorized 83,334 shares of $.01 par value Series D convertible preferred stock ("Series D Stock") and issued 55,556 shares of the Series D Stock for $10,000,000. In connection with the issuance of the Series D Stock, the Company incurred issuance costs of approximately $54,000.

  During 1998, the Company authorized 80,000 shares of $.01 par value Series E convertible preferred stock ("Series E Stock") and issued 80,000 shares of the Series E Stock for $20,000,000. In connection with the issuance of the Series E Stock, the Company incurred issuance costs of approximately $100,000.

  The holders of Series C, Series D and Series E Stock are entitled to a liquidation preference over the Series A and Series B Stock. The Series C, Series D and Series E Stock share ratably on a pari passu basis in the event of a liquidation and the Series A and Series B Stock share ratably on a pari passu basis in the event of a liquidation.

  The holders of redeemable preferred stock are entitled to vote upon any matter as to which the holders of common stock are entitled to vote.

                                MULTEX.COM, INC.

               Years ended December 31, 1996, 1997 and 1998

3. REDEEMABLE PREFERRED STOCK (continued)

  The holders of shares of redeemable preferred stock have the right to convert such shares into the number of shares of common stock (adjusted for stock splits) as is obtained by multiplying the number of redeemable preferred shares to be converted by the liquidation preference ($100 for Series A, $150 for Series B and C, $180 for Series D and $250 for Series E) and dividing the result by $1.00 for Series A, $1.50 for Series B and C, $1.80 for Series D, $250 for Series E or by the conversion price, as defined, as last adjusted and in effect.

  In the event the Company completes an underwritten public offering of its common stock (a) at a per share price to the public of not less than $8.00 and
(b) in which the gross proceeds paid by the public are at least $15,000,000, then all outstanding redeemable preferred shares shall automatically be converted into shares of common stock in the manner described in the preceding paragraph.

  In the event the offering is not consummated, the Company will be required to redeem all outstanding shares of redeemable preferred stock on December 31, 2003. In the event of the consolidation or merger of the Company (other than a merger in which the Company is the surviving corporation and which will not result in more than 50% of the capital stock of the Company outstanding immediately after the effective date of such merger being owned of record or beneficially by persons other than the holders of such capital stock immediately prior to such merger), and in the case of a sale of all or substantially all of the properties and assets of the Company as an entirety to any other person, any holder can elect to have any or all of their shares of redeemable preferred stock redeemed. The redemption price for each share of redeemable preferred stock shall be the sum of the liquidation preference plus cumulative unpaid dividends at the rate of 8% per annum on the liquidation preference. No redeemable preferred stock dividends have been declared or paid as of December 31, 1998. At December 31, 1997 and 1998 the total cumulative dividends in arrears is approximately $4,467,000 and $7,146,000, respectively.

  The Company is not authorized to pay or declare any dividends on outstanding common shares unless dividends on all outstanding shares of convertible preferred stock for all past dividend periods have been paid.

                                MULTEX.COM, INC.

               Years ended December 31, 1996, 1997 and 1998

4. EARNINGS PER SHARE

  The following table sets forth the computation of basic and diluted earnings per share:

                                               Year Ended December 31,
                                        ---------------------------------------
                                           1996          1997          1998
                                        -----------  ------------  ------------
Numerator:
  Net loss............................  $(6,409,805) $ (8,037,176) $ (9,742,724)
Redeemable preferred stock dividends..    1,402,788     2,181,472     2,679,445
                                        -----------  ------------  ------------
Numerator for basic and diluted loss
 per share--net loss available for
 common stockholders..................  $(7,812,593) $(10,218,648) $(12,422,169)
                                        ===========  ============  ============
Denominator:
  Denominator for basic and dilutive
   loss per share--weighted average
   shares.............................    2,021,919     2,179,261     2,846,963
                                        ===========  ============  ============
Basic and diluted loss per share......  $     (3.86) $      (4.69) $      (4.36)
                                        ===========  ============  ============

  The following securities have been excluded from the dilutive per share computation as they are antidilutive:

                                                      Year Ended December 31,
                                                   -----------------------------
                                                     1996      1997      1998
                                                   --------- --------- ---------
Redeemable preferred stock--Series A..............    25,000    25,000    25,000
Redeemable preferred stock--Series B..............    36,666    36,666    36,666
Redeemable preferred stock--Series C..............   100,000   100,000   100,000
Redeemable preferred stock--Series D..............       --     55,556    55,556
Redeemable preferred stock--Series E..............       --        --     80,000
Stock options..................................... 1,276,875 2,054,000 2,410,625

  The following table sets forth the computation of pro forma basic and diluted loss per share, assuming conversion of the redeemable preferred shares to shares of common stock on January 1, 1998:

Numerator:
  Net loss available to common stockholders...................... $(12,422,169)
  Redeemable preferred stock dividends...........................    2,679,445
                                                                  ------------
  Numerator for pro forma loss available to common stockholders.. $ (9,742,724)
                                                                  ============
Denominator:
  Weighted average number of common shares.......................    2,846,963
  Assumed conversion of preferred shares to common shares (if
   converted method).............................................   14,861,112
                                                                  ------------
  Denominator for pro forma basic and diluted loss per share.....   17,708,075
                                                                  ============
Pro forma basic and diluted loss per share....................... $      (0.55)
                                                                  ============

                                MULTEX.COM, INC.

               Years ended December 31, 1996, 1997 and 1998


5. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                            December 31,
                                                        ---------------------
                                                           1997       1998
                                                        ---------- ----------
   Computer and telecommunications equipment and
    related software................................... $4,932,499 $6,671,162
   Furniture and fixtures..............................    266,852    302,839
   Leasehold improvements..............................    237,393    237,393
                                                        ---------- ----------
                                                         5,436,744  7,211,394
   Less accumulated depreciation and amortization......  3,275,429  4,367,917
                                                        ---------- ----------
                                                        $2,161,315 $2,843,477
                                                        ========== ==========

6. ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                              December 31,
                                                          ---------------------
                                                             1997       1998
                                                          ---------- ----------
   Payroll and related costs............................. $  170,976 $  298,455
   Accrued vacation......................................    125,000    125,000
   Accrued bonuses.......................................    130,000    132,000
   Royalties.............................................    424,971    597,444
   Other.................................................    240,377    446,710
                                                          ---------- ----------
                                                          $1,091,324 $1,599,609
                                                          ========== ==========

7. SHORT-TERM DEBT

  Short-term debt was payable to three stockholders. The notes bore interest at 8% per annum and were fully repaid during 1996.

8. LONG-TERM DEBT

  The Company had available lines of credit provided by two lenders totaling $3,900,000. At December 31, 1997, total notes of approximately $2,699,000 were issued under the lines of credit. The notes were payable in monthly installments of principal and interest of approximately $75,000 and bore interest ranging from 10% to 12% per annum. The balance of the notes, approximately $1,053,000, was fully repaid in 1998.

  The Company was obligated to pay additional financing costs equal to a minimum of 10% of original amounts advanced under the lines of credit. At December 31, 1997, the Company recorded approximately $313,000 in other liabilities related to such obligation, which was fully paid in 1998.

  In January 1998, the Company entered into agreements with respect to a $1,250,000 term loan and a $1,000,000 revolving line of credit with a bank, whereby it could borrow up to 75% of eligible accounts receivable, as defined therein. Substantially all of the assets of the Company were pledged as collateral for the above obligations. The term loan and the revolving line of credit bore interest at the prime rate plus 2%, as

                                MULTEX.COM, INC.

               Years ended December 31, 1996, 1997 and 1998

8. LONG-TERM DEBT (continued)

defined therein, and the prime rate plus 1%, as defined therein, respectively. The term loan was payable in twenty four monthly installments of approximately $52,000 and was fully repaid in June 1998, and the revolving line of credit was cancelled.

  In October 1998, the Company entered into agreements with respect to a $2,000,000 equipment line and a $4,000,000 revolving credit facility with a bank. The Company may borrow up to 80% of eligible accounts receivable, as defined, in the revolving credit facility, and advances under the equipment line cannot exceed 75% of the net book value of equipment purchased within the last twelve months. Substantially all of the assets of the Company are pledged as collateral for the above obligations. The equipment line and revolving credit facility bear interest at the prime rate plus 1%, as defined.

  The above obligations also provide for, among other things, the maintenance of certain covenants, including a liquidity ratio, leverage ratio and a minimum tangible capital base, as defined. Borrowings under this agreement were repaid in December 1998.

  In connection with the above obligations, the Company granted to the bank a warrant to purchase 318,050 shares of the Company's common stock at $4.80 per share, which was valued at $100,000 based upon the Company's incremental borrowing rate. The warrant expires on December 28, 2003.

9. INCOME TAXES

  Under FASB Statement No. 109, "Accounting for Income Taxes," the liability method is used in accounting for income taxes. Under this method, deferred income tax assets and liabilities result from temporary differences between the income tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable income and deductions in future years.

  At December 31, 1998, the Company had net operating loss carryforwards of approximately $26,200,000 and research and development credits of approximately $700,000 for income tax purposes that expire in 2009 through 2013. The utilization of approximately $15,600,000 and $400,000 of such net operating loss carryforwards and research and development credits, respectively, are subject to an annual limitations of approximately $1,900,000, pursuant to
Section 382 of the Internal Revenue Code. The utilization of net operating loss carryforwards and research and development credits may be subject to further limitations upon the completion of an initial public offering.

  Significant components of the Company's deferred tax assets are as follows:

                                           December 31,
                                     -------------------------
                                        1997          1998
                                     -----------  ------------
         Net operating loss
          carryforward.............. $ 7,423,000  $ 10,483,000
         Research and development
          credits...................     494,000       711,000
         Depreciation and
          amortization..............     565,000       686,000
         Deferred revenue...........     579,000     1,073,000
         Other......................      96,000        55,000
                                     -----------  ------------
                                       9,157,000    13,008,000
         Valuation allowance........  (9,157,000)  (13,008,000)
                                     -----------  ------------
                                     $       --   $        --
                                     ===========  ============

                                MULTEX.COM, INC.

               Years ended December 31, 1996, 1997 and 1998

9. INCOME TAXES (continued)

  Due to the uncertainty of the realization of the tax assets, a valuation allowance has been provided. The valuation allowance was increased by approximately $3,232,000 and $3,851,000 for the years ended December 31, 1997 and 1998, respectively.

  The effective income tax rate differs from the statutory rate as follows:

                                             1996   1997   1998
                                             ----   ----   ----
         Statutory rate..................... (34)%  (34)%  (34)%
         Loss for which no tax benefit was
          provided..........................  33     33     33
         Other..............................   1      1      1
                                             ---    ---    ---
         Effective tax rate.................   0 %    0 %    0 %
                                             ===    ===    ===

10. STOCK OPTIONS

1993 Stock Incentive Plan

  The Company had reserved 2,900,000 shares of the Company's common stock to be issued under its 1993 Stock Incentive Plan (the "Plan"). In 1998, the number of shares reserved for issuance under the Plan was increased to 4,500,000.

  During the years ended December 31, 1997 and 1998, the difference between the estimated fair market value of the Company's common stock and the options' exercise price on the date of grant was determined to be approximately $1,077,000 and $872,000, respectively. This deferred compensation is being amortized for financial reporting purposes over the vesting period of the options and the amount recognized as expense during the years ended December 31, 1997 and 1998 amounted to approximately $25,000 and $440,000, respectively.

  Pro forma information regarding net loss and net loss per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value of the options was estimated at date of grant using a Black-Scholes option pricing model with the following assumptions:

                     Assumptions                    1996     1997     1998
                     -----------                   -------  -------  -------
   Volatility factor of the expected market price
    of the Company's common stock.................   0.558    0.558    0.823
   Average risk-free interest rate................     6.5%     6.1%    5.19%
   Dividend yield.................................     0.0%     0.0%     0.0%
   Average life................................... 4 years  3 years  4 years

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

                                MULTEX.COM, INC.

               Years ended December 31, 1996, 1997 and 1998

10. STOCK OPTIONS (continued)

  The Company's pro forma information is as follows:

                                        1996          1997          1998
                                     -----------  ------------  ------------
   Pro forma net loss available to
    common stockholders............. $(7,816,122) $(10,231,110) $(12,413,223)
   Pro forma basic and diluted loss
    per share....................... $     (3.87) $      (4.69) $      (4.36)

  The following transactions occurred with respect to the Plan:

                                                                       Weighted-
                                                                        Average
                                                          1993 Stock   Exercise
                                                        Incentive Plan   Price
                                                        -------------- ---------
   Outstanding December 31, 1995.......................     931,000       0.02
   Granted during the year.............................     519,000       0.86
   Cancelled during the year...........................     (67,500)     (0.04)
   Exercised during the year...........................    (105,625)     (0.02)
                                                          ---------
   Outstanding December 31, 1996.......................   1,276,875       0.36
   Granted during the year.............................   1,396,000       0.50
   Cancelled during the year...........................    (278,250)     (0.50)
   Exercised during the year...........................    (340,625)     (0.14)
                                                          ---------
   Outstanding December 31, 1997.......................   2,054,000       0.38
   Granted during the year.............................     989,000       5.00
   Cancelled during the year...........................     (26,250)     (1.10)
   Exercised during the year...........................    (606,125)     (0.25)
                                                          ---------
   Outstanding December 31, 1998.......................   2,410,625       2.30
                                                          =========

  Exercise prices for options outstanding as of December 31, 1998 ranged from $.02 to $7.50 per share. In April 1997, the Board of Directors authorized a $0.50 reduction in the exercise price per share for all outstanding options issued with an exercise price of $1.00, with all other terms remaining unchanged. The weighted average fair value of options granted during 1996, 1997 and 1998 was $0.10, $.85, and $4.03, respectively. The weighted average remaining contractual life of those options outstanding as of December 31, 1998 is 7.8 years.

  The number of shares of common stock issuable upon exercise of outstanding stock options that were fully exercisable as of December 31, 1996, 1997 and 1998 were 350,407; 581,313 and 811,596, respectively. The weighted average exercise price of exercisable options as of December 31, 1996, 1997 and 1998 is $0.02, $0.26 and $0.44, respectively.

  The options outstanding under the Plan generally vest in four equal annual installments commencing on the day after the first anniversary of the grant and expire ten years after the date of grant.

                                MULTEX.COM, INC.

               Years ended December 31, 1996, 1997 and 1998

10. STOCK OPTIONS (continued)

Other Stock Options

  During June and December 1996, the Company granted to one of its major customers two options to purchase 833,334 and 833,334 shares, respectively, of the Company's common stock at $3.00 and $4.00 per share, respectively. Such options were valued at $0 on the date of grant using the Black-Scholes option pricing model. The options expired unexercised in December 1996 and June 1997.

11. COMMITMENTS

Operating Leases

  The Company is obligated to make payments under noncancellable operating leases for office space expiring in 2002. The approximate future minimum annual rental payments under these operating leases are as follows:

   1999................................................................ $390,000
   2000................................................................  390,000
   2001................................................................   60,000
   2002................................................................   30,000
                                                                        --------
                                                                        $870,000
                                                                        ========

  Total rental expense for the years ended December 31, 1996, 1997 and 1998 was approximately $306,000, $425,000 and $455,000, respectively.

12. RELATED PARTY TRANSACTIONS, MAJOR CUSTOMERS AND GEOGRAPHICAL CONCENTRATION

  In March 1998, the Company entered into an agreement with an independent third party (the "Third Party") to secure a position as an anchor tenant on the Third Party's Internet site. The agreement is for two years and is automatically renewable unless either party elects not to renew. In 1998 the Company made aggregate royalty payments of approximately $100,000. In December 1998, the Third Party became a Series E stockholder.

  One customer accounted for approximately 31% and 21% of revenues for the years ended December 31, 1996 and 1997, respectively. The same customer accounted for approximately 36% and 31% of accounts receivable at December 31, 1996 and 1997, respectively.

  Another customer accounted for approximately 14%, 16% and 10% of revenues for the years ended December 31, 1996, 1997 and 1998, respectively. The same customer accounted for approximately 15% of accounts receivable at December 31, 1996 and16% at December 31, 1998.

  A third customer accounted for approximately 16% and 11% of revenues for the years ended December 31, 1996 and 1997, respectively.

                                MULTEX.COM, INC.

               Years ended December 31, 1996, 1997 and 1998

12. RELATED PARTY TRANSACTIONS, MAJOR CUSTOMERS AND GEOGRAPHICAL CONCENTRATION (continued)

  A holder of preferred stock entered into a strategic distribution relationship with the Company. As a result the Company granted the preferred stockholder a limited non-exclusive license to use and distribute the Company's technology and products. The preferred stockholder made license payments and payments for consulting and maintenance services which amounted to approximately 14% and 20% of revenues for the years ended December 31, 1996 and 1997, respectively. This preferred stockholder accounted for approximately 26% and 19% of accounts receivable at December 31, 1996 and 1997, respectively.

  The Company derives substantially all of its revenues from customers located within the United States.

13. PENSION PLAN

  The Company established a defined contribution plan (the "Plan") under
Section 401(k) of the Internal Revenue Code. All employees of the Company are eligible to participate in the Plan upon hire. Participants may contribute up to 20% of their eligible earnings, as defined. The Company may decide to make an additional contribution to the Plan on behalf of the Plan participants. No additional contributions have been made by the Company for the years ended December 31, 1996, 1997 and 1998.

14. SUBSEQUENT EVENTS AND PRO FORMA ADJUSTMENTS

Stock Split

  In March 1999, the Company effected a 1-for-2 reverse stock split. All common share information included in the accompanying financial statements has been adjusted to reflect the one-for-two reverse stock split.

Preferred Stock

  In March 1999, the Company authorized the issuance of 5,000,000 shares of preferred stock, par value $0.01 per share.

Pro Forma Financial Information

  Upon the completion of an initial public offering at a per share price to the public of not less than $8.00 and in which the gross proceeds paid by the public are at least $15,000,000, all outstanding redeemable preferred shares will automatically be converted into shares of common stock in the manner described in Note 3. The pro forma balance sheet at December 31, 1998 gives effect to such conversion as if it occurred on that date. The pro forma loss for the year ended December 31, 1998 gives effect to the conversion of such shares as if it occurred on January 1, 1998.

                                 [LOGO] MULTEX.COM

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The expenses, other than underwriting commissions, expected to be incurred by Multex.com in connection with the issuance and distribution of the securities being registered under this Registration Statement are estimated to be as follows:

     SEC registration fee............................................. $ 11,510
     NASD filing fee..................................................    4,640
     Nasdaq National Market listing fee...............................   95,000
     Printing and engraving...........................................  175,000
     Legal fees and expenses..........................................  350,000
     Accounting fees and expenses.....................................  175,000
     Blue sky fees and expenses (including legal fees)................   12,500
     Transfer agent fees..............................................   15,000
     Miscellaneous....................................................   61,350
                                                                       --------
         Total........................................................ $900,000
                                                                       ========

Item 14. Indemnification of Directors and Officers

  The Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate of Incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Registrant has obtained liability insurance for its officers and directors.

  Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

  At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate of Incorporation. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities

  Common Stock. In February 1998, the Registrant established a subsidiary under the name, RDG-Multex, Inc. In September 1998, RDG-Multex changed its name to Multex Data Group, Inc. When the Registrant established RDG-Multex, it issued to a principal of Research Data Group (i) 75,000 shares of the Registrant's common stock in April 1998 at a price per share of $4.00 and (ii) a one-year option to acquire 125,000 shares of the Registrant's common stock at an exercise price of $5.00 per share.

  Until December 1998, the Registrant held 51% of the common stock of Multex Data Group, and Research Data Group held the remaining 49%. On December 15, 1998, the Registrant exercised an option to acquire all of the shares of Multex Data Group's common stock held by Research Data Group in exchange for the issuance of 125,000 shares of the Registrant's common stock.

  Preferred Stock and Warrants. In November 1993 and March 1994, respectively, the Registrant sold 25,000 shares of Series A convertible preferred stock to Euclid Partners III, L.P., Isaak Karaev, 77 Capital Partners, L.P. and other investors for an aggregate offering amount of $2,500,000. Upon the closing of this offering, all of the outstanding shares of Series A convertible preferred stock will convert into an aggregate of 1,250,000 shares of common stock.

  In November 1994, the Registrant sold 36,666 shares of Series B convertible preferred stock to Euclid Partners III, L.P., 77 Capital Partners, L.P., Venture Fund I, L.P. and ADP Financial Information Services, Inc. for an aggregate offering amount of approximately $5,500,000. Upon the closing of this offering, all of the outstanding shares of Series B convertible preferred stock will convert into an aggregate of 1,833,300 shares of common stock.

  In connection with a bridge financing completed by the Registrant in December 1995, January 1996 and February 1996, the Registrant issued to Euclid Partners III, L.P., 77 Capital Partners, L.P. and Venture Fund I, L.P. (collectively, the "Bridge Participants") promissory notes in an aggregate principal amount of $1.1 million and warrants to purchase an aggregate of 131,250 shares of common stock at an exercise price of $0.50 per share. The bridge notes and warrants were subsequently cancelled in connection with the issuance of Series C convertible preferred stock in February 1996.

  In February, April and June 1996, the Registrant sold an aggregate of 100,000 shares of Series C convertible preferred stock to Chase Venture Capital Associates, L.P., Euclid Partners III and IV, L.P., Reuters America Inc., Softbank Ventures, Inc., 77 Capital Partners, L.P., Venture Fund, I, L.P. and other investors for an aggregate offering amount of $15,000,000. In February and April 1996, the Registrant issued to the Bridge Participants, Massachusetts Mutual Life Insurance Company and Alce Partners, L.P., warrants to purchase an aggregate of 2,464,617 shares of common stock at an exercise price of $0.50 per share. In connection with the issuance of Series C convertible preferred stock in June 1996, the common stock purchase warrants were subsequently cancelled pursuant to an automatic termination provision contained in such warrants, which provided for cancellation upon the receipt by the Registrant of an aggregate of $5,000,000 in gross proceeds. Upon the closing of this offering, all of the outstanding shares of Series C convertible preferred stock will convert into an aggregate of 5,000,034 shares of common stock.

  In July and August 1997, the Registrant sold 55,556 shares of Series D convertible preferred stock to Chase Venture Capital Associates, L.P., Euclid Partners IV, L.P., FGIC Services, Inc., The Fl@tiron Fund, LLC and Reuters America Inc. for an aggregate offering amount of $10,000,000. Upon the closing of this offering, all of the outstanding shares of Series D convertible preferred stock will convert into an aggregate of 2,777,778 shares of common stock.

  In October 1998, the Registrant entered into a loan agreement with Fleet National Bank relating to a $2,000,000 equipment line and a $4,000,000 revolving credit facility. In connection with this loan, the Registrant issued to Fleet National Bank a warrant to purchase 6,361 shares of Series D convertible preferred stock at an exercise price of $240 per share. Upon the closing of this offering, all of the shares of Series D convertible preferred stock subject to the warrant will convert into an aggregate of 318,050 shares of common stock at an exercise price of $4.80 per share.

  In December 1998, the Registrant sold an aggregate of 80,000 shares of Series E convertible preferred stock to Chase Venture Capital Associates, L.P., Flatiron Associates LLC, The Flatiron Fund 1998/99 LLC, Rader Reinfrank Investors, L.P., America Online, Inc., Prospect Street NYC Discovery Fund, L.P. and Mellon Ventures, L.P. for an aggregate offering amount of $20,000,000. Upon the closing of this offering, all of the outstanding shares of Series E convertible preferred stock will convert into an aggregate of 4,000,000 shares of common stock.

  Options. The Registrant from time to time has granted stock options to employees. The following table sets forth information regarding such grants during the past three fiscal years:

                                                            Number of  Exercise
                                                             Options    Prices
                                                            --------- ----------
    January 1, 1996 to December 31, 1996...................   519,000       0.50
    January 1, 1997 to December 31, 1997................... 1,396,000       0.50
    January 1, 1998 to December 31, 1998...................   989,000  0.50-7.50

  The above securities were offered and sold by the Registrant in reliance upon exemptions from registration pursuant to either (i) Section 4(2) of the Securities Act of 1933, as transactions not involving any public offering, or
(ii) Rule 701 under the Securities Act of 1933. No underwriters were involved in connection with the sales of securities referred to in this Item 15.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits.

 Number                                Description
 ------                                -----------
  1.1*   Form of Underwriting Agreement.
  3.1+   Amended and Restated Certificate of Incorporation.
  3.2    Form of Second Amended and Restated Certificate of Incorporation to be
         in effect upon the consummation of this offering.
  3.3+   Bylaws.
  3.4    Form of Amended and Restated Bylaws to be in effect upon the consummation of this offering.
  3.5    Form of Certificate of Amendment of Amended and Restated Certificate
         of Incorporation to be in effect immediately prior to the
         effectiveness of this registration statement.
  3.6    Certificate of Amendment of Amended and Restated Certificate of
         Incorporation authorizing change of name to Multex.com, Inc.
  4.1    Specimen common stock certificate.
  4.2    See Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5 for provisions of the
         Certificate of Incorporation and Bylaws of the Registrant defining the rights of holders of Common Stock of the Registrant.
  5.1*   Opinion of Brobeck, Phleger & Harrison LLP.
 10.1+   Sublease, dated August 23, 1995, between International Business
         Machines Corporation and the Registrant.
 10.2+** Interactive Services Agreement, dated as of March 20, 1998, by and between America Online, Inc. and the Registrant.

 Number                                Description
 ------                                -----------
 10.3+**  Distribution and Joint Sourcing Agreement, dated as of June 4, 1996, by and between Bloomberg, L.P. and the Registrant.
 10.4+**  Specialist Data Agreement, dated as of July 15, 1998, by and between
          Reuters Limited and the Registrant.
 10.5     1999 Stock Option Plan.
 10.6     Employee Stock Purchase Plan.
 10.7+    Fourth Amended and Restated Registration Rights Agreement, dated as of December 15, 1998.
 10.8+**  Agreement for Internal Electronic Distribution Services, dated as of
          April 10, 1997, by and between Robertson, Stephens & Company LLC and the Registrant.
 10.9+**  Amendment No.1, dated as of March 9, 1998, to the Agreement for
          Internal Electronic Distribution Services, dated as of April 10,
          1997, by and between Robertson, Stephens & Company LLC and the
          Registrant.
 10.10+   Amendment No. 2, dated as of July 29, 1998, to the Agreement for
          Internal Electronic Distribution Services, dated as of April 10,
          1997, by and between Robertson, Stephens & Company LLC and the
          Registrant.
 10.11+** Amendment No. 3, dated as of September 10, 1998, to the Agreement for
          Internal Electronic Distribution Services, dated as of April 10,
          1997, by and between Robertson, Stephens & Company LLC and the
          Registrant.
 10.12+   Agreement for Electronic Distribution Services, dated as of June 30,
          1998, by and between CIBC Wood Gundy Securities, Inc. and the
          Registrant.
 10.13+** Master Services Agreement, dated as of November 23, 1998, by and between Dain Rauscher Incorporated and the Registrant.
 10.14+   Agreement for Internal Distribution Services, dated as of February
          17, 1998, by and between CIBC Oppenheimer Corp. and the Registrant.
 10.15+   Letter Agreement, dated February 5, 1999, by and between CIBC
          Oppenheimer Corp. and the Registrant.
 11.1     Statement re: Computation of Per Share Earnings.
 21.1+    Subsidiaries of the Registrant.
 23.1*    Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).
 23.2     Consent of Ernst & Young LLP.
 24.1+    Powers of Attorney.
 27.1     Financial Data Schedule for the year ended December 31, 1997.
 27.2     Financial Data Schedule for the year ended December 31, 1998.

--------

  + Previously filed.
  * To be supplied by amendment.

  + Confidential treatment to be requested for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act. Confidential portions of this Exhibit have been filed separately with the Securities and Exchange Commission.

 ** Refiled pursuant to the Registrant's request for confidential treatment of certain portions of this Exhibit, pursuant to Rule 406 promulgated under the Securities Act.

(b) Financial Statement Schedules.

  Report of Independent Public Accountants on Schedule

  Schedule II: Valuation and Qualifying Accounts

Item 17. Undertakings

  The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes:

    (1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424 (b) (1) or (4), or 497 (h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in The City of New York, State of New York, on this 22nd day of February, 1999.

                                         Multex.com, Inc.

                                                     /s/ Isaak Karaev
                                         By____________________________________
                                           Name: Isaak Karaev
                                           Title: President and Chief
                                           Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated on February 22, 1999:

             Signature                      Title(s)

          /s/ Isaak Karaev            President, Chief Executive Officer
------------------------------------   and Chairman of the Board of
            Isaak Karaev               Directors (Principal Executive
                                       Officer)

        /s/ Philip Callaghan          Chief Financial Officer (Principal
------------------------------------   Financial Officer)
          Philip Callaghan

         /s/ Philip Scheps            Vice President, Finance and
------------------------------------   Controller (Principal Accounting
           Philip Scheps               Officer)

                                      Director
               *
------------------------------------
            Davis Gaynes

                                      Director
               *
------------------------------------
          I. Robert Greene

                                      Director
               *
------------------------------------
           Peter LaBonte

                                      Director
               *
------------------------------------
         Lennert J. Leader

                                      Director
               *
------------------------------------
          Milton J. Pappas

       /s/ Isaak Karaev

*By: __________________________

         Isaak Karaev

       Attorney-in-Fact

                         Report of Independent Auditors

To the Board of Directors and Stockholders of Multex.com, Inc.

  We have audited the consolidated financial statements of Multex.com, Inc. as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, and have issued our report thereon dated January 29, 1999 except for Note 14 as to which the date is March , 1999 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                          Ernst & Young LLP

New York, New York

January 29, 1999

                             ---------------------

  The foregoing report is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 14 to the financial statements.

                                          Ernst & Young LLP

New York, New York

February 22, 1999

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                       MULTEX.COM, INC. AND SUBSIDIARIES


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

         COL. A             COL. B                 COL. C                 COL. D      COL. E
------------------------------------------------------------------------------------------------
                                                  Additions
                          Balance at  ---------------------------------
                         Beginning of Charged to Costs Charged to Other             Balance at
      Description           Period      and Expenses       Accounts     Deductions End of Period
------------------------------------------------------------------------------------------------
Year ended December 31, 1998:
Deducted from asset
 account
 Allowance for doubtful
 accounts...............   $240,000       $138,000          $  --        $240,000    $138,000
Year Ended December 31,
 1997:
Deducted from asset
 account
 Allowance for doubtful
 accounts...............   $130,000       $168,130          $  --        $ 58,130    $240,000
Year Ended December 31,
 1996:
Deducted from asset
 account
 Allowance for doubtful
 accounts...............   $    --        $130,000          $  --        $    --     $130,000

                                      S-2